                                                                    EXHIBIT 4.10

CONFORMED COPY

                              AMENDED AND RESTATED
                              FACILITIES AGREEMENT
                                       FOR
                  L412,300,000 SENIOR SECURED CREDIT FACILITIES
                                       FOR
                            PREMIER FINANCING LIMITED
                                   AND OTHERS

            MANDATED LEAD ARRANGERS OF THE AMENDMENT AND RESTATEMENT
                                 J.P. MORGAN PLC
                                       AND
                                BARCLAYS CAPITAL

                    AMENDMENT AND RESTATEMENT UNDERWRITTEN BY
                               JPMORGAN CHASE BANK
                                       AND
                                BARCLAYS BANK PLC

                                      AGENT
                                       AND
                                 SECURITY AGENT
                           J.P. MORGAN EUROPE LIMITED

                                   NORTON ROSE
                                     London

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                                    CONTENTS

CLAUSE                                                 HEADING                                              PAGE
1        Interpretation..............................................................................          1
         1.1      Definitions........................................................................          1
         1.2      Headings...........................................................................         33
         1.3      Construction of certain terms......................................................         33
         1.4      Successors and assigns.............................................................         35

2        The Facilities..............................................................................         36
         2.1      The Term Facilities................................................................         36
         2.2      The Working Capital Facility.......................................................         37
         2.3      Several obligations................................................................         37

3        The Conditions..............................................................................         37
         3.1      Documents and evidence.............................................................         37
         3.2      General conditions precedent.......................................................         37
         3.3      Facility A.........................................................................         37
         3.4      Working Capital Facility...........................................................         38
         3.5      Waiver of conditions precedent.....................................................         38

4        Drawings Under the Facilities...............................................................         38
         4.1      The Term Facilities................................................................         38
         4.2      The Working Capital Facility.......................................................         40
         4.3      Selection of currencies in respect of the Working Capital Facility.................         41
         4.4      The Ancillary Facilities...........................................................         41
         4.5      Limits.............................................................................         43
         4.6      Commitments of Ancillary Facilities Banks..........................................         43
         4.7      Cancellation of Ancillary Facilities...............................................         44
         4.8      Operation of accounts notwithstanding the Security Documents.......................         44
         4.9      Letters of Credit: Drawdown Notice.................................................         44
         4.10     Fronting Bank to act as principal..................................................         45
         4.11     Borrower's authorisation...........................................................         45
         4.12     Working Capital Borrowers' failure to perform......................................         46
         4.13     Deemed cash advance................................................................         47
         4.14     Preservation of Fronting Bank's rights.............................................         47
         4.15     No obligation on Fronting Bank.....................................................         48
         4.16     Defaulting Working Capital Bank....................................................         48
         4.17     Drawings generally.................................................................         49
         4.18     Application of proceeds............................................................         49

5        Interest and Interest Periods...............................................................         49
         5.1      Interest on the Term Advances......................................................         49
         5.2      Interest and fees under the Working Capital Facility...............................         51
         5.3      Interest on overdue amounts........................................................         53
         5.4      Notification of Interest Periods and interest rate.................................         54
         5.5      Reference Bank quotations..........................................................         54

6        Repayment, prepayment, cancellation and reductions..........................................         54

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
         6.1      Repayment of the Facilities........................................................         54
         6.2      Repayment of Working Capital Advances..............................................         55
         6.3      Repayment and discharge of Ancillary Facilities and Letters of Credit..............         56
         6.4      Optional prepayment of all the Banks...............................................         56
         6.5      Optional prepayment of a Bank......................................................         56
         6.6      Mandatory prepayments..............................................................         57
         6.7      Prepayments generally..............................................................         59
         6.8      Voluntary cancellation of the Working Capital Facility.............................         60
         6.9      Mandatory cancellation.............................................................         60
         6.10     Application of disposal proceeds...................................................         60
         6.11     Cash sweep.........................................................................         62
         6.12     Citadel Insurance Company Limited..................................................         62

7        Fees and expenses...........................................................................         63
         7.1      Arrangement, underwriting and agency fees..........................................         63
         7.2      Commitment fees....................................................................         63
         7.3      Expenses...........................................................................         63
         7.4      Value added tax....................................................................         64
         7.5      Stamp and other duties.............................................................         64

8        Payments and Taxes; accounts and calculations...............................................         64
         8.1      No set-off or counterclaim; distribution to the Banks..............................         64
         8.2      Payments by the Banks..............................................................         65
         8.3      Non-Banking Days...................................................................         65
         8.4      Agent may assume receipt...........................................................         65
         8.5      Grossing-up for Taxes..............................................................         65
         8.6      Qualifying Banks...................................................................         66
         8.7      Claw-back of Tax benefit...........................................................         66
         8.8      Bank accounts......................................................................         67
         8.9      Partial payments...................................................................         67
         8.10     Calculations.......................................................................         68
         8.11     Certificates conclusive............................................................         68
         8.12     Effect of European monetary union..................................................         69

9        Representations and warranties..............................................................         69
         9.1      Repeating representations and warranties...........................................         69
         9.2      Non-repeating representations and warranties.......................................         71
         9.3      Repetition.........................................................................         75

10       Undertakings................................................................................         76
         10.1     Information undertakings...........................................................         76
         10.2     General undertakings...............................................................         79
         10.3     Financial undertakings.............................................................         83
         10.4     Conditions subsequent..............................................................         84
         10.5     Hedge Transactions.................................................................         85
         10.6     Negative undertakings..............................................................         86
         10.7     Conduct of the Second Acquisitions.................................................         97
         10.8     Conditions to the Irish Second Acquisition Completion Date.........................         99

11       The Scheme and related matters..............................................................         99
         11.1     The Scheme.........................................................................         99

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
12       Events of Default...........................................................................        100
         12.1     Events of Default..................................................................        100
         12.2     Acceleration.......................................................................        105
         12.3     Demand basis.......................................................................        106
         12.4     Clean-up period....................................................................        106

13       Indemnities.................................................................................        106
         13.1     Miscellaneous indemnities..........................................................        106
         13.2     Currency of account; currency indemnity............................................        107
         13.3     Acquisition finance indemnity......................................................        108
         13.4     ESCB reserve requirements..........................................................        108
         13.5     Environmental Indemnity............................................................        108

14       Unlawfulness, increased costs, alternative interest rates...................................        108
         14.1     Unlawfulness.......................................................................        108
         14.2     Increased costs....................................................................        108
         14.3     Exceptions.........................................................................        110
         14.4     Market disruption; non-availability................................................        110
         14.5     Mitigation.........................................................................        111
         14.6     Non-availability of Optional Currencies............................................        112
         14.7     Replacement of Banks...............................................................        112

15       Set-off and pro-rata payments...............................................................        113
         15.1     Set-off............................................................................        113
         15.2     Pro-rata payments..................................................................        114
         15.3     No release.........................................................................        115
         15.4     No charge..........................................................................        115
         15.5     Other transactions.................................................................        115
         15.6     Sharing under Working Capital Facility and the Ancillary Facilities................        115

16       Assignment, substitution and lending offices................................................        116
         16.1     Benefit and burden.................................................................        116
         16.2     No assignment by the Borrowers.....................................................        117
         16.3     Substitution.......................................................................        117
         16.4     Reliance on Substitution Certificate...............................................        118
         16.5     Authorisation of Agent.............................................................        118
         16.6     Construction of certain references.................................................        118
         16.7     Lending offices....................................................................        118
         16.8     Disclosure of information..........................................................        119
         16.9     Details of novations...............................................................        119
         16.10    No additional amounts..............................................................        120
         16.11    The Register.......................................................................        120
         16.12    Bank Affiliates....................................................................        121

17       Appointment of Agent and Security Agent.....................................................        121
         17.1     Appointment........................................................................        121
         17.2     Agent's and Security Agent's actions...............................................        122
         17.3     Agent's duties.....................................................................        123
         17.4     Agent's and Security Agent's rights................................................        123
         17.5     No liability of Arrangers, Security Agent and Agent................................        124
         17.6     Non-reliance on Arrangers, Security Agent or Agent.................................        125

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
         17.7     No responsibility on Arrangers, Security Agent or Agent for certain matters........        125
         17.8     Reliance on documents and professional advice......................................        127
         17.9     Other dealings.....................................................................        127
         17.10    Rights of Agent and Security Agent as Bank; no partnership.........................        127
         17.11    Amendments and waivers.............................................................        127
         17.12    Reimbursement and indemnity by Banks...............................................        129
         17.13    Retirement of Agent and Security Agent.............................................        129
         17.14    Change of Reference Banks..........................................................        130
         17.15    Declaration of trust...............................................................        131
         17.16    Perpetuities.......................................................................        132
         17.17    Powers and duties of the Security Agent as trustee of the security.................        132
         17.18    All enforcement action through the Security Agent..................................        134
         17.19    Co-operation to achieve agreed priorities of application...........................        134
         17.20    Indemnity from Trust Property......................................................        134
         17.21    Finance Parties to provide information.............................................        134
         17.22    Ancillary Facilities Liabilities...................................................        135
         17.23    Underwriters and Documentation Agent...............................................        135
         17.24    Security Agent as joint creditor...................................................        135
         17.25    Security Agent's rights as joint creditor..........................................        135

18       Decisions of Banks and Agent................................................................        136
         18.1     Obligations several................................................................        136
         18.2     Interests several..................................................................        136
         18.3     Majority Banks.....................................................................        136
         18.4     Banks acting together..............................................................        137

19       Cash Collateral Accounts....................................................................        137
         19.1     Applications and withdrawals.......................................................        137
         19.2     Security over Cash Collateral Accounts.............................................        137
         19.3     Interest and broken deposits.......................................................        137
         19.4     Application of surplus cash collateral following Enforcement Date..................        138

20       Matters concerning the Borrowers............................................................        138
         20.1     Additional Borrowers: UK resident Subsidiary.......................................        138
         20.2     Additional Borrowers: Non-UK resident Subsidiary...................................        138
         20.3     Notice.............................................................................        139
         20.4     Cessation..........................................................................        139
         20.5     Indemnity..........................................................................        140
         20.6     Newco 2 as Borrowers' agent........................................................        140
         20.7     Amendments binding.................................................................        140
         20.8     Obligations unconditional..........................................................        140
         20.9     Obligations several................................................................        141

21       Notices and other matters...................................................................        141
         21.1     Address for notice.................................................................        141
         21.2     Notice to Agent....................................................................        143
         21.3     No implied waiver, remedies cumulative.............................................        143
         21.4     Counterparts.......................................................................        143
         21.5     Conflicts..........................................................................        143
         21.6     Communications indemnity...........................................................        144

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
         21.7     Notice of the end of the Finance Period............................................        144
         21.8     Third party rights.................................................................        144

22       Governing law and jurisdiction..............................................................        145
         22.1     Law................................................................................        145
         22.2     Submission to jurisdiction.........................................................        145
         22.3     Agent for service of process.......................................................        145


Schedule 1 The Banks and their Commitments...........................................................        146

Schedule 2 Forms of Drawdown (and other) Notices.....................................................        151
         Part A - Facility A and Facility B..........................................................        151
         Part B - The Working Capital Facility.......................................................        152

Schedule 3 Documents and evidence required as conditions precedent to the Irish Second Acquisition...        153

Schedule 4 Calculation of Additional Cost............................................................        155

Schedule 5 Form of Substitution Certificate..........................................................        158
         Part A (single transfers)...................................................................        158
         Part B (global form)........................................................................        163

Schedule 6 The Group as at the Second Effective Date.................................................        167

 Schedule 7 Structure Chart..........................................................................        171

Schedule 8 Financial undertakings, Margin and commitment commission adjustment and accounting terms..        173

Schedule 9 Form of Accession Certificate.............................................................        181

Schedule 10 Form of Director's Certificate...........................................................        183

Schedule 11 Form of Annual Auditor's Report..........................................................        184

Schedule 12 Terms of Indemnity in relation to Letters of Credit......................................        186

Schedule 13 Part A  [Not restated]...................................................................        189
         Part B [Not restated].......................................................................        190

Schedule 14 Hicks Muse's fees........................................................................        191

Schedule 15 Other Finance Parties....................................................................        192

THIS AGREEMENT is dated 10 August 1999, amended on 20 August 1999 and 5 November 1999, amended and restated with effect from the Second Effective Date and further amended on 30 October 2003 and 17 November 2003 and made BETWEEN:

(1)   PREMIER FINANCING LIMITED as Newco 2 and a Borrower;

(2) J.P. MORGAN PLC and BARCLAYS CAPITAL (the Investment Banking Division of Barclays Bank PLC) as Amendment Arrangers;

(3)   JPMORGAN CHASE BANK and BARCLAYS BANK PLC as Amendment Underwriters;

(4)   THE PERSONS whose names and addresses are set out in schedule 1 as Banks;

(5) THE BANKS AND FINANCIAL INSTITUTIONS whose names and capacities are set out in schedule 15; and

(6)   J.P. MORGAN EUROPE LIMITED as the Agent and the Security Agent.

IT IS AGREED as follows:

1     INTERPRETATION

1.1   DEFINITIONS

      In this Agreement, unless the context otherwise requires:

      "ACCESSION CERTIFICATE" means a certificate substantially in the form of schedule 9;

      "ACCOUNTANTS' REPORT" means the report compiled or to be compiled by PricewaterhouseCoopers and addressed to the Finance Parties in connection with the Acquisition;

      "ACQUISITION" means the acquisition by Newco 2, Cayman 1 and Cayman 2 of the Target pursuant to the Scheme;

      "ACQUISITION PARTIES" means Newco 2, Newco 1, Cayman 1, UK Topco and the Second Purchasers;

      "ACT" means the Companies Act 1985;

      "ACTING IN CONCERT" has the meaning given to that term in the Code;

      "ADDITIONAL COST RATE" has the meaning given to it in schedule 4;

      "ADDITIONAL COST" means the percentage rate per annum calculated by the Agent in accordance with schedule 4;

      "ADVANCE" means any Term Advance and any Working Capital Advance or any of them;

      "AFFILIATE" in relation to any person means a Subsidiary or a Holding Company of that person and any other Subsidiary of a Holding Company of that person;

      "AGENT" means J.P. Morgan Europe Limited of 125 London Wall, London EC2Y 5AJ acting in its capacity as agent for the Banks or such other person as may be appointed agent for the Banks pursuant to clause 17.13;

      "AMENDMENT ARRANGERS" means J.P. Morgan plc of 125 London Wall, London EC2Y 5AJ and Barclays Capital of 5 The North Colonnade, Canary Wharf, London E14 4BB;

      "AMENDMENT UNDERWRITERS" means JPMorgan Chase Bank of 125 London Wall, London EC2Y 5AJ and Barclays Bank PLC of 54 Lombard Street, London;

      "ANCILLARY COMMITMENT" means in relation to an Ancillary Facilities Bank, the maximum amount (net of cash) from time to time of the Ancillary Facilities to be made available by the Ancillary Facilities Bank which has been authorised as such under clause 4.4 to the extent not cancelled under this Agreement;

      "ANCILLARY FACILITIES" means the facilities made available in accordance with clause 4.4 and the Ancillary Facilities Letters;

      "ANCILLARY FACILITIES BANKS" means those persons (subject to clause 16.6, each being a Bank) which shall at any relevant time agree to make available Ancillary Facilities in accordance with clause 4.4;

      "ANCILLARY FACILITIES BORROWERS" means Newco 2 and those wholly-owned Subsidiaries of Newco 2 which are Charging Subsidiaries and which in each case accede to this Agreement as "Ancillary Facilities Borrowers" pursuant to clause 20 and an "ANCILLARY FACILITIES BORROWER" means any of them;

      "ANCILLARY FACILITIES LETTER" means each of the letters entered into, or to be entered into, between an Ancillary Facilities Bank and any Ancillary Facilities Borrower setting out the terms and conditions on and subject to which the Ancillary Facilities are made available and "ANCILLARY FACILITIES LETTERS" means all of them;

      "ANCILLARY FACILITIES LIABILITIES" means, in respect of any one or more of the Ancillary Facilities Banks at any relevant time, the aggregate amount (if any, calculated (save where the context otherwise requires) on a net basis) of the liabilities of the Ancillary Facilities Borrowers (actual or contingent and whether as principal or surety, provided that there shall be no double-counting of the liabilities of any Ancillary Facilities Borrower as surety for the liabilities of another Ancillary Facilities Borrower as principal) outstanding in respect of the Ancillary Facilities made available by such Ancillary Facilities Bank(s) and any reference to, or question as to, the "AMOUNT OF THE ANCILLARY FACILITIES LIABILITIES" at any time means the amount of such liabilities at such time as calculated by the Ancillary Facilities Bank(s) in good faith in accordance with its (or their respective) usual practices in relation to such facilities For the avoidance of doubt (and without limitation) for the purposes of clause
      15.6 the
      amount of the Ancillary Facilities Liabilities owing to an Ancillary Facilities Bank shall be calculated on a net basis irrespective of whether such Ancillary Facilities Bank is able to apply any credit balance which it holds against any debt balance;

      "ANNOUNCEMENT DATE" means 14 May 1999;

      "ANNUAL BUDGET" means, in respect of each financial year of the Group, a budget for such succeeding financial year containing such information as Newco 2 and the Agent may from time to time agree (acting reasonably) and including specifically, but without limitation:

      (a)   (i)    a consolidated profit (or loss) forecast, and

            (ii)   a consolidated cashflow forecast (including Capital
                   Expenditure),

            (in each case) in respect of each month in such financial year and in respect of such financial year to date prepared down to the end of such month;

      (b) a projected consolidated balance sheet as at the end of each month in such financial year; and

      (c) a commentary on such business plan and budget (including material Capital Expenditure and cost savings);

      "APPROPRIATE ACCOUNTING PRINCIPLES" means (i) the accounting principles, policies, standards, practices and bases stated in the audited consolidated financial statements of the Target Group for the year ending 31 December 1998 (being generally accepted in the United Kingdom or (ii) where any change in (i) has been agreed under clause 10.6(p), such accounting principles, standards, practices and bases as have been so agreed;

      "APPROVED BANK" means each Bank and any bank which is an authorised banking institution under applicable local law and which has waived in writing in a form satisfactory to the Agent (acting reasonably) any rights of set-off which it may have in respect of the account of any member of the Group held with it;

      "ARRANGERS" means the Original Arrangers and the Amendment Arrangers;

      "ASSET SALE" means the disposal of substantially all of the assets and undertaking of the Group (whether by way of a share sale or otherwise) to a single purchaser or to one or more purchasers as part of a single transaction or related transactions;

      "AUDITORS" means the auditors for the time being of Newco 2 or, if such auditors are unable or unwilling to provide any certificate or take any other action contemplated by this Agreement, any one of the chartered accountants Deloitte Touche Tohmatsu, Ernst & Young, KPMG or PricewaterhouseCoopers (each a "BIG 4 FIRM") as may be selected by Newco 2 after consultation with the Agent;

      "AVAILABLE COMMITMENT" means, in relation to a Bank in respect of any Tranche or (as applicable) any Facility at any time, its Commitment in respect of such Tranche or (as applicable) Facility at such time less the aggregate Sterling Amount of its Contribution in respect of such Tranche or (as applicable) Facility at that time and (in the case of the Working Capital Facility) less its Ancillary Commitment (if any) at such time;

      "AVAILABLE FACILITY AMOUNT" means, at any time and in respect of any Tranche or Facility, the aggregate of the Available Commitments of all the Banks in respect of such Tranche or (as applicable) Facility at such time, but so that, as at the Drawdown Date of any Working Capital Advance, such resulting amount shall be adjusted by (i) deducting any cancellation of or reduction in the Total Commitments in respect of the Working Capital Facility which will occur during the Maturity Period of such Working Capital Advance, (ii) increased by the amount of Working Capital Advances which are due to be repaid on or prior to such Drawdown Date and (iii) reduced by deducting the amount of any Working Capital Advances previously requested to be made on such Drawdown Date;

      "BACS DOCUMENTS" means the documents evidencing the BACS facilities from time to time made available to the Borrowers by the Ancillary Facilities Banks;

      "BANK AFFILIATE" means (A) with respect to any person (other than a fund), any other person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such first person, where a person shall be deemed to have control of a corporation if such person possesses directly or indirectly, the power to (1) vote 50 per cent. or more of the securities having ordinary voting power for the election of directors of such corporation or (2) direct or cause the direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract or otherwise or (B) with respect to any person that is a fund, any other fund which is advised or managed by the same investment adviser or an Affiliate of that investment advisor;

      "BANKING DAY" means:

      (a)   when EURIBOR is to be determined, a TARGET Day;

      (b) in relation to a date for the payment or purchase of euro, a TARGET Day; and

      (c) for all other purposes a day other than (Saturday, Sunday or a public holiday) on which banks are open for business in London and (in the case of interest rate fixing and payments in relation to Optional Currencies or National Currency Units) in the principal financial centre in the jurisdiction of the Optional Currency or National Currency Unit concerned;

      "BANKS" means the Facility A Banks, the Facility B Banks, the Working Capital Banks and the Ancillary Facilities Banks and "BANK" means any of them;

      "BARCLAYS CAPITAL" means Barclays Capital, the investment banking division of Barclays Bank PLC;

      "BOND AND FLOATING CHARGES" means the bonds and floating charges in the agreed form entered into, or to be entered into by each of Premier Brands Limited, Melrose Limited, Ridgways Limited and Robert Wilson & Sons (Est.
      1849) Limited in favour of the Security Agent;

      "BORROWED MONEY" means, in respect of any person, Indebtedness in respect of (without double counting) (i) money borrowed or debit balances at banks, (ii) any bond, note, loan stock, debenture or similar debt instrument, (iii) acceptance or documentary credit facilities, (iv) receivables sold or discounted (otherwise than on a non-recourse basis to the relevant person), (v) deferred payments for assets or services acquired (other than current trade liabilities and accrued expenses incurred in the ordinary course of business), (vi) Finance Leases, (vii) (except in clause 12.1(e) and schedule 8) Derivatives Transactions, (viii) any other transaction (including without limitation forward sale or purchase agreements) having the commercial effect of a borrowing or of any of (ii) to (vii) above and (ix) guarantees in respect of Indebtedness of any person falling within any of (i) to (viii) above;

      "BORROWER SECURITY DOCUMENTS" means those of the Security Documents to which a Borrower is party;

      "BORROWERS" means Newco 2 and (subject to their respective accessions) the Working Capital Borrowers and the Ancillary Facilities Borrowers;

      "BUDGETED CAPITAL EXPENDITURE" means Capital Expenditure incurred or to be incurred in the financial year ending 31 December, 2003 and each financial year ending 31 December thereafter up to a maximum of L18,750,000 or
      (a) provided that Permitted Acquisitions have been made after the date on which the Majority Banks consented to the requests contained in the consent request letter dated 2 October 2003, for an aggregate acquisition consideration of at least L35,000,000 (or its equivalent), up to a maximum, in the case of the financial years ending 31 December, 2004 and 31 December, 2005, of L21,750,000 and, in the case of each financial year ending 31 December thereafter, L20,750,000, provided that such increased amounts shall only apply from and including the financial year in which the L35,000,000 threshold referred to above is reached or
      (b)such higher limit in respect of any financial year as may be agreed between Newco 2 and the Agent (acting on the instructions of the Majority Banks) but so that (i) where in any financial year actual Capital Expenditure is less than the Budgeted Capital Expenditure for that year (excluding any amount which was carried forward from the previous year) an amount of such deficit not exceeding one-third of the Budgeted Capital Expenditure for that year may be added to the Budgeted Capital Expenditure for the following financial year only (and not otherwise or further), provided that (x) an amount equal to the amount carried over is expended on Capital Expenditure within the first 6 months of the following financial year (and to the extent it is not spent, the amount carried over shall be reduced) and (y) the maximum amount which can be carried over in respect of 2001 is L5,000,000 and (ii) Capital Expenditure incurred in a currency other than Sterling shall be converted into its Sterling equivalent at the date of expenditure;

      "CAPITAL EXPENDITURE" means any expenditure which should be treated as capital expenditure in the audited consolidated financial statements of the Group in accordance with the Appropriate Accounting Principles;

      "CASH COLLATERAL ACCOUNT" means an interest bearing blocked deposit account in the name of any Borrower opened, or to be opened, with the Security Agent, the Cash Collateral Account Bank, the Fronting Bank or an Ancillary Facilities Bank (as the relevant provision of any Finance Document so provides) pursuant to or otherwise in connection with this Agreement or any Ancillary Facilities Letter or any other Finance Document on terms that it (and amounts credited to it) is subject to the Security Documents;

      "CASH COLLATERAL ACCOUNT BANK" means JPMorgan Chase Bank or any replacement bank selected by the Agent and agreed to by Newco 2 (acting reasonably);

      "CASH EQUIVALENTS" means:

      (a) securities denominated in Sterling, US Dollars or euros with maturities of one year or less from the date of acquisition issued or fully guaranteed or fully insured by the Government of the United States of America or any member state of the European Union (or any agency thereof) which is rated at least AA by Standard & Poor's Ratings Group or Aa by Moody's Investor Service, Inc., or carrying an equivalent rating by an internationally recognised rating agency if both the two named rating agencies cease publishing ratings of investments;

      (b) certificates of deposit of, or time deposits or overnight bank deposits with, any commercial bank meeting the qualifications specified in paragraph (c) below having maturities of one year or less from the date of acquisition;

      (c) commercial paper of, or money market accounts or funds with or issued by, an issuer rated at least A-1 by Standard & Poor's Ratings Group or P-1 by Moody's Investors Service, Inc., or carrying an equivalent rating by an internationally recognised rating agency if both of the two named rating agencies cease publishing ratings of investments;

      (d) repurchase obligations with a term of not more than 90 days for underlying securities of the types described in paragraph (a) above entered into with any bank meeting the qualifications specified in paragraph (c) above; and

      (e) demand deposit accounts maintained in the ordinary course of business in accordance with clause 10.6(w);

      "CAYMAN 1" means HMTF Premier Limited (formerly Hines Limited), a company incorporated under the laws of the Cayman Islands whose registered office is at Walker House, Mary Street, PO Box 265 GT, George Town, Grand Cayman, Cayman Islands;

      "CAYMAN 2" means Premier Co-Investor Limited (formerly McKinney Limited), a company incorporated under the laws of the Cayman Islands whose registered office is at Walker House, Mary Street, PO Box 265 GT, George Town, Grand Cayman, Cayman Islands;

      "CHANGE OF CONTROL" in relation to the Target means at any time (i) Hicks Muse, its principals and their affiliates and management ("HMTF") ceasing to have the power, directly or indirectly, to vote or direct the voting of shares having a majority of the ordinary voting power for the election of directors of such company, provided that the occurrence of the foregoing event shall not be deemed a Change of Control if (a) at any time prior to the consummation of an initial underwritten public offering of the ordinary share capital of such company to be listed and/or traded on any recognised investment exchange or market in any country ("INITIAL PUBLIC OFFERING"), and for any reason whatever, (x) HMTF (or any of them) otherwise have the right to designate (and do so designate) a majority of the board of directors of such company or (y) HMTF and their employees, directors and officers (the "HMTF GROUP") (or any of them) own legally and beneficially an amount of the ordinary shares capital of such company equal to at least 50 per cent. of the percentage of ordinary share capital of such company owned by the HMTF Group (taken together) legally and beneficially as at the date the Scheme becomes effective and such ownership by the HMTF Group represents the largest single block of voting shares of such company held by any person or persons acting in concert or
      (b) at any time after the consummation of an Initial Public Offering, and for any reason whatever, (x) no person or persons acting in concert, excluding the HMTF Group, has become the beneficial owner, directly or indirectly, of more than the greater of (A) 15 per cent. of the shares then outstanding and (B) the percentage of the then outstanding voting shares of such company owned beneficially by the HMTF Group (taken together) and (y) the board of directors of such company shall consist of a majority of Continuing Directors or (ii) a change of control for the purposes of the Bridge Facility or the High Yield Bonds, howsoever defined, occurs.

      For the purposes of this definition of "CHANGE OF CONTROL":

            "AFFILIATE" as to any person, means any other person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such person. For the purposes of this definition, "control" of a person means the power, directly or indirectly, either to (i) vote 51 per cent. or more of the shares (or stock, as applicable) having ordinary voting power for the election of directors of such person or (ii) direct or cause the direction of the management and policies of such person, whether by contract or otherwise; and

            "CONTINUING DIRECTORS" means, at any time and in relation to the Target, any member of the board of directors of such company who (i) was a member of such board of directors after the date the Scheme becomes effective (and immediately following any elections or resignations following the completion of the Acquisition) or (ii) was nominated for election or elected to such board of directors with, or whose nomination for election or election to such board of directors was approved by, the affirmative vote of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination or election or (iii) is a designee of HMTF or was nominated by HMTF or any designees of HMTF on such board of directors;

      "CHARGED ASSETS" means any property, assets and/or rights over which security is granted and/or created under any of the Security Documents;

      "CHARGING GROUP" means Newco 2 and those members of the Group which are Charging Subsidiaries;

      "CHARGING SUBSIDIARIES" means the Original Charging Subsidiaries, the UK Second Purchaser and any other person (other than Newco 2, the Target or Citadel Insurance Company Limited) which may from time to time enter into any Security Document in accordance with the requirements of clauses 10.2(f) or 10.8 but in each case only if they have charged all or substantially all of their assets and undertaking to the Security Agent for the benefit of the Finance Parties;

      "CHEF LICENCE" means the licence of the "Chef" trade mark in the agreed form entered into, or to be entered into, between certain of the Second Vendors and the Irish Second Purchaser;

      "CIRCULAR" means the document dated 8 June 1999 entitled "Increased Recommended Proposals for the acquisition for cash of all the issued and to be issued share capital of Hillsdown Holdings Plc" sent to Hillsdown Shareholders (as defined in such circular);

      "CODE" means the City Code on Takeovers and Mergers from time to time;

      "COMMITMENT" means, in relation to a Bank, in respect of any Tranche or Facility at any relevant time, the amount set opposite its name in relation to the relevant Tranche or (as applicable) Facility in schedule 1 and/or its Ancillary Commitment and/or, in the case of a Substitute, the amount novated in relation to the relevant Tranche or Facility as specified in the relevant Substitution Certificate, in any such case, as adjusted by any relevant term of this Agreement;

      "COMMITMENT COMMISSION RATE" means, in respect of:

      (a)   [not restated]; and

      (b) the Working Capital Facility, 0.75 per cent. per annum adjusted in accordance with paragraph 2 of schedule 8;

      "CONSOLIDATED EBITDA" has the meaning given to that term in schedule 8;

      "CONSOLIDATED EXCESS CASH FLOW" has the meaning given to that term in schedule 8;

      "CONTINGENT ANCILLARY FACILITIES LIABILITIES" means, in respect of the Ancillary Facilities Banks or (as the context requires) any one of them at any relevant time, the aggregate amount (if any) of its (their) maximum potential liability or risk in respect of its (their) contingent liabilities outstanding at such time in respect of the Ancillary Facilities made available to the Ancillary Facilities

      Borrowers by such Ancillary Facilities Banks and any reference to, or question as to, the "AMOUNT OF THE CONTINGENT ANCILLARY FACILITIES LIABILITIES" at any time means the amount of such liabilities at such time as calculated by the Ancillary Facilities Banks in good faith in accordance with its (or their respective) usual practices in relation to ancillary facilities;

      "CONTRIBUTION" means, subject to clause 14.2, in relation to a Bank:

      (a) the principal amount of any Term Advances and/or the Working Capital Advances (or, if the context requires, the Sterling Amount of such Working Capital Advances) owing to such Bank at any relevant time; and/or

      (b) in respect of the Working Capital Facility only, its Relevant Proportion of the outstanding Letters of Credit attributable to such Bank at any relevant time; or

      if the context requires, the Sterling Amount of the amount of the relevant Drawing owing to such Bank at the relevant time;

      "CREDIT DOCUMENTS" means this Agreement, the Supplemental Agreement, the Ancillary Facilities Letters, the Fee Letter, the Second Fee Letters, the BACS Documents,the Hedge Documents and the Intercreditor Agreement;

      "DANGEROUS SUBSTANCE" means any radioactive emissions, noise and any natural or artificial substance (in whatever form) the generation, transportation, storage, treatment, use or disposal of which (whether alone or in combination with any other substance) gives rise to a risk of causing harm to man or any other living organism or damaging the Environment or public health or welfare, including (without limitation) any controlled, special, hazardous, toxic, radioactive or dangerous waste;

      "DEFAULT" means an Event of Default or an event which, with the giving of notice, lapse of time or fulfilment of any other applicable condition or combination of the foregoing (in each case as specified in clause 12.1) would constitute an Event of Default;

      "DEFAULTING BANK" has the meaning given to it in clause 4.16;

      "DEMERGER" means the disposal of the Target's furniture and poultry businesses in accordance with the Structure Paper;

      "DEMERGER AGREEMENTS" means in, respect of the furniture business, the demerger agreement dated 27 July 1999 between Hillsdown International Limited, HMTF Furniture Holdings Limited, HMTF Furniture Limited, Furniture Co-Investor Limited and the Target and, in respect of the poultry business, the demerger agreement dated 27 July 1999 between Hillsdown International Limited, HMTF Poultry, HMTF Poultry Holdings Limited and the Target;

      "DERIVATIVES TRANSACTION" means a contract, agreement or transaction which is:

      (a) a rate swap, basis swap, commodity swap, forward rate transaction, commodity option, equity (or equity or other index) swap or option, bond option, interest rate option, foreign exchange transaction, cap, collar or floor, currency swap, currency option or any other similar transaction; and/or

      (b)   any combination of such transactions,

      in each case, whether on-exchange or otherwise;

      "DOCUMENTATION AGENT" means Bankers Trust Company (or its successor) in its capacity as documentation agent in respect of the Facilities relating to the Acquisition;

      "DRAWDOWN DATE" means the date on which a Drawing takes place;

      "DRAWDOWN NOTICE" means, in respect of a Facility, a notice substantially in the terms of the relevant part of schedule 2;

      "DRAWING" means each drawing by way of an Advance or a Letter of Credit and each utilisation of Ancillary Facilities made, or to be made, by a Borrower under the Facilities and, as the context requires, such Advance so drawn down, or Letter of Credit issued or utilisation so made;

      "EBITDA" means in relation to any person, its Consolidated EBITDA measured as if references in the definition thereof to "Group" means to that person and its Subsidiaries, if any;

      "EFFECTIVE DATE" means the date on which the Scheme becomes effective by virtue of an appropriate court order approving the Scheme, having been made and duly filed with the Registrar of Companies (together with an appropriate minute of reduction of capital) and the satisfaction of all other conditions to the Scheme's effectiveness;

      "ENCUMBRANCE" means any mortgage, pledge, lien, charge, assignment for the purpose of providing security, hypothecation, right in security, security interest or trust arrangement for the purpose of providing security, and any other security agreement or other arrangement having the effect of providing security (including, without limitation, the deposit of monies or property with a person with the primary intention of affording such person a right of set-off or lien);

      "ENFORCEMENT DATE" means the date of the first declaration made by the Agent pursuant to clause 12.2;

      "ENVIRONMENT" means all, or any of, the air (including, without limitation, the air within buildings and the air within other natural or man-made structures above or below ground), water (including, without limitation, ground and surface water) and land (including, without limitation, buildings, surface and sub-surface soil);

      "ENVIRONMENTAL CLAIM" means any claim by any person:

      (a) in respect of any loss or liability suffered or incurred by that person as a result of or in connection with any violation of Environmental Law; or

      (b) that arises as a result of or in connection with Environmental Contamination and that could give rise to any remedy or penalty (whether interim or final) that may be enforced or assessed by private or public legal action or administrative order or proceedings;

      "ENVIRONMENTAL CONTAMINATION" means each of the following and their consequences:

      (a) any release, discharge, emission, leakage or spillage of any Dangerous Substance at or from any site owned, occupied or used by any member of the Group into any part of the Environment; or

      (b) any accident, fire, explosion or sudden event at any site owned, occupied or used by any member of the Group which is directly or indirectly caused by or attributable to any Dangerous Substance; or

      (c)   any other pollution of the Environment;

      "ENVIRONMENTAL LAW" means all laws (including, without limitation, common law), regulations, directives, codes of practice, circulars, guidance notices and the like having legal effect concerning the protection of human health, the Environment, the conditions of the work place or the generation, transportation, storage, treatment or disposal of Dangerous Substances and in the case of codes of practice, circulars, guidance notices and the like with which it is customary for persons carrying on a similar business to the Group to comply with;

      "ENVIRONMENTAL LICENCE" means any authorisation required by any Environmental Law;

      "EQUITY PERMITTED PAYMENT" means at any time, an amount which is required by the Target in order, and to the extent necessary, to enable the Target to pay amounts which are due and payable at such time or no later than the third Banking Day after such time in respect of:

      (a) audit fees, legal expenses and other proper and necessary incidental expenses and corporate overheads up to a maximum aggregate amount of L2,500,000 in any financial year;

      (b) its Taxes but only to the extent such Taxes are attributable to the business of the Newco 2 and its Subsidiaries; or

      (c) contingent liabilities of the Target which existed as at the Effective Date which have become actual liabilities of the Target provided that:

            (i) the aggregate amount paid in respect of all such liabilities shall not exceed L15,000,000; and

            (ii) no breach of any of the Financial Covenants would have occurred on the most recent Financial Covenant test date if (and assuming that) the payment concerned had been made one day before the most recent Financial Covenant test date and had been included within each relevant Financial Covenant test as a deduction to the consolidated trading profits of the Group in calculating Consolidated EBITDA for the relevant period;

      "EURIBOR" means in relation to a particular period:

      (a) the percentage rate per annum which is sponsored by the European Banking Federation and which appears on Telerate page 248 (or such other page as may replace such page 248 on such system or on any other system of the information vendor for the time being designated by the Federation de l'Union Europeene to be the official collector, calculator and distributor of the Euro Interbank Offered Rate); or

      (b) if no such rate appears on the Telerate Screen, the arithmetic mean (rounded upward, if necessary, to the nearest four decimal places) of the rates per annum, as supplied to the Agent at its request, quoted by the EURIBOR Reference Banks to leading banks in the Interbank Market of any Participating Member State(s),

      at or about 11.00 am Central European Time on the Quotation Date of such period for the offering of deposits in the relevant Optional Currency in an amount approximately equal to the amount in relation to which EURIBOR is to be determined for a period equivalent to such period;

      "EURIBOR REFERENCE BANKS" means the principal London offices of JPMorgan Chase Bank, Barclays Bank PLC, Citibank N.A. and/or any other Banks appointed as such pursuant to clause 17.14;

      "EURO" means the single currency of participating Member States of the European Union;

      "EVENT OF DEFAULT" means any of the events or circumstances described in clause 12.1;

      "FACILITIES" means any or all (as the context requires) of the Term Facilities and the Working Capital Facility (which, for the avoidance of doubt, includes the Ancillary Facilities within it);

      "FACILITY A" means the facility granted by clause 2.1(a) or (as the case may be) the amount of that facility as determined in accordance with that clause;

      "FACILITY A ADVANCE" means each borrowing under either Tranche of Facility A under this Agreement or (as the case may be) the principal amount of that borrowing outstanding at any relevant time;

      "FACILITY A BANK" means each person whose name is set out in the relevant part of schedule 1 as a Facility A Bank or which assumes rights and obligations in respect of Facility A pursuant to a Substitution Certificate provided that upon (i) termination in full of all the Commitments of any Facility A Bank, and (ii) irrevocable payment in full of all amounts which may be or become payable to such Facility A Bank under the Finance Documents, such Bank shall not be regarded as being a Facility A Bank for the purposes of determining whether any provision of any of the Finance Documents requiring consultation with or the consent or approval of or instructions from the Banks or the Majority Banks has been complied with;

      "FACILITY A LIMIT" means L244,322,042;

      "FACILITY A TRANCHE 1" has the meaning given to that term in clause 2.1(a)(i);

      "FACILITY A TRANCHE 2" has the meaning given to that term in clause 2.1(a)(ii);

      "FACILITY B" means the facility granted by clause 2.1(b) or (as the case may be) the amount of that facility as determined in accordance with that clause;

      "FACILITY B ADVANCE" means each borrowing under either Tranche of Facility B under this Agreement or (as the case may be) the principal amount of that borrowing outstanding at any relevant time;

      "FACILITY B BANK" means each person whose name is set out in the relevant part of schedule 1 as a Facility B Bank or which assumes rights and obligations in respect of Facility B pursuant to a Substitution Certificate provided that upon (i) termination in full of all the Commitments of any Facility B Bank, and (ii) irrevocable payment in full of all amounts which may be or become payable to such Facility B Bank under the Finance Documents, such Bank shall not be regarded as being a Facility B Bank for the purposes of determining whether any provision of any of the Finance Documents requiring consultation with or the consent or approval of or instructions from the Banks or the Majority Banks has been complied with;

      "FACILITY B LIMIT" means L67,977,958;

      "FACILITY B TRANCHE 1" has the meaning given to that term in clause 2.1(b)(i);

      "FACILITY B TRANCHE 2" has the meaning given to that term in clause 2.1(b)(ii);

      "FEE LETTER" means the letter dated on or about 10 August 1999 between Newco 2, the Agent and the Original Arrangers;

      "FINANCE DOCUMENTS" means the Credit Documents and the Security Documents and any other documents which the Agent and Newco 2 agree shall be Finance Documents;

      "FINANCE LEASE" means any lease under which a member of the Group is the lessee which is or should be treated as a finance lease under the Appropriate Accounting Principles (and includes any hire purchase contract or other arrangement which is or should be similarly treated);

      "FINANCE PARTIES" means the Agent, the Arrangers, the Underwriters, the Banks, the Ancillary Facilities Banks, the Fronting Bank, the Hedge Counterparties, the Documentation Agent and the Security Agent and (as the context requires) "FINANCE PARTY" means any one of them;

      "FINANCE PERIOD" means the period from 10 August 1999 until the date on which the Agent confirms that none of the Finance Parties and none of the members of the Group has any actual or contingent liabilities or obligations under any of the Finance Documents;

      "FINANCIAL COVENANTS" means the financial undertakings set out in clause
      10.3 and schedule 8;

      "FINANCIAL DEFINITIONS" means the definitions set out in schedule 8, Capital Expenditure, Borrowed Money, Finance Leases, Net Proceeds, unapplied Net Proceeds (as defined in clause 6.10) and Taxes;

      "FINANCIAL MODEL" means the agreed form financial model for the Group delivered to the Agent pursuant to clause 6 of the Supplemental Agreement;

      "FLOTATION" means the inclusion of any part of the share capital of any Acquisition Party, any Borrower, the Target or any member of the Group in the Official List of the UK Listing Authority or the grant of permission to deal in the same in the Alternative Investment Market or the European Association of Securities Dealers Automated Quotation or on any recognised investment exchange (as that term is used in the Financial Services and Markets Act 2000) or in or on any exchange or recognised market replacing the same or on any other exchange or recognised market in any country;

      "FRONTING BANK" means JPMorgan Chase Bank or such alternative Working Capital Bank as may have agreed in writing with Newco 2 and the Agent to issue any Letter of Credit in accordance with the provisions of this Agreement;

      "FULL PREPAYMENT EVENT" means either (a) a Change of Control or (b) an Asset Sale;

      "FUNDING COST" means (i) in respect of Advances made, or to be made, in euros or in a National Currency Unit, EURIBOR or (ii) in respect of Advances made, or to be made, in any other Optional Currency or Sterling, LIBOR;

      "GOVERNMENT ENTITY" means and includes (whether having a distinct legal personality or not) any supra-national, national or local government authority, central bank, board, commission, department, division, organ, instrumentality, court or agency and any association, organisation or institution of which any of the foregoing is a member or to whose jurisdiction any of the foregoing is subject or in whose activities any of the foregoing is a participant and (if the context requires) which, in relation to Environmental Matters, has regulatory or administrative authority under Environmental Law;

      "GROUP" means Newco 2 and all its Subsidiaries for the time being, and "MEMBER OF THE GROUP" means any one of them;

      "GROUP DEBENTURE" means the guarantee and debenture dated 10 August 1999 entered into by Newco 2, the Target and the Original Charging Subsidiaries in favour of the Security Agent;

      "HEDGE COUNTERPARTIES" means such persons (subject to clause 16.6, each being a Bank) which shall at any relevant time be party to any Hedge Transactions and which have acceded to the Intercreditor Agreement in such capacity;

      "HEDGE DOCUMENTS" means the documents evidencing the Hedge Transactions;

      "HEDGE TRANSACTIONS" means the arrangements to be entered into between Newco 2 and the Hedge Counterparties pursuant to clause 10.5(a)(i);

      "HEDGING STRATEGY LETTER" means the letter from Newco 2 to the Agent dated 12 August 1999 (as amended and restated) relating to hedging;

      "HICKS MUSE" means Hicks, Muse, Tate & Furst Limited, a company incorporated under the laws of England and Wales with its registered office at 3-9 Old Burlington Street, 5th Floor, London W1S 3AE;

      "HIGH YIELD BONDS" means (i) the 121/4 % Sterling senior notes due 2009 and (ii) the 12% US Dollar senior notes due 2009, in each case issued by Newco 1;

      "HIGH YIELD BOND DOCUMENTS" means the senior note indenture, the note depository agreement, the exchange and registration rights agreement, the high yield bonds, any exchange notes contemplated by the senior note indenture or the exchange and registration rights agreement, the engagement letter, the fees letter, indemnity letters, underwriting or purchase agreement and all other documents relating to the issuance of the High Yield Bonds from time to time;

      "HMTF GROUP" has the meaning given to that term in the definition of "Change of Control" in this clause 1.1;

      "HMTF POULTRY" means HMTF Poultry Limited (company number 3808291) whose registered office is at 28 The Green, Kings Norton, Birmingham B38 8SD;

      "HMTF POULTRY/NEWCO 2 SUBORDINATION DEED" means the agreed form subordination deed entered into between HMTF Poultry, Newco 2 and the Security Agent;

      "HOLDING COMPANY" means an entity of which another person is a Subsidiary;

      "INDEBTEDNESS" means any obligation for the payment or repayment of money, whether as principal or as surety and whether present or future, actual or contingent;

      "INFORMATION MEMORANDA" means documents which have been or are to be distributed to Banks or prospective Banks by any of the Arrangers in connection with the sub-underwriting or general syndication of the Facilities or any Tranche or the transaction contemplated by the Supplemental Agreement;

      "INFORMATION PACKAGE" means the Information Memoranda, the Reports and the Financial Model;

      "INTELLECTUAL PROPERTY RIGHTS" means all copyrights (including rights in computer software), trade marks, service marks, business names, patents, rights in inventions, registered designs, design rights, database rights and topographical or similar rights, rights in trade secrets or other confidential information and any other intellectual property rights and any interests (including by way of licence) in any of the foregoing (in each case whether registered or not and including all applications for the same) which may subsist anywhere in the world;

      "INTERCOMPANY LOAN AGREEMENT" means the loan agreement dated 10 August 1999 entered into by Newco 1 and Newco 2 setting out the terms on which Newco 1 has lent to Newco 2 the net proceeds of the High Yield Bonds;

      "INTERCOMPANY LOAN PERMITTED PAYMENT" has the meaning given to that term in the Intercompany Loan Subordination Deed;

      "INTERCOMPANY LOAN SUBORDINATION DEED" means the subordination deed dated 10 August 1999 entered into between Newco 1, Newco 2 and the Security Agent;

      "INTERCREDITOR AGREEMENT" means the intercreditor agreement entered into, or to be entered into, between the Finance Parties, the Senior Subordinated Finance Parties and Newco 2;

      "INTEREST PAYMENT DATE" means the last day of an Interest Period;

      "INTEREST PERIOD" means, in relation to any Term Advance, each period for the calculation of interest in respect of such Term Advance ascertained in accordance with clause 5.1;

      "INVESTORS' UNDERTAKING" means an undertaking in the agreed form granted by each of Cayman 1, Newco 1 and the Target in favour of the Security Agent;

      "IRISH IPR AGREEMENT" means the agreement for the sale of certain Intellectual Property Rights in Ireland in the agreed form entered into, or to be entered into, between certain of the Second Vendors and the Irish Second Purchaser;

      "IRISH SECOND ACQUISITION" means the acquisition by the Irish Second Purchaser of the Ireland ambient food business of Nestle (Ireland) Limited pursuant to the Irish Second Acquisition Agreements;

      "IRISH SECOND ACQUISITION AGREEMENTS" means:

      (a)   the Second SPA;

      (b)   the Irish IPR Agreement;

      (c)   the Chef Licence; and

      (d) all other documents delivered pursuant or in relation to any of (a) to (c) (inclusive) above (including, without limitation, the transitional services agreement in the agreed form entered into, or to be entered into, between certain of the Second Vendors and the Second Purchasers in connection with the Irish Second Acquisition);

      "IRISH SECOND ACQUISITION COMPLETION DATE" means the date (which shall be a Banking Day) on which the Irish Second Acquisition is duly effected by the completion of the Irish Second Acquisition Agreements;

      "IRISH SECOND PURCHASER" means Pastam Limited (registered in Ireland with company number 323282) whose registered office is at c/o Arthur Cox, Arthur Cox Building, Earlsfort Terrace, Dublin 3, Ireland;

      "JONKER FRIS SECURITY DOCUMENTS" means a pledge of stock and receivables and a guarantee in each case in the agreed form entered into, or to be entered into, by Jonker Fris B.V. in favour of the Security Agent;

      "LEGAL DUE DILIGENCE REPORT" means the agreed form report dated on or about the date of this Agreement prepared by Weil, Gotshal & Manges addressed to the Security Agent on behalf of the Finance Parties;

      "LEGAL OPINIONS" means the legal opinions delivered pursuant to clause 3, clause 10.2(f) or pursuant to the Supplemental Agreement in form and substance satisfactory to the Agent (acting reasonably);

      "LETTER OF CREDIT" means a letter of credit, bond, guarantee or other undertaking issued or to be issued by the Fronting Bank pursuant to the terms and subject to the conditions of this Agreement in such form as may be requested by a Working Capital Borrower and is acceptable to the Fronting Bank and the Agent (acting reasonably);

      "LIBOR" means, in relation to a particular period, the rate for deposits of the relevant currency for a period equivalent to such period at or about 11 a.m. on the Quotation Date for such period as displayed on Telerate page 3750 (or, as the case may be, 3740) (British Bankers' Association Interest Settlement Rates) (or such other page as may replace such page 3750 (or, as the case may be, 3740) on such system or on any other system of the information vendor for the time being designated by the British Bankers' Association to calculate the BBA Interest Settlement Rate (as defined in the British Bankers' Association's Recommended Terms and Conditions ("BBAIRS" terms) dated August, 1985)), provided that if on such date no such rate is so displayed, LIBOR for such period shall be the arithmetic mean (rounded upward if necessary to five decimal places) of the rates respectively quoted to the Agent by each of the LIBOR Reference Banks at the request of the Agent as such LIBOR Reference Bank's offered rate for deposits of the relevant currency in an amount approximately equal to the amount in relation to which LIBOR is to be determined for a period equivalent to such period to leading banks in the London Interbank Market at or about 11 a.m. on the Quotation Date for such period;

      "LIBOR REFERENCE BANKS" means the principal London offices of JPMorgan Chase Bank, Barclays Bank PLC, Citibank N.A. and/or any other Banks appointed as such pursuant to clause 17.14;

      "LOAN NOTE INSTRUMENT" means the instrument in the agreed form dated on or about the Second Effective Date constituting up to L164,656,894 unsecured loan notes due 2017 of Premier Foods Investments Limited;

      "MAJORITY BANKS" means at any relevant time Banks the aggregate of whose Commitments in respect of the Facilities exceeds 662/3 per cent. of the Total Commitments in respect of the Facilities but so that (i) if at such time the Total Commitments in respect of any Tranche or Facility have been reduced to zero references to a Bank's Commitment in relation to such Tranche or Facility shall be construed as amongst the Finance Parties (and not so as to give any rights to any other person) as a reference to that Bank's Commitment in relation to such Tranche or (as applicable) Facility immediately prior to such reduction to zero and (ii) in the context of a particular Facility (rather than the Facilities as a whole) references to the "Majority Banks" shall be construed so as to relate only to Banks with Commitments in respect of that Facility;

      "MARGIN" means, in respect of:

      (a) Facility A, 2.25 per cent. per annum, adjusted in accordance with paragraph 2 of schedule 8;

      (b)   Facility B, 2.75 per cent. per annum; and

      (c) the Working Capital Facility, 2.25 per cent. per annum, adjusted in accordance with paragraph 2 of schedule 8;

      "MATERIAL ADVERSE EFFECT" means any effect, event or circumstance which (on its own or in combination with other effects, events or circumstances) has, or is reasonably likely to have, a material adverse effect on (i) the business, assets, property, condition (financial or otherwise) or prospects of the Group taken as a whole or (ii) the validity or enforceability of any of the Finance Documents or the rights or remedies of the Finance Parties thereunder;

      "MATERIAL ENTITY" means:

      (a)   each Obligor;

      (b)   each Acquisition Party; and

      (c)   each member of the Group:

            (i) whose EBITDA constitutes 5 per cent. or more of the Consolidated EBITDA of the Group, as shown by the most recent audited financial statements (consolidated where applicable) of that member of the Group and the Group (respectively); or

            (ii) whose turnover (consolidated with the turnover of its Subsidiaries, if any) constitutes 5 per cent. or more of consolidated turnover of the Group, as shown by the most recent audited financial statements (consolidated where applicable) of that member of the Group and the Group (respectively); or

            (iii) whose total assets (consolidated with the total assets of its
                  Subsidiaries, if any) constitute 5 per cent. or more of consolidated total assets of the Group taken as a whole, as shown by the most recent audited financial statements (consolidated where applicable) of that member of the Group and the Group (respectively); or

            (iv) to which has been transferred (whether by one transaction or a series of transactions, related or not) all or substantially all of the assets of another member of the Group which, immediately prior to that transaction or any of the transactions in that series, was a Material Entity as determined under paragraphs (i), (ii) or (iii) above; or

            (v) which is a Holding Company of any Obligor or any Material Entity determined under paragraphs (i) to (iv) above;

      "MATURITY DATE" means, in relation to any Working Capital Advance, the last day of the period for which that Working Capital Advance is drawn down;

      "MATURITY PERIOD" means, in relation to any Working Capital Advance, the period beginning on its Drawdown Date and ending on its Maturity Date (provided that no Maturity Period shall extend beyond the Termination
      Date);

      "MONTH" or "MONTHS" means (a) (save as referred to in (b) below) a period beginning in one calendar month and ending in the relevant later calendar month on the day numerically corresponding to the day of the calendar month in which it started, provided that (i) if the period started on the last Banking Day in a calendar month or if there is no such numerically corresponding day, it shall end on the last Banking Day in such later calendar month and (ii) if such numerically corresponding day is not a Banking Day, the period shall end on the next following Banking Day in such later calendar month but if there is no such Banking Day it shall end on the preceding Banking Day and "MONTHLY" shall be construed accordingly; and (b) in the context of financial reporting, periods of four or five weeks by reference to which monthly management accounts are prepared;

      "NATIONAL CURRENCY UNIT" means the unit of currency (other than a euro unit) of a Participating Member State;

      "NET DERIVATIVES LIABILITY" means, at any time, the net liability (if any) at such time of Newco 2 and the other members of the Group taken as a whole in respect of Derivatives Transactions determined by reference to the amounts (as determined by the Agent) which would be payable or receivable by Newco 2 and the other members of the Group pursuant to the terms of such Derivatives Transactions if such Derivatives Transactions were terminated at such time;

      "NET PROCEEDS" means, in respect of a disposal of an asset, the full amount of cash proceeds and Cash Equivalents realised on such disposal (including any such proceeds realised by way of deferred payment or instalment receivable or purchase price adjustment receivable or otherwise, but only as and when received) less the costs of such disposal for which purpose (a) such proceeds not in Sterling shall be deemed to be their Sterling equivalent at the date of the relevant disposal and (b) "costs of disposal" includes legal fees, agents' commissions, auditors' and accountants' fees, bankers' fees, registration fees and other customary fees and expenses, reasonable provisions for Tax payable (after taking into account any available Tax credits or deductions and any Tax sharing arrangements), and any amount of such proceeds used to repay any Indebtedness secured on the relevant asset and any purchase price adjustments reasonably expected to be payable in connection with any such disposal;

      "NEW ARTICLES" means the new articles of association of Newco 2 in the agreed form;

      "NEW TARGET ARTICLES" means the new articles of association of the Target in the agreed form to be adopted pursuant to the Scheme and which provide that no dividend may be paid on, nor any distribution made in respect of, nor any return of capital paid on any of the Target Ordinary Shares if this would constitute a breach of any Finance Document or the Bridge Facility Agreement or the High Yield Bond Documents;

      "NEWCO 1" means Premier International Foods plc (formerly Queensbury Finance plc), company number 3771991, whose registered office is at 28 The Green, Kings Norton, Birmingham B38 8SD;

      "NEWCO 2" means Premier Financing Limited (formerly Crescent Acquisition Limited), company number 3716362, whose registered office is at 28 The Green, Kings Norton, Birmingham B38 8SD;

      "NON-UK RESIDENT SUBSIDIARY" means any wholly-owned Subsidiary of Newco 2 other than a Subsidiary which is a UK resident Subsidiary;

      "OBLIGORS" means the Borrowers, the Target, the Irish Second Purchaser and the members of the Charging Group and "OBLIGOR" means any of them;

      "OPTIONAL CURRENCY" means any currency, other than Sterling, which is freely transferable, freely convertible into Sterling and dealt in a London Interbank Market;

      "ORIGINAL ARRANGERS" means J.P. Morgan plc of 125 London Wall, London EC2Y 5AJ, Deutsche Banc Alex. Brown Incorporated of 1 Appold Street, London, EC2A 2HE (or its successor) and Salomon Brothers International Limited of 111 Buckingham Palace Road, London SW1W OSB;

      "ORIGINAL CHARGING SUBSIDIARY" means each member of the Group listed as such in schedule 6;

      "ORIGINAL TRANCHES" means Facility A Tranche 1 and Facility B Tranche 1;

      "ORIGINAL UNDERWRITERS" means JPMorgan Chase Bank of 125 London Wall, London, EC2Y 5AJ, Bankers Trust Company of 1 Appold Street, London, EC2A 2HE (or its successor) and Citibank N.A. of 388 Greenwich Street, 33rd Floor, New York, New York 10013;

      "PARTICIPATING MEMBER STATE" means a member state of the European Union that has adopted or adopts the single currency in accordance with the Treaty;

      "PERMITTED ACQUISITIONS" has the meaning ascribed thereto in clause
      10.6(s);

      "PERMITTED ENCUMBRANCE" means an Encumbrance being any of the following, namely:

      (a) title retention arrangements arising in the ordinary course of the relevant member of the Group's business as carried on by it at the date of this Agreement or (if later) the date it becomes a member of the Group;

      (b) any Encumbrance arising by operation of law (not by contract or otherwise) including, without limitation, banker's liens or rights of set-off and liens arising in the ordinary course of the relevant member of the Group's business as carried on by it at the date of this Agreement or (if later) the date it becomes a member of the Group, so long as any amounts in respect of which such liens or rights of set-off arise are not more than 60 days overdue for payment or are being contested in good faith by appropriate proceedings;

      (c) any Encumbrance created by any of the Security Documents or (provided that a first ranking Encumbrance over the same asset is created by a Security Document) in favour of the Senior Subordinated Finance Parties;

      (d) any Encumbrance created or existing with the prior written consent of the Agent acting on the instructions of the Majority Banks;

      (e) any Encumbrance constituted by any Finance Lease permitted under clause 10.6(c)(viii);

      (f)   [Not restated];

      (g) any Encumbrances for Taxes which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect to such contested Taxes are maintained on the books of the appropriate members of the Group in conformity with the Appropriate Accounting Principles;

      (h)   [Not restated];

      (i)   [Not restated];

      (j) Encumbrances securing Borrowed Money permitted by clause 10.6(c)(vii) provided that (i) any such Encumbrance is not extended to cover any other property or assets upon or following consummation of such Permitted Acquisition and (ii) the amount of Borrowed Money secured thereby is not increased other than pursuant to the instrument under which such Encumbrance was created, which instrument shall not be amended so as to increase the amount of Borrowed Money secured thereby at any time after such acquisition;

      (k) deposits to secure the performance of bids, trade contracts (other than for Borrowed Money), leases, Intellectual Property Rights, statutory obligations, insurance contracts, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

      (l) Encumbrances securing Borrowed Money of any member of the Group incurred to finance the acquisition of fixed or capital assets (provided that (i) such Encumbrances shall be created substantially simultaneously with the acquisition of such fixed or capital assets,
            (ii) such Encumbrances do not at any time encumber any assets other than the assets financed by such Borrowed Money and (iii) the amount of Borrowed Money secured thereby is not increased);

      (m) Encumbrances securing Borrowed Money existing on any property or assets at the time of its acquisition by a member of the Group or existing on such property or assets of any person that becomes a member of the Group after the date hereof at time such person becomes a member of the Group (other than any such Encumbrance created in contemplation of such acquisition) provided that (i) the Borrowed Money secured thereby is Borrowed Money of, or is assumed by, the relevant acquiring member of the Group, (ii) no such Encumbrance is extended to cover any additional property or assets and (iii) the amount of Borrowed Money secured thereby is not increased other than pursuant to the instrument under which such Encumbrance was created, which instrument shall not be amended so as to increase the amount of Borrowed Money secured thereby at any time after such acquisition;

      (n) Encumbrances on the property of any member of the Group in favour of the landlord of such property securing licences, subleases or leases permitted hereunder;

      (o) attachment or judgment Encumbrances not constituting an Event of Default;

      (p)   Encumbrances not otherwise permitted hereunder so long as neither
            (i) the aggregate Indebtedness secured thereby nor (ii) the aggregate fair market value (as at the date the relevant Encumbrance is created) of the assets subject thereto exceeds L3,000,000 at any time; and

      (q) (to the extent only that clause 4.5.(a)(v) is complied with) any Encumbrance in favour of an Ancillary Facilities Bank over credit balances on bank accounts of Obligors with such Ancillary Facilities Bank created in order to facilitate the operation of such bank accounts on a net balance basis for the purpose of calculating the outstanding Drawings by way of overdraft under the Ancillary Facilities provided by such Ancillary Facilities Bank, with credit balances and debt balances on the various accounts being netted off;

      "POOLING MEMORANDA" means the memoranda in favour of National Westminster Bank plc, Lloyds TSB Bank Plc and Barclays Bank PLC entered into, or to be entered into from time to time, by Working Capital Borrowers;

      "PRESS RELEASE" means the press release announcing the Acquisition Parties' firm intention to propose the Scheme;

      "PUSHDOWN" means the completion of all of the following transactions with no payments of cash being made:

      (a) Newco 1 (and therefore indirectly Newco 2) is contributed by Cayman 1 to the Target as a gift;

      (b) Newco 1 and Newco 2 acquire all the existing Subsidiaries of the Target (other than Citadel Insurance Company and J.J. Yates & Co. Limited) in exchange in part for the issue of shares in Newco 1 to the Target and in part for the cancellation of the Target Preference Shares held by Newco 2; and

      (c) Newco 2 acquires all the shares in the Subsidiaries of Newco 1 (other than the shares in Newco 2) in exchange for the issue of shares in Newco 2 to Newco 1;

      "QUALIFYING BANK" means a person which on any date on which interest is payable under this Agreement is beneficially entitled to the interest payable to it under this Agreement and is:

      (a) in relation to any Drawing made available to a person resident in the United Kingdom, a UK Lender or a Treaty Lender; or

      (b) in relation to any Drawing made available to any other person, any person;

      "QUALIFYING NON-UK RESIDENT SUBSIDIARY" at any time, means a Non-UK resident Subsidiary which is either:

      (a) resident (as such term is defined in the appropriate double taxation treaty) in a country ("THE COUNTRY OF RESIDENCE OF THE QUALIFYING NON-UK RESIDENT SUBSIDIARY") with which:

            (i)   the United Kingdom; and

            (ii) each country in which the Finance Parties at that time are resident (as such term is defined in the double taxation treaty between that country and the Country of Residence of the Qualifying Non-UK resident Subsidiary);

      has a double taxation treaty giving residents of those countries complete exemption from the imposition of any withholding or deduction for or on account of Taxes of the Country of Residence of the Qualifying Non-UK resident Subsidiary on interest (whether or not the Finance Parties carry on business in the Country of Residence of the Qualifying Non-UK resident Subsidiary through a permanent establishment with which the Indebtedness under a Finance Document in respect of which the interest is paid is connected); or

      (b) resident in a country for the purposes of Taxation in that country which does not at that time impose any withholding or deduction for or on account of Taxes on payments of interest by residents of that country;

      and in each case not resident or otherwise liable to Taxation in any other country for the purposes of Taxation in that country;

      "QUARTER" means, in respect of each financial year, each of the periods (each comprising three successive months) ending on or about 31 March, 30 June, 30 September and 31 December in such financial year;

      "QUOTATION DATE" means, in relation to an Interest Period, Maturity Period or other period for which EURIBOR or LIBOR is to be determined, in the case of a determination of EURIBOR, the second Banking Day before the first day of such period and, in the case of a determination of LIBOR, the date on which quotations would customarily be provided by leading banks in the London Interbank Market for deposits in the relevant currency for delivery on the first day of that Interest Period, Maturity Period or other period provided that, if for any such period quotations would customarily be given on more than one date, the Quotation Date for that period shall be the last of those dates;

      "RECOVERING BANK" has the meaning given to that term in clause 15.2;

      "REFERENCE BANKS" means the LIBOR Reference Banks and/or the EURIBOR Reference Banks, as the context may require;

      "RELEVANT LIABILITIES" means, at any time, the aggregate of the amounts drawn under, and all other amounts owing under or in respect of, the Target Group's loan facilities on the date of the first Term Advance (such loan facilities being set out in detail in part A of schedule 13 of this Agreement in its original form);

      "RELEVANT PROPORTION" means, in relation to a Working Capital Bank and the outstanding Letters of Credit at any relevant time, the proportion which that Working Capital Bank's Commitment in respect of the Working Capital Facility at the time of the issue of such Letters of Credit bears to the Total Commitments in respect of the Working Capital Facility at such time, but so that if at such time such Working Capital Bank's Commitment in respect of the Working Capital Facility has been reduced pursuant to clause 6.5 or 14.1 then as amongst the Finance Parties (but not so as to give any rights to any other person and for the purpose of this definition only) such Working Capital Bank's Commitment in respect of the Working Capital Facility shall not be deemed to have been reduced to the extent that the relevant Borrower does not discharge the outstanding Letters of Credit representing such Working Capital Bank's Commitment in respect of the Working Capital Facility;

      "REPAYMENT DATES" means, in relation to the Term Advances, each of the dates on which repayment instalments in respect of the Term Advances are due under clause 6.1;

      "REPORTS" means the Accountants' Report, the further report dated July 1999 compiled by PricewaterhouseCoopers and addressed to the Finance Parties, the Legal Due Diligence Report and the Second Reports;

      "ROWNTREES LICENCE" means the licence of the "Rowntrees" trade mark in the agreed form entered into, or to be entered into, between certain of the Second Vendors and the UK Second Purchaser;

      "SCHEME" means a scheme of arrangement in respect of the Target which is in accordance with the Structure Paper and pursuant to which Newco 2 subscribes in cash for all of the Target Preference Shares in conjunction with the Target cancelling all of its share capital existing immediately prior to such scheme of arrangement becoming effective and Cayman 1 and Cayman 2 subscribing in cash for all of the ordinary shares in the Target;

      "SCHEME DOCUMENTS" means the Circular and each of the other documents issued, or to be issued, by or on behalf of the Target to its shareholders in respect of the Scheme;

      "SECOND ACQUISITIONS" means the UK Second Acquisition and the Irish Second Acquisition;

      "SECOND ACQUISITIONS AGREEMENTS" means the UK Second Acquisition Agreements and the Irish Second Acquisition Agreements and "SECOND ACQUISITIONS AGREEMENT" means any one of them;

      "SECOND ACQUISITIONS PURPOSES" means any of the following purposes:

      (a) to make payments of the consideration due under the Second Acquisitions Agreements; and

      (b) to make payment due of the costs, expenses and Taxes of Newco 2 and the Second Purchasers incurred in connection with the Second Acquisitions;

      "SECOND EFFECTIVE DATE" has the meaning given to the term "Effective Date" in the Supplemental Agreement;

      "SECOND FEE LETTERS" means the fee letters dated 3 May 2002 between Newco 2 and the Agent and between Newco 2, the Amendment Arrangers and the Amendment Underwriters;

      "SECOND PURCHASERS" means the UK Second Purchaser and the Irish Second Purchaser and "SECOND PURCHASER" means any one of them;

      "SECOND REPORTS" means the reports in the agreed form compiled or to be compiled by PricewaterhouseCoopers, KPMG, ERM and Weil, Gotshal & Manges, in each case in connection with the Second Acquisitions and addressed to the Finance Parties (or the Security Agent on their behalf);

      "SECOND SPA" means the sale and purchase agreement (together with its schedules) in the agreed form dated 3 May 2002 between the Second Purchasers, Newco 2 and the Second Vendors relating to the Second Acquisitions;

      "SECOND SUPPLEMENTAL DEBENTURE" means the deed in the agreed form supplemental to the Group Debenture entered into by the Second Purchasers, Horberry & Baker Limited and Hillsdown International B.V. in favour of the Security Agent;

      "SECOND SYNDICATION COMPLETION DATE" means the date which is the earlier of (i) the date falling 120 days after the date of the Supplemental Agreement (such period to be increased by a day for each day during which any proceedings, investigation, examination or enquiry in respect of any part of the Second Acquisitions are initiated or are ongoing by any competition authority) and (ii) the date on which the Amendment Arrangers declare that the syndication has successfully completed;

      "SECOND TRANCHES" means Facility A Tranche 2 and Facility B Tranche 2;

      "SECOND TRANSACTION DOCUMENTS" means the Second Acquisitions Agreements, the Loan Note Instrument and the other documents in the agreed form which implement the recapitalisation and other steps set out in the agreed form structure paper referred to in paragraph 8.1 of schedule 4 to the Supplemental Agreement;

      "SECOND VENDORS" means Nestle UK Limited, Nestle (Ireland) Limited and Nestle S.A. and any of their Affiliates which are party to any of the Second Acquisitions Agreements;

      "SECURITY AGENT" means J.P. Morgan Europe Limited (formerly Chase Manhattan International Limited) of 125 London Wall, London EC2Y 5AJ or such other person as may be appointed security agent and trustee for the Finance Parties pursuant to clause 17.13 and, in each case, its successors in title;

      "SECURITY DOCUMENTS" means, at any time, those of the following documents which have been executed (or purported to have been executed) by all parties thereto and have not been discharged or released at such time: (i) the Group Debenture, (ii) the Target Group Share Pledges, (iii) the Subordination Deeds, (iv) the Bond and Floating Charges, (v) the Standard Securities, (vi) the Investors' Undertaking, (vii) the Jonker Fris Security Documents, (viii) the Voting Undertaking, (ix) the Second Supplemental Debenture,(x) any and all other Encumbrances (including, without limitation, the Pooling Memoranda), guarantees and other instruments from time to time entered into by any member of the Group by way of guarantee and/or security in respect of amounts owed to the Finance Parties under this Agreement (whether or not also in respect of any other Indebtedness);

      "SENIOR SUBORDINATED FACILITY" means the Facility (as defined in the Senior Subordinated Facility Agreement);

      "SENIOR SUBORDINATED FACILITY ADVANCES" means the Advances (as defined in the Senior Subordinated Facility Agreement);

      "SENIOR SUBORDINATED FACILITY AGREEMENT" has the meaning given to that term in the Intercreditor Agreement;

      "SENIOR SUBORDINATED FINANCE DOCUMENTS" means the Finance Documents (as defined in the Senior Subordinated Facility Agreement);

      "SENIOR SUBORDINATED FINANCE PARTIES" has the meaning given to that term in the Intercreditor Agreement;

      "SHAREHOLDER INJECTIONS" means:

      (a) in respect of Newco 2, the making of Subordinated Shareholder Loans to it and the subscription by Newco 1 for shares in Newco 2 in accordance with clause 10.6(m); and

      (b) in respect of any other Acquisition Party, the issuing of shares or loan notes by such Acquisition Party to its shareholders for cash and the borrowing of cash by such Acquisition Party from its shareholders, in each case in a manner and on terms and conditions not resulting in a Default provided that the proceeds of such issuance or borrowing are, in a manner and on terms and conditions not resulting in a Default, directly or indirectly invested by such Acquisition Party in Newco 2 in the manner referred to in (a) above;

      "STANDARD SECURITIES" means the standard securities in the agreed form entered into, or to be entered into, by members of the Group over properties situate at (i) Orchard Loan, Lochside, Forfar, Tayside and (ii) Blocks 10 and 11, Craig Park, Newcraighall Road, Edinburgh, Lothian (in each case) in favour of the Security Agent;

      "STERLING" and "(POUND)" mean the lawful currency for the time being of the United Kingdom and in respect of all payments to be made under this Agreement in Sterling mean immediately available, freely transferable cleared funds;

      "STERLING AMOUNT" means (a) in relation to a Drawing to be made in Sterling the amount in Sterling so drawn down, (b) in relation to a Drawing under the Working Capital Facility which has been or is to be drawn down in an Optional Currency, the amount in Sterling which was or would be required to purchase the principal amount of that Drawing at or prior to the Drawdown Date as determined in accordance with clause 4.17(c), in each case as reduced by any repayment or prepayment under this Agreement;

      "STRUCTURE PAPER" means the structure paper dated 9 August 1999 in the agreed form which sets out the structure of, and the steps involved in, the acquisition of the Target pursuant to the Scheme and the refinancing of the Relevant Liabilities of the Target and its Subsidiaries;

      "SUBORDINATED SHAREHOLDER LOANS" means subordinated loans lent by UK Topco, the Target, Newco 1 or HMTF Poultry and borrowed by Newco 2 other than under the Intercompany Loan Agreement or the Target/Newco 2 Loan Agreement), which loans do not bear cash interest, cannot be repaid during the Finance Period and are otherwise fully subordinated to the obligations of the Obligors under the Finance Documents on terms satisfactory to the Agent and where copies (certified by a director or the secretary of Newco 2 as true, complete and up-to-date copies) of the documents evidencing such Borrowed Money are delivered to the Agent promptly upon those documents being entered into, or, where the context requires, the documents or instruments evidencing such loans;

      "SUBORDINATION DEEDS" means (a) the Intercompany Loan Subordination Deed and the Target/Newco 2 Subordination Deed and (b) the HMTF Poultry/Newco2 Subordination Deed and any other subordination deeds from time to time entered into in favour of the Security Trustee in respect of Subordinated Shareholder Loans;

      "SUBSCRIPTION AGREEMENTS" means:

      (a) the subscription agreement dated 14 May 1999 as amended and restated on 26 May 1999 between Cayman 1 and HMTF Investment Partners, C.V. as subscriber; and

      (b) the subscription agreement originally dated 14 May 1999 as amended and restated on 26 May 1999 between Cayman 2 and HMTF Investment Partners, C.V. as subscriber;

      "SUBSIDIARY" means:

      (a) in relation to the Target and Newco 2, a subsidiary within the meaning of section 736 of the Act and, for the purposes of clauses 10.1(a), 10.3 and schedule 8 only, a subsidiary undertaking within the meaning of section 258 of the Act; and

      (b) in relation to any other person, any entity (a) which is controlled directly or indirectly by that person or (b) of whose dividends or distributions on ordinary voting share capital that person is entitled to receive more than 50 per cent.; and "control" for this purpose means the direct or indirect ownership of the majority of the voting share capital of such entity or to determine the composition of a majority of the board of directors (or like board) of such entity, in each case whether by virtue of ownership of share capital, contract or otherwise;

      "SUBSTITUTE" has the meaning given to that term in clause 16.3;

      "SUBSTITUTE BASIS" has the meaning given to that term in clause 14.4(b);

      "SUBSTITUTION CERTIFICATE" means a certificate substantially in the terms of part A or part B of schedule 5;

      "SUPPLEMENTAL AGREEMENT" means the agreement supplemental to this Agreement dated on or about 27 May 2002 made between, amongst others, the parties to this Agreement;

      "TARGET" means Premier Holdings Limited (formerly Hillsdown Holdings plc) (company number 971448) whose registered office is at 28 The Green, Kings Norton, Birmingham B38 8SD;

      "TARGET DAY" means a day on which the Trans-European Automated Real-time Gross Settlement Express Transfer system (TARGET) is operating;

      "TARGET GROUP" means the Target and its Subsidiaries from time to time and "MEMBER OF THE TARGET GROUP" means any of them;

      "TARGET GROUP SHARE PLEDGES" means the pledges in favour of the Security Agent in the agreed form entered into, or to be entered into, by:

      (i) Hillsdown Europe Limited (in respect of its shares in Hillsdown Holland B.V.);

      (ii) Premier International Foods UK Limited (in respect of its shares in Melroses Limited and Ridgways Limited);

      (iii) Hillsdown International B.V. (in respect of its shares in Jonker Fris B.V.);

      (iv) Hillsdown Holland B.V. (in respect of its shares in Hillsdown Holdings France S.A.S.);

      (v) Hillsdown Holdings France S.A.S. (in respect of its shares in Materne Boin S.A. and Premier Brands France S.A.);

      (vi)  Newco 2 (in respect of its shares in Premier Brands Limited); and

      (vii) Hillsdown Ambient Foods Group Limited (in respect of its shares in Robert Wilson & Sons (Est. 1849) Limited);

      "TARGET/NEWCO 2 LOAN AGREEMENT" means the loan agreement in the agreed form between Newco 2 as borrower and the Target pursuant to which L215,200,000 of the proceeds of the Demerger have been lent to Newco 2;

      "TARGET/NEWCO 2 SUBORDINATION DEED" means the agreed form subordination deed entered into, or to be entered into, between the Target, Newco 2 and the Security Agent;

      "TARGET ORDINARY SHARES" means ordinary shares in the Target issued or to be issued upon or at any time after the Effective Date;

      "TARGET PREFERENCE SHARES" means the fixed rate preference shares in the capital of the Target issued or to be issued upon or at any time after the Effective Date;

      "TAXES" means all taxes, imposts, duties, levies, charges, deductions and withholdings in the nature or on account of tax whether of the United Kingdom or elsewhere, together with all interest thereon and penalties with respect thereto and "TAX" and "TAXATION" shall be construed accordingly;

      "TERM ADVANCE" means all or any (as the context requires) of a Facility A Advance and a Facility B Advance;

      "TERM COMMITMENT PERIOD" means in respect of (i) the Original Tranches, the period commencing on 10 August 1999 and expiring on 18 August 1999 and
      (ii) the Second Tranches, the Second Effective Date but, in any event, ending on any earlier date upon which the Total Commitments in respect of the relevant Tranche are cancelled or reduced to zero under or pursuant to any of the terms of this Agreement;

      "TERM FACILITIES" means Facility A and Facility B;

      "TERMINATION DATE" means (i) (in respect of each Tranche) the last day of its Term Commitment Period or (ii) (in respect of the Working Capital Facility) the last day of the Working Capital Commitment Period;

      "THIRD ACQUISITION AGREEMENTS" means the Acquisition Agreements (as defined in the Senior Subordinated Facility Agreement);

      "THIRD ACQUISITIONS" means the Acquisitions (as defined in the Senior Subordinated Facility Agreement);

      "THIRD PURCHASER" means the Purchaser (as defined in the Senior Subordinated Facility Agreement);

      "THIRD REPORTS" means the Reports (as defined in the Senior Subordinated Facility Agreement);

      "THIRD VENDORS" means the Vendors (as defined in the Senior Subordinated Facility Agreement);

      "TOTAL COMMITMENTS" means, in respect of a Tranche or a Facility or (as the context requires) the Facilities at any relevant time, the total of the Commitments of all the Banks in respect of such Tranche, Facility or Facilities (as appropriate) at such time;

      "TOTAL CONTRIBUTIONS" means, in respect of any Tranche or Facility or (as the context requires) the Facilities at any relevant time, the total of the Contributions of all the Banks in respect of such Tranche or Facility or Facilities (as appropriate) at such time;

      "TRANCHE" means all or any (as the context requires) of the Original Tranches and the Second Tranches;

      "TRANSACTION DOCUMENTS" means the Intercompany Loan Agreement, the Target/Newco 2 Loan Agreement, the Subordinated Shareholder Loans, the Demerger Agreements, the Second Transaction Documents and the Third Acquisition Agreements;

      "TREATY" means the Treaty establishing the European Economic Community being the Treaty of Rome of 25 March 1957 as amended by the Single European Act 1986 and the Maastricht Treaty (which was signed on 7 February 1992 and came into force on 1 November 1993) as amended, varied or supplemented from time to time;

      "TREATY LENDER" means a person which, by virtue of the provisions of a double taxation agreement between the jurisdiction in which the relevant Borrower is resident and the country of residence of that person is, subject only to a prior direction given to the relevant Borrower by the appropriate tax authority pursuant to an application by that person, eligible, on the date of this Agreement (or, if later, the date such Bank becomes a party to this Agreement) to have payments made to it by that Borrower under this Agreement without any deduction or withholding in respect of Taxes;

      "TRUST PROPERTY" means, collectively, (i) the security, powers, rights, titles, benefits and interests (both present and future) constituted by and conferred on the Security Agent under or pursuant to the Security Documents (including, without limitation, the benefit of all covenants given in the Security Documents), (ii) all moneys, property and other assets paid or transferred to or vested in the Security Agent (or any agent of the Security Agent) or received or recovered by the Security Agent (or any agent of the Security Agent) pursuant to, or in connection with, any of the Security Documents whether from any member of the Charging Group or any other person and (iii) all rights, benefits, interests, money, investments, property and other assets at any time representing or deriving from any of the foregoing, including all interest, income and other sums at any time received or receivable by the Security Agent (or any agent of the Security Agent) in respect of the same (or any part thereof);

      "UKIPR AGREEMENT" means the agreement for the sale of certain Intellectual Property Rights in the agreed form entered into, or to be entered into, between the certain of the Second Vendors and the UK Second Purchaser;

      "UK LENDER" means:

      (a)   a company which is resident in the United Kingdom for tax purposes;
            or

      (b)   a partnership each of whose members is a company so resident; or

      (c) a company which is not resident in the United Kingdom for tax purposes, but which carries on a trade in the United Kingdom through a branch or agency and is subject to corporation tax on interest paid to it under this Agreement under section 11(2) of the Income and Corporation Taxes Act 1988;

      "UK LISTING AUTHORITY" means the Financial Services Authority in its capacity as the competent authority for the purposes of Part VI of the Financial Services and Markets Act 2000;

      "UK RESIDENT SUBSIDIARY" means any wholly-owned Subsidiary of Newco 2 which is incorporated in, and is, for the purposes of United Kingdom Taxation, resident in, the United Kingdom;

      "UK SECOND ACQUISITION" means the acquisition by the UK Second Purchaser of the United Kingdom ambient food business of Nestle UK Ltd pursuant to the UK Second Acquisition Agreements;

      "UK SECOND ACQUISITION AGREEMENTS" means:

      (a)   the Second SPA;

      (b)   the UKIPR Agreement;

      (c)   the Rowntrees Licence; and

      (d)   all other documents delivered pursuant to or in relation to any of
            (a) to (c) (inclusive) above (including, without limitation, the transitional services agreement in the agreed form entered into, or to be entered into, between certain of the Second Vendors and the Second Purchasers in connection with the UK Second Acquisition);

      "UK SECOND ACQUISITION COMPLETION DATE" means the date (which shall be a Banking Day) on which the UK Second Acquisition is duly effected by the completion of the UK Second Acquisition Agreements;

      "UK SECOND PURCHASER" means Premier Ambient Products (UK) Limited (company number 4427006) whose registered office is at 28 The Green, Kings Norton, Birmingham B38 8SD;

      "UK TOPCO" means Premier Foods Investments Limited (company number 04426994) whose registered office is at 28 The Green, Kings Norton, Birmingham, West Midlands B38 8SD;

      "UNDERWRITERS" means the Original Underwriters and the Amendment Underwriters;

      "VOTING UNDERTAKING" means the agreed form voting undertaking granted, or to be granted, by Cayman 1 in favour of the Security Agent;

      "WORKING CAPITAL ADVANCE" means each borrowing by way of an advance under the Working Capital Facility in accordance with clause 2.2 or (as the context requires) the principal amount of that borrowing outstanding at any relevant time;

      "WORKING CAPITAL BANKS" means each person whose name is set out in the relevant part of schedule 1 or which assumes rights and obligations in respect of the Working Capital Facility pursuant to a Substitution Certificate provided that upon (i) termination in full of all the Commitments of any Working Capital Bank, and (ii) irrevocable payment in full of all amounts which may be or become payable to such Working Capital Bank under the Finance Documents, such Bank shall not be regarded as being a Working Capital Bank for the purposes of determining whether any provision of any of the Finance Documents requiring consultation with or the consent or approval of or instructions from the Banks or the Majority Banks has been complied with;

      "WORKING CAPITAL BORROWERS" means Newco 2 and those wholly-owned Subsidiaries of Newco 2 which are Charging Subsidiaries and which accede to this Agreement as "Working Capital Borrowers" pursuant to clause 20 and "WORKING CAPITAL BORROWER" means any of them;

      "WORKING CAPITAL COMMITMENT PERIOD" means the period from the date of this Agreement until 31 December 2007 or on such earlier date (if any) upon which the Total Commitments in respect of the Working Capital Facility are cancelled or reduced to zero under or pursuant to any of the terms of this Agreement; and

      "WORKING CAPITAL FACILITY" means the facility granted by clause 2.2 or as the case may be the amount of that facility as determined in accordance with that clause.

1.2   HEADINGS

      Clause headings and the table of contents are inserted for convenience of reference only and shall be ignored in the interpretation of this Agreement.

1.3   CONSTRUCTION OF CERTAIN TERMS

      In this Agreement, unless the context otherwise requires:

      (a) references to clauses and schedules are to be construed as references to the clauses of, and schedules to, this Agreement and references to this Agreement include its schedules;

      (b) references to (or to any specified provision of) this Agreement or any other document shall be construed as references to this Agreement, that provision or that document as in force for the time being and as from time to time amended in accordance with its terms, or, as the case may be, with the agreement of the relevant parties and (where such consent is, by the terms of this Agreement or the relevant document, required to be obtained as a condition to such amendment being permitted) the prior written consent of the Agent;

      (c) references to a "REGULATION" include any present or future regulation, order, rule, directive, requirement, request or guideline (whether or not having the force of law) of any governmental body, agency, department or regulatory, self-regulatory or other authority or organisation which is available to those persons it affects;

      (d) references to an "AUTHORISATION" mean and include any consent, authorisation, licence, approval, exemption, filing, concession, registration, notarisation and permit;

      (e) words importing the plural shall include the singular and vice versa;

      (f)   references to a time of day are to London time;

      (g) references to a "PERSON" shall be construed as including references to an individual, firm, company, corporation, unincorporated body of persons or any State or any of its agencies;

      (h) references to "ASSETS" include all or part of any business, undertaking, real property, personal property, uncalled capital and any rights (whether actual or contingent, present or future) to receive, or require delivery of, any of the foregoing;

      (i) references to a "GUARANTEE" include references to an indemnity, standby letter of credit or other assurance against financial loss including, without limitation, an obligation to purchase assets or services as a consequence of a default by any other person to pay any Indebtedness and "guaranteed" shall be construed accordingly;

      (j) references to the "EQUIVALENT" of an amount specified in a particular currency (the "SPECIFIED CURRENCY AMOUNT") shall be construed as a reference to the amount of the other relevant currency which can be purchased at the Agent's spot rate (as certified by the Agent) with the specified currency amount in the London foreign exchange market at or about 11 a.m. on the day on which the calculation falls to be made for spot delivery;

      (k) references to any enactment shall be deemed to include references to such enactment as re-enacted, amended or extended;

      (l) references to documents being in the "AGREED FORM" mean documents initialled by both counsel to the Agent (on behalf of the Agent, the Documentation Agent and the Arrangers) and Weil, Gotshal & Manges (on behalf of Newco 2) or, in the case of a document, not so initialled in a form to be agreed between the Agent and Newco 2 (acting reasonably);

      (m) references to a fixed date intended to mean the end of a financial period shall be construed, unless the context otherwise requires, as references to the accounting reference date in respect of that financial period falling on or about that fixed date;

      (n) references to a Bank as a Hedge Counterparty shall be deemed to include a reference to any Bank Affiliate provided that such Bank Affiliate shall first have acceded to this Agreement in such manner as the Agent shall have required;

      (o) an obligation to "DISCHARGE" includes, in respect of contingent liabilities (including, without limitation, the Contingent Ancillary Facilities Liabilities and the Letters of Credit), (i) an obligation to use reasonable endeavours to procure the release of the relevant Finance Parties from any liability in respect of such contingent liabilities or (ii) to the extent required by the relevant Finance Parties (by notice through the Agent), an obligation to pay to the Security Agent or, where the context requires, the Cash Collateral Account Bank or the Fronting Bank or the relevant Ancillary Facilities Bank for the credit of a Cash Collateral Account by way of cash collateral an amount as at the date of such notice which the Security Agent or, as the case may be, the Cash Collateral Account Bank or the Fronting Bank or the relevant Ancillary Facilities Bank certifies to be equal to the amount of the relevant contingent liabilities (including, where the context requires, the amount of the Contingent Ancillary Facilities Liabilities owing to such Ancillary Facilities Bank or the amount of the outstanding Letters of Credit) to be discharged, whereupon such amount shall become immediately or in accordance with such notice due and payable. Amounts so credited to a Cash Collateral Account (and interest thereon) shall (without prejudice to the Security Documents) be applied in paying the amount of such contingent liabilities as they fall due on maturity or other crystallisation (and "DISCHARGED" shall be construed accordingly);

      (p) a Working Capital Facility Drawing being "REPAID" or "PREPAID" means, in the case of a Letter of Credit, such Letter of Credit being discharged and "REPAYMENT", "PREPAYMENT", "REPAYING" and "PREPAYING" should be construed accordingly;

      (q) an amount "OUTSTANDING" at any time under or in respect of a Letter of Credit is the maximum amount that may be demanded under that Letter of Credit at that time in accordance with its express provisions less (i) the aggregate amount of cash cover held in a Cash Collateral Account in relation to that Letter of Credit at that time and (ii) (save to the extent that this is taken into account in the express provisions of that Letter of Credit) the aggregate of all payments made by the Fronting Bank pursuant to demands made under that Letter of Credit on or prior to such time (save to the extent that the Fronting Bank has not been reimbursed in respect of the same (unless the context otherwise requires)) and each provision of this Agreement which requires reference to the concept contained in this clause 1.3(q) shall be construed accordingly;

      (r) references to documents being duly certified or to duly certified copies of such documents shall mean that such documents are certified as true and complete copies of the executed originals of such documents by a director of Newco 2;

      (s) references to a "RELEVANT BANK" mean (in the case of the Facility A) a Facility A Bank, (in the case of the Facility B) a Facility B Bank and (in the case of the Working Capital Facility) a Working Capital Bank;

      (t) references to "ORDINARY COURSE OF BUSINESS" mean, in relation to any person, the ordinary course of business of such person carried out in accordance with the Finance Documents; and

      (u) references to "THE DATE OF THIS AGREEMENT" (and similar expressions) mean 10 August 1999.

1.4   SUCCESSORS AND ASSIGNS

      The expressions "AGENT", "AMENDMENT ARRANGERS", "AMENDMENT UNDERWRITERS", "ANCILLARY FACILITIES BANKS", "ANCILLARY FACILITIES BORROWERS", "ARRANGERS", "Banks", "BORROWERS", "DOCUMENTATION AGENT", "FINANCE PARTIES", "FRONTING BANK", "HEDGE COUNTERPARTIES", "NEWCO 2", "OBLIGORS", "FACILITY A BANKS", "FACILITY B Banks", "SECURITY AGENT", "UK SECOND PURCHASER", "UNDERWRITERS", "WORKING CAPITAL BANKS" and "WORKING CAPITAL BORROWERS" includes, in each case, their respective successors and, in the case of the Finance Parties, their respective permitted assignees, permitted transferees and Substitutes, whether immediate or derivative.

2     THE FACILITIES

      The Banks, relying upon each of the representations and warranties in clause 9, but subject to clauses 3.3 and 3.4 agree to make available the following facilities:

2.1   THE TERM FACILITIES

      (a) The Facility A Banks agree to make available to Newco 2 a term loan facility in a principal sum of up to the Facility A Limit consisting of two tranches as follows:

            (i) a tranche ("FACILITY A TRANCHE 1") in a principal amount of L121,322,042 which was drawn and immediately on-lent to the Target to be used to assist the Target Group to repay the Relevant Liabilities; and

            (ii) a tranche ("FACILITY A TRANCHE 2") in a principal amount of L123,000,000 to be used for the Second Acquisitions Purposes.

      (b) The Facility B Banks agree to make available to Newco 2 a term loan facility in a principal sum of up to the Facility B Limit consisting of two tranches as follows:

            (i) a tranche ("FACILITY B TRANCHE 1") in a principal amount of L55,901,406 which was drawn and immediately on-lent to the Target to be used to assist the Target Group to repay the Relevant Liabilities; and

            (ii) a tranche ("FACILITY B TRANCHE 2") in a principal amount of L12,076,552 to be used for the Second Acquisitions Purposes.

      The parties acknowledge that as at the Second Effective Date:

      (x)   the Original Tranches are fully drawn; and

      (y) no further Drawings may be made under the Original Tranches (as there are no Available Commitments in respect of the Original Tranches).

2.2   THE WORKING CAPITAL FACILITY

      The Working Capital Banks agree to make available to the Working Capital Borrowers a revolving working capital facility of up to L100,000,000
      (or the equivalent in Optional Currencies), which shall be used by the Working Capital Borrowers for the Group's general working capital purposes (which shall not, for the avoidance of doubt, include any payment of principal in respect of the Term Facilities nor any payment in connection with the Second Acquisitions) or, subject to clause 4.5(a), to assist the Target Group to repay the Relevant

      Liabilities. This Facility may be utilised by means of Ancillary Facilities, Working Capital Advances or Letters of Credit.

2.3   SEVERAL OBLIGATIONS

      The obligation of each Bank under this Agreement in relation to a particular Tranche or Facility shall be to contribute that proportion of each relevant Advance under that Tranche or Facility which its Commitment in relation to the relevant Tranche or Facility bears to the Total Commitments in relation to such Tranche or Facility and, in respect of the Working Capital Facility, to assume its obligations under clauses 4.12 and 15.6.

3     THE CONDITIONS

3.1   DOCUMENTS AND EVIDENCE

      [Not restated]

3.2   GENERAL CONDITIONS PRECEDENT

      The obligation of each Bank to contribute to any Advance or for the Fronting Bank to issue any Letter of Credit or for any Ancillary Facilities Bank to make available Ancillary Facilities is subject to the further conditions that at the date of each Drawdown Notice and on each Drawdown Date or, as the case may be, on the date of each request for such other utilisation and on the date of each such other utilisation:

      (a) the representations and warranties set out in clause 9.1 which are repeated pursuant to clause 9.3 are true and correct in all material respects on and as of each such date as if each were made with respect to the facts and circumstances existing at such date; and

      (b) in relation to the rollover of an existing Working Capital Advance only (without increasing the amount thereof) for a Maturity Period of no more than one month, no Event of Default shall have occurred and be continuing or would result from the making of such Advance and, in relation to any other Drawing, no Default shall have occurred and be continuing or would result from the making of such Drawing.

3.3   FACILITY A

      The obligation of each relevant Facility A Bank to contribute to the first Advance under Facility A Tranche 2 subject to the further condition that, at the date of the relevant Drawdown Notice and on the relevant Drawdown Date, Facility B Tranche 2 is drawn down in full.

3.4   WORKING CAPITAL FACILITY

      The obligation of each Working Capital Bank to contribute to the first Working Capital Drawing is subject to the further condition that, at the date of each relevant Drawdown Notice and each relevant Drawdown Date, the Facility B is drawn down in full.

3.5   WAIVER OF CONDITIONS PRECEDENT

      The conditions specified in this clause 3 are inserted solely for the benefit of the Banks and may be waived on their behalf in whole or in part and with or without conditions by the Agent acting on the instructions of the Majority Banks in respect of any Drawing or other utilisation of the Facilities.

4     DRAWINGS UNDER THE FACILITIES

4.1   THE TERM FACILITIES

      (a)   Facility A Tranche 2

            (i) Subject to the terms and conditions of this Agreement, the Advances under Facility A Tranche 2 shall be made to Newco 2 on up to two occasions on the UK Second Acquisition Completion Date each in an amount complying with clause 4.1(a)(ii) following receipt by the Agent from Newco 2 of a completed Drawdown Notice in the form of part A of schedule 2 not later not later than 9:30 a.m. on the proposed Drawdown Date.

            (ii) The principal amount specified in each Drawdown Notice relating to Facility A Tranche 2 shall, subject to the terms and conditions of this Agreement, be not less than L1,000,000 or the balance of the Total Commitments in respect of Facility A Tranche 2 and shall be used for the purposes described in clause 2.1(a).

            (iii) Newco 2 irrevocably instructs the Agent (x) (subject to sub-clause (y) below) to remit the proceeds of each Advance under Facility A Tranche 2, to the extent made for the purposes of funding any part of the consideration payable under the Second Acquisitions Agreements on the UK Second Acquisition Completion Date, to the Second Vendors (whose receipt shall be in good discharge to the Agent) and (y) to deduct from the proceeds of the Advances under Facility A Tranche 2 the amounts due under clause 5.1 of the Supplemental Agreement. Newco 2 acknowledges that each such payment by the Agent shall constitute the making of a Facility A Advance to Newco 2 by the relevant Facility A Banks.

            (iv) To the extent that Facility A Tranche 2 is not drawn down in full by the up to two Advances under Facility A Tranche 2 on the UK Second Acquisition Completion Date, or is not drawn down by the Termination Date in respect of such Tranche, the undrawn Commitments of the Facility A Banks in respect of Facility A Tranche 2 (if any) shall thereupon be automatically reduced to zero and cancelled.

      (b)   Facility B Tranche 2

            (i) Subject to the terms and conditions of this Agreement, Advances under Facility B Tranche 2 shall be made to Newco 2 on up to two occasions on the UK Second Acquisition Completion Date each in an amount complying with clause 4.1(b)(ii) following receipt by the Agent from Newco 2 of a completed Drawdown Notice in the form of part A of schedule 2 not later than 9:30 a.m. on the proposed Drawdown Date.

            (ii) The principal amount specified in each Drawdown Notice relating to the Facility B Tranche 2 shall, subject to the terms and conditions of this Agreement, be not less than L1,000,000 or the balance of the Total Commitments in respect of the Facility B Tranche 2 and shall be used for the purposes described in clause 2.1(b).

            (iii) Newco 2 irrevocably instructs the Agent (x) (subject to sub-clause (y) below) to remit the proceeds of each Advance under Facility B Tranche 2, to the extent made for the purposes of funding any part of the consideration payable under the Second Acquisitions Agreements on the UK Second Acquisition Completion Date, to the Second Vendors (whose receipt shall be in good discharge to the Agent) and (y) to deduct from the proceeds of the Advances under Facility B Tranche 2 the amounts due under clause 5.1 of the Supplemental Agreement. Newco 2 acknowledges that each such payment by the Agent shall constitute the making of a Facility B Advance to Newco 2 by the relevant Facility B Banks.

            (iv) To the extent that the Facility B is not drawn down in full by the up to two Advances under Facility B Tranche 2 on the UK Second Acquisition Completion Date, or is not down by the Termination Date in respect of such Tranche, the undrawn Commitments of the Facility B Banks in respect of the Facility B Tranche 2 (if any) shall thereupon be automatically reduced to zero and cancelled.

      (c) If the UK Second Acquisition Completion Date has not occurred on or before 30 June 2002 (or such later date as the Amendment Underwriters may agree for the purposes of clause 2.1 of the Supplemental Agreement), the Second Tranches shall be cancelled.

4.2   THE WORKING CAPITAL FACILITY

      (a) Subject to the terms and conditions of this Agreement, a Working Capital Advance shall be made to the relevant Working Capital Borrower or a Letter of Credit issued following receipt by the Agent from Newco 2 of an appropriately completed Drawdown Notice in the form of part B of schedule 2 (such Drawdown Notice in the case of a Letter of Credit to include the additional information required by clause 4.9) not later than 10 a.m. on the first Banking Day or (in the case of a Working Capital Advance or Letter of Credit in an Optional Currency) the third Banking

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

            Day before the proposed Drawdown Date. No Drawdown Notice may be given in respect of an amount which is the subject of a notice received by the Agent under clause 6.8.

      (b)   (i)   Working Capital Advances may only be made or Letters of Credit issued on Banking Days falling on or after the UK Second
                  Acquisition Completion Date and within the Working Capital
                  Commitment Period.

            (ii) Each Working Capital Advance or Letter of Credit shall be of L500,000 (or the equivalent in Optional Currencies) or any larger sum which is an integral multiple of L25,000
                  (or the equivalent in Optional Currencies) or, if less, the relevant Available Facility Amount on the relevant Drawdown Date.

            (iii) Working Capital Advances may only be borrowed for a Maturity
                  Period of 1, 2, 3 or 6 or (if available to all the Banks) 9 or 12 months (or such other period as the Agent, acting on the instructions of the Majority Banks, may agree) ending not later than the Termination Date in respect of the Working Capital Facility and Letters of Credit may only be issued for a period not exceeding 12 months ending not later than the Termination Date in respect of the Working Capital Facility.

            (iv) There shall be no more than 8 Working Capital Advances or Letters of Credit outstanding at any time.

            (v) For the purposes of assisting syndication of the Facilities, the Maturity Periods for the Working Capital Advances shall until the Second Syndication Completion Date be such period or periods as may be agreed between Newco 2 and the Agent.

            (vi) In the case of a Letter of Credit, the Fronting Bank and the Agent shall approve (such approval not to be unreasonably withheld or delayed) the terms and beneficiary of the Letter of Credit to be issued under the Drawdown Notice, the form of which shall be agreed (with all parties acting reasonably) by the Fronting Bank, the Agent and the relevant Working Capital Borrower.

4.3   SELECTION OF CURRENCIES IN RESPECT OF THE WORKING CAPITAL FACILITY

      Subject to the provisions of clauses 4.2(b) and 14.6, and provided that as a consequence thereof there would not be Working Capital Advances and Letters of Credit outstanding in more than 5 different currencies (for which purposes, for the avoidance of doubt, each National Currency Unit and euros are different currencies), if the relevant Borrower so requests in the relevant Drawdown Notice, an Advance or a Letter of Credit may be drawn down in an Optional Currency, but if no such request is received by the Agent such Drawing will be drawn down in Sterling.

4.4   THE ANCILLARY FACILITIES

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

      (a) Subject to clause 4.5, the Working Capital Borrowers shall be entitled to utilise all or part of the Working Capital Facility by way of Ancillary Facilities instead of, or in addition to, by way of Working Capital Advances or Letters of Credit. The Ancillary Facilities shall, subject to the terms of the Ancillary Facilities Letters and the other provisions of this Agreement, cease to be available on the Termination Date in respect of the Working Capital Facility.

      (b)   Ancillary Facilities may comprise:

            (i)   overdraft facilities;

            (ii) guarantee, bonding, documentary or stand-by letter of credit facilities;

            (iii) short term loans;

            (iv)  foreign exchange facilities; or

            (v) other facilities or accommodation as may be required in connection with the business of the Group and which are agreed with the relevant Ancillary Facilities Bank.

      (c) The relevant Ancillary Facilities Borrower may, at any time from the date of this Agreement to the Termination Date in respect of the Working Capital Facility, by notice in writing to the Agent request the establishment of an Ancillary Facility by the conversion of an Available Commitment in respect of the Working Capital Facility (or any part of it) into an Ancillary Commitment with effect from the date (or such later date as the Ancillary Facilities Borrower, the relevant Ancillary Facilities Bank and the Agent may agree from time to time) specified in such notice (the "CONVERSION EFFECTIVE DATE") being a date not less than three Banking Days after the date such notice is received by the Agent being a date not earlier than the first Drawdown Date in respect of the Facilities. Any such notice shall specify:

            (i)   the proposed Ancillary Facilities Borrower;

            (ii) the proposed commencement and expiry date for the Ancillary Facility concerned (and the expiry date must be a Banking Day on or prior to the Termination Date in respect of the Working Capital Facility);

            (iii) the type of the proposed Ancillary Facility;

            (iv)  the proposed Ancillary Facilities Bank;

            (v) the Ancillary Commitment to apply to the proposed Ancillary Facility; and

            (vi) such other details as to the nature, amount and operation of the proposed Ancillary Facility as the Agent may reasonably require,

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

            and the Agent shall promptly notify each Bank upon receipt of any such notice.

      (d) Any Bank so nominated (provided that it has a sufficient Available Commitment in respect of the Working Capital Facility and has agreed to become an Ancillary Facilities Bank) may become an Ancillary Facilities Bank authorised to make the proposed Ancillary Facility available with effect on and from the Conversion Effective Date.

      (e) Any material variation in any Ancillary Facility or proposed increase or reduction in the Ancillary Commitment relating to such Ancillary Facility shall be effected on and subject to the provisions, mutatis mutandis, of this clause 4.4.

      (f) Save to the extent that an Ancillary Commitment is being converted to an Available Commitment in respect of the Working Capital Facility pursuant to clause 4.6, no Ancillary Facilities Bank may, until notice has been served under clause 12.2, demand repayment of any moneys made available by it, or demand cash cover in respect of any guarantees or similar contingent liabilities made available by it, under its Ancillary Facility or take any action analogous to any of the foregoing under any other type of banking arrangements provided by it under its Ancillary Facility (without prejudice to any rights of such Ancillary Facilities Bank to set off amounts standing to the debit and credit of different accounts of any member or members of the Group held with it).

      (g) The Ancillary Commitment of each Ancillary Facilities Bank shall terminate no later than the Termination Date in respect of the Working Capital Facility.

      (h) An Ancillary Facility may include a facility provided on a net nil basis so that the amount of the Ancillary Commitment allocated to such Ancillary Facility is zero and therefore no conversion is required of any Available Commitment in respect of the Working Capital Facility. However, if any outstandings arise under such net nil Ancillary Facility following an Enforcement Date such outstandings will be treated as Ancillary Facilities Liabilities for the purposes of this Agreement.

4.5   LIMITS

      (a)   Newco 2 and the other Borrowers shall ensure that at no time:

            (i) the aggregate Sterling Amount of the Working Capital Advances, the aggregate Ancillary Commitments and the outstanding aggregate amount of all issued Letters of Credit exceeds an amount equal to the Total Commitments in respect of the Working Capital Facility at that time;

            (ii) the aggregate Drawings under the Working Capital Facility used to assist in the repayment of any Relevant Liabilities exceeds L43,500,000 excluding Letters of Credit issued to cover overdraft

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

                  facilities and contingent liabilities in the ordinary course of business;

            (iii) the aggregated Ancillary Facilities Liabilities of any
                  Ancillary Facilities Bank exceed the Ancillary Commitment of such Ancillary Facilities Bank at that time;

            (iv) the outstanding aggregate Sterling Amount of all Drawings by way of Letters of Credit and/or guarantees and/or letters of credit issued under Ancillary Facilities exceeds L60,000,000; and

            (v) the aggregate outstandings, calculated on a gross basis, under all the overdraft facilities provided under the Ancillary Facilities exceed L75,000,000 (or its equivalent in any other currency); and

            (vi) the aggregate Sterling Amount of the Working Capital Advances, the aggregate amount of all issued Letters of Credit and the aggregate utilisations of the Ancillary Facilities (for the avoidance of doubt including, in the case of the Ancillary Facilities, interest, fees and charges which have been debited to the Working Capital Borrowers' accounts with the Ancillary Facilities Banks), calculated on a gross basis, exceeds L200,000,000 (or its equivalent in any other currency).

      (b) Without prejudice to any other provision of this Agreement, the Total Commitments under the Working Capital Facility shall in any event be reduced to zero on the Termination Date in respect of such Facility and no Drawing may be made by the Working Capital Borrowers under the Working Capital Facility thereafter.

4.6   COMMITMENTS OF ANCILLARY FACILITIES BANKS

      The Commitment in respect of the Working Capital Facility of each Ancillary Facilities Bank shall be reduced pro tanto by the amount of its Ancillary Commitment but shall automatically increase upon the relevant Ancillary Facility ceasing to be available to the relevant Ancillary Facilities Borrower or that Ancillary Facility being cancelled in accordance with clause 4.7 and (in each case) the amounts (actually or contingently) outstanding thereunder being repaid or discharged.

4.7   CANCELLATION OF ANCILLARY FACILITIES

      Any Ancillary Facilities Borrower which has established an Ancillary Facility may at any time by notice in writing to the Agent and the relevant Ancillary Facilities Bank cancel such Ancillary Facility, in which event on the date specified in the notice, being a date not less than three Banking Days after the date such notice is received by the Agent and the relevant Ancillary Facilities Bank, the relevant Ancillary Commitment shall be converted into a Commitment in respect of the Working Capital Facility.

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

4.8   OPERATION OF ACCOUNTS NOTWITHSTANDING THE SECURITY DOCUMENTS

      Notwithstanding the fixed charges on bank accounts and Debts (as that term is defined in the Group Debenture) contained in the Security Documents, each Ancillary Facilities Bank may, subject to clause 15.6, continue to exercise its rights of set-off or combination of accounts under any Group netting agreements.

4.9   LETTERS OF CREDIT: DRAWDOWN NOTICE

      A Drawdown Notice requesting the issue of a Letter of Credit (in addition to complying with clause 4.2) must specify in respect of the Letter of Credit to be issued pursuant to such Drawdown Notice:

      (a)   the purpose of its issue;

      (b)   the issue date;

      (c)   the final expiry date as selected in accordance with clause
            4.2(b)(iii);

      (d) its terms and the beneficiary agreed in accordance with clause 4.2(b)(vi);

      (e)   its face value;

      (f) details of any documents and information required to be presented pursuant to the proposed Letter of Credit; and

      (g)   the name of the Fronting Bank.

      For the avoidance of doubt, the beneficiary and purpose of a Letter of Credit must be such that the Fronting Bank can, in compliance with all applicable laws, policies and regulations binding on or affecting the Fronting Bank, properly issue a Letter of Credit to such beneficiary and for such purpose without breaching such laws, policies and regulations.

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

4.10  FRONTING BANK TO ACT AS PRINCIPAL

      Where the Working Capital Facility is to be drawn by way of a Letter of Credit, such Letter of Credit shall be made available by the Fronting Bank which shall act as the principal of the Letter of Credit at the request of the relevant Working Capital Borrower. If Newco 2 requests, the Agent, Newco 2 and the Banks shall consult to consider what changes are required to be made to this Agreement to permit the Working Capital Borrowers to make Drawings under the Working Capital Facility by way of letters of credit and guarantees issued by all the Working Capital Banks on a several basis. After such consultation, the Agent (acting on the instructions of the Majority Banks (acting reasonably)) shall notify Newco 2 and the Banks of the amendments which it considers to be necessary to permit this and notwithstanding clause 17.11, shall be entitled to make such amendments to this Agreement.

4.11  BORROWER'S AUTHORISATION

      Each Working Capital Borrower hereby:

      (a) irrevocably authorises the Fronting Bank (subject to its compliance with its obligations in respect of the Letter of Credit) to make any payment and comply with any demand made by a third party in respect of a Letter of Credit which is valid on its face, appears to comply with the terms of such Letter of Credit and which may be claimed from or made upon it, without any reference to or further authority from the relevant Working Capital Borrower unless it has actual knowledge that any such demand is fraudulent;

      (b) agrees that its authorisation under clause 4.11(a) shall remain in full force and effect and shall not be discharged until such date as the Fronting Bank shall notify the relevant Working Capital Borrower and the Agent that it is fully satisfied that it remains under no liability (actual or contingent) in respect of any Letter of Credit;

      (c) agrees that each Letter of Credit is issued subject to and with the benefit of the provisions of schedule 12; and

      (d) agrees that it will at all times indemnify the Banks on demand of the Agent and keep the Banks indemnified on demand of the Agent from and against all actions, suits, proceedings, claims, demands, liabilities and damages and any reasonable costs, expenses, losses and charges whatsoever (the "INDEMNIFIED CLAIMS") in relation to or arising out of clause 4.12 except to the extent that the Indemnified Claims arise or result from such Bank's gross negligence or wilful default or pursuant to clause 4.16 and provided that such Working Capital Borrower shall be entitled to finance a payment under such indemnity by utilising the Working Capital Facility if it is then entitled to draw under the Working Capital Facility in accordance with the terms of this Agreement.

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

4.12  WORKING CAPITAL BORROWERS' FAILURE TO PERFORM

      (a) In the event of any failure of any relevant Working Capital Borrower to perform its obligations under clause 4.11, each Working Capital Bank hereby irrevocably and unconditionally either:

            (i) guarantees to the Fronting Bank severally up to the amount of its Relevant Proportion, and as a primary obligation, the due and punctual observance and performance of all of the payment obligations of such Working Capital Borrower in respect of any Letter of Credit; or

            (ii) if it is not permitted by its constitutive documents or any applicable law to grant guarantees, without any further action, shall be deemed to have taken, as of the date of issuance of each outstanding Letter of Credit, an undivided participating interest from the Fronting Bank in such Letter of Credit outstanding at such time in its Relevant Proportion. Each Working Capital Bank shall hold the Fronting Bank harmless and indemnify the Fronting Bank for such Working Capital Bank's proportionate share of any drawing under any Letter of Credit in which it has taken such an undivided participating interest under this clause 4.12.

      (b) The obligation of each Working Capital Bank to make payments to the Fronting Bank with respect to any Letter of Credit shall be irrevocable and shall not be subject to any qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including without limitation any of the following circumstances:

            (i) any lack of validity or enforceability of this Agreement, any of the other Finance Documents or any other documents or instruments executed by any member of the Charging Group or any Affiliate thereof and delivered to the Agent, the Fronting Bank or any other Bank in connection with or related to the Facilities, the Letters of Credit or the assets subject to the Security Documents, together with any and all amendments, extensions, renewals and modifications thereof;

            (ii) the existence of any claim, set-off, defence or other right which any member of the Charging Group may have at any time against the beneficiary named in any Letter of Credit or any transferee of any Letter of Credit (or any person for whom any such transferee may be acting), the Agent, the Fronting Bank, any other Bank or any other person, whether in connection with this Agreement, such Letter of Credit, the transactions contemplated in this Agreement or any unrelated transactions (including any underlying transactions between any member of the Charging Group or any Subsidiary of such member and the beneficiary named in such Letter of Credit);

            (iii) any draft, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

            (iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of this Agreement or any of the other Finance Documents; or

            (v)   the occurrence of any Default.

      (c) In the event of any failure of any relevant Working Capital Borrower to perform its obligations under clause 4.11, each Working Capital Bank hereby irrevocably and unconditionally agrees to pay to the Agent for the account of the Fronting Bank on demand made through the Agent, its Relevant Proportion of:

            (i) any and every sum or sums of money which such Working Capital Borrower shall from time to time be liable to pay (and which are unpaid) to the Fronting Bank in respect of a Letter of Credit; and

            (ii) full cash cover for outstanding contingent liabilities at any time after the Fronting Bank has become entitled to require, and has required, an indemnity in respect of outstanding contingent liabilities from such Working Capital Borrower and which shall not have been paid at the time such demand is made.

4.13  DEEMED CASH ADVANCE

      Any payment made by a Working Capital Bank pursuant to clause 4.12 and any unreimbursed amount on the part of the Fronting Bank shall (for the purpose of calculating interest thereon which is due from the relevant Working Capital Borrower) be deemed to have been made available to the Working Capital Borrower by way of a Working Capital Advance on the date such payment is made (or reimbursed) and accordingly is subject to the terms and conditions of this Agreement as if it were such a Working Capital Advance but shall be immediately due and payable by the relevant Working Capital Borrower provided for the avoidance of doubt there shall be no double counting of the amounts outstanding in respect of the Letter of Credit and the Working Capital Advance deemed to be made pursuant to this clause 4.13.

4.14  PRESERVATION OF FRONTING BANK'S RIGHTS

      (a) As a separate and independent stipulation each Working Capital Bank agrees that any sum or sums of money intended to be the subject of the guarantee in clause 4.12 and subject to clause 4.12(b) shall be recoverable from such Working Capital Bank (in its respective Relevant Proportion) as sole principal debtor if they would not be recoverable from any relevant Working Capital Borrower by reason of any legal limitation, disability or incapacity or liquidation of any of them or any other fact or circumstance (whether known to the Fronting Bank or not), but would have been recoverable from such Working Capital Bank if it were the sole or principal debtor in respect of such liability in place of any such Working Capital Borrower.

      (b) The obligation of each Working Capital Bank contained in clause 4.12 shall not be affected in any way by any time or indulgence granted to any relevant Working Capital Borrower or by any variation, compromise or release of any of their obligations to the Fronting Bank under the Working Capital Facility.

      (c) Any settlement or discharge between any Working Capital Bank and the Fronting Bank shall be conditional upon no security or payment to the Fronting Bank by any Working Capital Borrower or any other person on behalf of any Working Capital Borrower being avoided or reduced by virtue of any provisions or enactments relating to bankruptcy, insolvency or liquidation for the time being in force and, if any such security or payment shall be avoided or reduced, the Fronting Bank shall be entitled to recover the value or amount of such security or payment from such Working Capital Bank subsequently as if such settlement or discharge had not occurred.

4.15  NO OBLIGATION ON FRONTING BANK

      The Fronting Bank shall not be obliged before requesting counter-indemnification from any Working Capital Bank to:

      (a) obtain judgment in any court against any Borrower, any other member of the Group or any other person;

      (b) make or file any claim or proof in a winding-up or dissolution of any Borrower, any other member of the Group or any other person; or

      (c) enforce or seek to enforce any other security taken in respect of any of the obligations of any Borrower, any other member of the Group or any other person.

4.16  DEFAULTING WORKING CAPITAL BANK

      If a Working Capital Bank (a "DEFAULTING BANK") fails to make payment on the due date for such payment of any amount due from it for the account of the Fronting Bank pursuant to clause 4.12 (the balance thereof for the time being unpaid being referred to in this clause as an "OVERDUE AMOUNT") then until the Fronting Bank (or the Agent on its behalf) has received payment of that amount in full (and without prejudice to any other rights or remedies of the Fronting Bank in respect of such failure) the Fronting Bank shall be entitled to receive (i) any remuneration which such Defaulting Bank would otherwise have been entitled to receive in respect of the Working Capital Facility and (ii) the benefit of all security then existing or thereafter created to secure the obligations of the Working Capital Borrower under this Agreement to which the Defaulting Bank would have been entitled had it made such payment and, for the purpose of

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

      determining the Majority Banks, the Fronting Bank shall be treated as a Working Capital Bank having a Commitment and/or Contribution equal to the Commitment and/or Contribution of the Defaulting Bank which has failed to make such payment.

4.17  DRAWINGS GENERALLY

      (a) A Drawdown Notice (or notice purporting to be such) shall only be effective if it complies with this Agreement and only upon actual receipt by the Agent and, once given, shall be irrevocable.

      (b) As soon as practicable after receipt of each Drawdown Notice complying with this Agreement the Agent shall notify each relevant Bank thereof and (other than in the case of a Drawdown Notice relating to a Letter of Credit) of the date on which the proposed Drawing is to be made and of the relevant Interest Period or, as the case may be, the relevant Maturity Period. Subject to clause 3, each relevant Bank shall on such Drawdown Date participate in such Drawing by making available to the Agent its portion of such Drawing in accordance with clause 8.2.

      (c) If a Working Capital Advance is to be drawn down or a Letter of Credit issued in an Optional Currency, the amount to be advanced to the relevant Working Capital Borrower or (as the case may be) the face amount of that Letter of Credit the shall (subject to clauses
            6.2 and 14.6) be the amount of such Optional Currency specified in the relevant Drawdown Notice. For the purposes of determining the Sterling Amount of such Drawing the Agent shall determine the equivalent in Sterling of such amount of Optional Currency at or about 11 a.m. on the third Banking Day before the Drawdown Date of such Drawing.

      (d) If a Working Capital Advance is to be drawn down or a Letter of Credit issued in Sterling, the amount to be advanced to the relevant Borrower shall (subject to clause 6.2) be the Sterling Amount of such Drawing.

4.18  APPLICATION OF PROCEEDS

      Without prejudice to the Borrowers' obligations under clause 10.2(a), none of the Finance Parties shall have any responsibility for the application of the proceeds of any Drawing by any Borrower.

5     INTEREST AND INTEREST PERIODS

5.1   INTEREST ON THE TERM ADVANCES

      (a)   Interest obligations

            Newco 2 shall pay interest on each Term Advance in respect of each Interest Period on the relevant Interest Payment Date (or, in the case of Interest Periods of more than 6 months, by instalments, every 6 months from the commencement of the relevant Interest Period and on the relevant Interest Payment Date) at the rate per annum determined by the

            Agent to be the aggregate of (i) the applicable Margin, (ii) the Additional Cost and (iii) the Funding Cost.

      (b)   Interest Periods for the Term Advances

            (i) Newco 2 may by notice received by the Agent not later than 10 a.m. on the Banking Day before the beginning of each Interest Period in respect of each Term Advance:

                  (x) (subject to clause 5.1(b)(ii)(E)) specify whether such Interest Period shall have a duration of 1, 2, 3 or 6 or (if available to all Banks) 9 or 12 months (or such other period as the Agent, acting on the instructions of the Majority Banks, shall agree); and/or

                  (y) (after the Termination Date applicable to the relevant Tranche) specify that such Term Advance shall be split into two or more Term Advances drawn under the relevant Tranche or, if the next Interest Period for that Term Advance would begin on the same day as the next Interest Period in respect of any other Term Advance drawn under the same Tranche, that such Term Advances be consolidated into one Term Advance, in each case with effect from the beginning of the next Interest Period, provided that:

                        (A) not more than 12 Term Advances may be outstanding at any one time under the Term Facilities; and

                        (B) each Term Advance shall be not less than L1,000,000 (or any larger sum which is an integral multiple of L50,000) or the balance of the Commitments in respect of the relevant Tranche.

            (ii) Every Interest Period in respect of each Term Advance shall be of the duration specified by Newco 2 pursuant to clause 5.1(b)(i) but so that:

                  (A) the initial Interest Period in respect of each Term Advance will commence on the relevant Drawdown Date and each subsequent Interest Period in respect thereof shall commence forthwith upon the expiry of the previous Interest Period;

                  (B) Interest Periods in respect of Term Advances under a Tranche of an aggregate amount at least equal to the amount of the repayment instalments due on any Repayment Date relating to such Tranche shall end on such date;

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

                  (C) Interest Periods in respect of each Term Advance (to the extent it is hedged pursuant to a Hedge Transaction) shall match the payment periods in respect of the relevant Hedge Transaction;

                  (D) if Newco 2 fails to select the duration of an Interest Period in respect of a Term Advance in accordance with the provisions of clause 5.1(b)(i) and this clause 5.1(b)(ii) such Interest Period shall have a duration of 3 months or such other period as shall comply with this clause 5.1(b)(ii); and

                  (E) for the purpose of assisting in the syndication of the Facilities after the Second Effective Date, the Interest Periods for the Term Advances shall until the Second Syndication Completion Date be such period or periods as may be agreed between Newco 2 and the Agent.

5.2   INTEREST AND FEES UNDER THE WORKING CAPITAL FACILITY

      (a)   Working Capital Advances

            The relevant Working Capital Borrower shall pay interest on each Working Capital Advance on its Maturity Date (or, in the case of a Working Capital Advance having a Maturity Period of more than 6 months, by instalments, every 6 months from the relevant Drawdown Date and on the relevant Maturity Date) at the rate per annum determined by the Agent to be the aggregate of (i) the applicable Margin, (ii) the Additional Cost and (iii) the Funding Cost.

      (b)   Ancillary Facilities

            (i) The terms governing the operation of any Ancillary Facility (including the terms of any counter-indemnity required in connection therewith) and the rate of interest, fees and other remuneration in respect of each Ancillary Facility shall be determined by agreement between the Ancillary Facilities Bank and the Ancillary Facilities Borrower concerned and the fees and other remuneration for all Ancillary Facilities shall be based upon normal market rates and terms.

            (ii) In the case of inconsistency between any term of an Ancillary Facility and of this Agreement, the terms of this Agreement shall prevail.

            (iii) Each Ancillary Facilities Borrower and each Ancillary
                  Facilities Bank agree with and for the benefit of each Bank that the Ancillary Facilities Liabilities under any Ancillary Facility provided by that Ancillary Facilities Bank (net of any cash collateral held by such Ancillary Facilities Bank in its capacity as such and other than to the extent arising by virtue of the accumulation of interest, increased costs, fees and expenses and indemnity claims) shall not exceed the Ancillary Commitment applicable to that Ancillary Facility but this clause 5.2(b)(iii) shall not apply to any net nil Ancillary Facility, or any Ancillary Facilities Liabilities arising under such net nil Ancillary Facility, referred to in clause 4.4(h).

            (iv) Each Ancillary Facilities Borrower and each Ancillary Facilities Bank will, promptly upon request by the Agent, supply the Agent with such information relating to the operation of each Ancillary Facility provided by such Ancillary Facilities Bank (including, without limitation, the Ancillary Facilities Liabilities under such Ancillary Facility) as the Agent may from time to time request (acting reasonably). Each Ancillary Facilities Borrower consents to all such information being released to the Agent and each Bank.

      (c)   Letter of Credit commission

            (i) Each relevant Working Capital Borrower shall pay letter of credit commission to the Agent for the account of the Working Capital Banks (in their respective Relevant Proportions) on the issue of any Letter of Credit requested by such Working Capital Borrower under this Agreement at a rate per annum equal to the applicable Margin prevailing in relation to Working Capital Advances (or which would prevail were there any Working Capital Advances) from time to time on the outstanding face amount of such Letter of Credit calculated from the date of issuance of such Letter of Credit until such date as the Fronting Bank and the Working Capital Banks have ceased to be under any liability (actual or contingent) in respect of such Letter of Credit.

            (ii) Each relevant Working Capital Borrower shall pay to the Fronting Bank for its own account a fronting fee on the issue of any Letter of Credit for the benefit of such Working Capital Borrower at the rate of 0.125 per cent. per annum on the Fronting Bank's net exposure under such Letter of Credit calculated from the date of issuance of such Letter of Credit until such date as the Fronting Bank has ceased to be under any liability (actual or contingent) in respect of such Letter of Credit.

            (iii) The commission payable under clause 5.2(c)(i) and the fronting fee payable under clause 5.2(c)(ii) shall be paid in arrears on each 31 March, 30 June, 30 September and 31 December in each year during the continuance of the Working Capital Facility (and if such day is not a Banking Day, on the preceding Banking Day) commencing on the first of the dates 31 March, 30 June, 30 September and 31 December on or after the issuance of the relevant Letter of Credit and, in each case, on the Termination Date.

            (iv) For the avoidance of doubt, the Fronting Bank's Relevant Proportion of the commission at the rate and calculated in the manner specified in clause 5.2(c)(i) shall be payable to the Fronting Bank in its capacity as a Working Capital Bank, notwithstanding that it may not be legally capable of guaranteeing itself in its capacity as Fronting Bank.

5.3   INTEREST ON OVERDUE AMOUNTS

      (a) If any Borrower fails to pay any sum (including, without limitation, any sum payable pursuant to this clause 5.3) on its due date for payment under this Agreement such Borrower shall pay interest on such sum from the due date up to the date of actual payment (as well after as before judgment) at a rate determined by the Agent pursuant to this clause 5.3.

      (b) The period beginning on the due date for payment and ending on the date of actual payment shall be divided into successive periods of not more than 3 months as selected by the Agent (after consultation with the Banks so far as reasonably practicable in the circumstances) each of which (other than the first, which shall commence on such due date) shall commence on the last day of the preceding such period, but so that if the unpaid sum is an amount of principal which shall have become due and payable prior to the next succeeding Interest Payment Date relating thereto or, as the case may be, prior to the relevant Maturity Date, then the first such period selected by the Agent shall end on such Interest Payment Date or, as the case may be, such Maturity Date.

      (c) The rate of interest applicable to each period referred to in clause 5.3(b) shall be the aggregate as determined by the Agent) of (i) one per cent. per annum, (ii) the applicable Margin, (iii) the Additional Cost and (iv) the Funding Cost.

      (d) Interest under this clause 5.3 shall be due and payable on the last day of each period determined by the Agent pursuant to this clause
            5.3 or, if earlier, on the date on which the sum in respect of which such interest is accruing shall actually be paid.

5.4   NOTIFICATION OF INTEREST PERIODS AND INTEREST RATE

      The Agent shall notify Newco 2 (who shall notify each other relevant Borrower) and the relevant Banks promptly of the duration of each Interest Period, Maturity Period or other period for the calculation of interest (or, as the case may be, default interest) and of each rate of interest determined by it under this clause 5.

5.5   REFERENCE BANK QUOTATIONS

      If any relevant Reference Bank is unable or otherwise fails to furnish a quotation for the purpose of calculating LIBOR or EURIBOR (as appropriate) where such a quotation is required having regard to the definitions of "LIBOR" and "EURIBOR" in clause 1.1 the interest rate for the relevant Interest Period, Maturity Period or other relevant period shall be determined, subject to clause 14.4, on the basis of the quotations furnished by the remaining relevant Reference Banks.

6     REPAYMENT, PREPAYMENT, CANCELLATION AND REDUCTIONS

6.1   REPAYMENT OF THE FACILITIES

      (a)   Facility A Advances

            Newco 2 shall repay the Facility A Advances in Sterling by instalments on the corresponding Repayment Dates set out in clause 6.1(c). Such repayments shall be made so as to reduce the Facility A Advances under each Tranche of Facility A proportionately.

      (b)   Facility B Advances

            Newco 2 shall repay the Facility B Advances in Sterling by instalments on the corresponding Repayment Dates set out in clause 6.1(c). Such repayments shall be made so as to reduce the Facility B Advances under each Tranche of Facility B proportionately.

      (c)   Repayment schedule

                              Instalment in respect of         Instalment in respect of
                                 Facility A Advances              Facility B Advances
 Repayment Date                       (pound)                          (pound)
----------------              ------------------------         ------------------------
30 June 2002                         10,000,000                                 0
31 December 2002                     10,000,000                                 0
30 June 2003                         13,500,000                                 0
31 December 2003                     13,500,000                                 0
30 June 2004                         18,000,000                                 0
31 December 2004                     18,000,000                                 0
30 June 2005                         25,000,000                                 0
31 December 2005                     25,000,000                                 0
30 June 2006                         26,000,000                                 0
31 December 2006                     26,000,000                                 0
30 June 2007                         29,000,000                                 0
31 December 2007                     30,322,042                                 0
30 June 2008                                  0                        33,988,979
31 December 2008                              0                        33,988,979
                                    -----------                        ----------
          TOTAL                     244,322,042                        67,977,958
                                    ===========                        ==========

      Such amounts assume that the Term Facilities are fully drawn at the end of the Term Commitment Period. To the extent that either such Facility is not, such instalments in respect of that Facility shall be reduced pro rata.

      If any Advance is to be made on 30 June 2002 under either Second Tranche, the repayment instalment due on that date shall be paid by way of the Agent deducting the relevant amount from the proceeds of such Advance.

6.2   REPAYMENT OF WORKING CAPITAL ADVANCES

      The relevant Working Capital Borrower shall repay each Working Capital Advance on its Maturity Date in the currency in which it is denominated. If a Working Capital Advance (the "NEW WORKING CAPITAL ADVANCE") is to be made on a day on which another Working Capital Advance to the same Working Capital Borrower (the "MATURING WORKING CAPITAL ADVANCE") is due to be repaid then, subject to the terms of this Agreement and so long as the conditions referred to in clause 3 shall have been satisfied in relation to the new Working Capital Advance:

      (a) if the new Working Capital Advance and the maturing Working Capital Advance are denominated in the same currency, (i) the maturing Working Capital Advance shall be deemed to have been repaid on its Maturity Date to the extent of the amount of the new Working Capital Advance and (ii) to such extent, the principal amount of the new Working Capital Advance to be made on such date shall be deemed to have been credited to the account of the relevant Working Capital Borrower by the Agent on behalf of the Working Capital Banks in accordance with the terms of this Agreement and the Working Capital

            Banks shall only be obliged to make available to the relevant Working Capital Borrower pursuant to clause 4.2(b) a principal amount equal to the amount (if any) by which the new Working Capital Advance exceeds the maturing Working Capital Advance and the relevant Working Capital Borrower shall only be obliged to repay a principal amount equal to the amount (if any) by which the maturing Working Capital Advance exceeds the new Working Capital Advance; or

      (b) if the maturing Working Capital Advance is denominated in one currency (the "OLD CURRENCY") and the new Working Capital Advance is to be denominated in another currency (the "NEW CURRENCY") the Agent shall apply the moneys in the new currency so to be advanced by the Working Capital Banks on the Drawdown Date of the new Working Capital Advance in the purchase of the old currency and apply the amount of the old currency so purchased in or towards repayment of the maturing Working Capital Advance in accordance with this clause 6.2(b). If, after such application (i) there shall remain an amount in the old currency owing from the relevant Working Capital Borrower to the Working Capital Banks such Working Capital Borrower shall, on the Maturity Date of the maturing Working Capital Advance, pay to the Agent for the account of the Working Capital Banks the amount in the old currency so owing or (ii) there shall remain an amount in the new currency owing to such Working Capital Borrower by the Working Capital Banks, the Agent shall forthwith advance to such Working Capital Borrower, from the moneys in respect of the new Working Capital Advance advanced to it by the Working Capital Banks, the amount in the new currency so owing.

      On the Termination Date in respect of the Working Capital Facility all outstanding Working Capital Advances shall in any event be repaid in full.

6.3   REPAYMENT AND DISCHARGE OF ANCILLARY FACILITIES AND LETTERS OF CREDIT

      The relevant Borrowers shall repay and/or discharge in full the Ancillary Facilities Liabilities and outstanding Letters of Credit on the Termination Date in respect of the Working Capital Facility.

6.4   OPTIONAL PREPAYMENT OF ALL THE BANKS

      The relevant Borrowers may, subject to clause 6.7, prepay the Advances, the Letters of Credit and the Ancillary Facilities at any time after the Acquisition and the refinancing of the Relevant Liabilities have occurred (in each case) in whole or part (in minimum amounts of L1,000,000), without premium or penalty but without prejudice to its obligations under clauses 6.7(f), 8.5, 13, 14.2 and 14.4.

6.5   OPTIONAL PREPAYMENT OF A BANK

      (a) The relevant Borrowers may also prepay (in whole but not in part only), without premium or penalty, but without prejudice to their respective obligations under clauses 6.7(f), 8.5, 13, 14.2 and 14.4:

            (i) (upon notice to the Agent to such effect) the whole of the Contributions to the Facilities of any Bank to which such Borrowers shall have become obliged to pay additional amounts under clauses 8.5 or 14.2; or

            (ii) (upon notice to such effect to the Agent within 10 Banking Days of receipt of the relevant certificate of a Substitute Basis) the whole of the Contributions to the Facilities of any Bank to which a Substitute Basis applies by virtue of clause 14.4.

      (b) Upon any such notice of such prepayment being given, the Commitments of the relevant Bank to the Facilities shall be reduced to zero.

6.6   MANDATORY PREPAYMENTS

      (a)   Prepayment Events:

            (i) Unless the Agent (acting on behalf of all of the Banks) otherwise agrees, the Borrowers shall be obliged to prepay the Facilities (including the discharge in full of the Ancillary Facilities Liabilities) in whole immediately upon the occurrence of a Full Prepayment Event (whether or not also an Event of Default), whereupon the Total Commitments in respect of the Facilities shall be reduced to zero.

            (ii) Unless the Agent (acting on behalf of all of the Banks) otherwise agrees, the Borrowers shall be obliged to apply (or procure that the same are applied) the aggregate net proceeds of any Flotation which does not constitute a Full Prepayment Event in or towards prepayment of the Facilities as follows:

                  (A) the first L100,000,000 of such aggregate net proceeds shall be applied in or towards prepayment of the Facilities; and

                  (B) (thereafter, an amount equal to 50 per cent. of any other aggregate net proceeds shall be applied in or towards prepayment of the Facilities.

            For the purpose of this clause 6.6(a)(ii) "AGGREGATE NET PROCEEDS" means the total cash proceeds realised by any Acquisition Party, any Borrower, the Target and/or other entity the subject of a Flotation, less the reasonable costs, fees and expenses incurred in connection with such Flotation. On each occasion that aggregate net proceeds are received in respect of a Flotation not constituting a Full Prepayment Event, such aggregate net proceeds shall immediately be deposited in a Cash Collateral Account with the Cash Collateral Account Bank and shall be applied in accordance with clauses 6.7(c) and (d) in prepayment of the Term Advances on the next succeeding Interest Payment Dates relating to the Term Advances concerned or in repaying the Working Capital Advances (and reducing the Working Capital Facility Commitments accordingly) on the next succeeding Maturity Dates or in immediately prepaying the other Drawings under the Working Capital Facility (and reducing the Working Capital Facility Commitments accordingly).

      (b)   Receipts of claims

            Unless the Agent (acting on behalf of all of the Banks) otherwise agrees, Newco 2 will apply (or procure that the same are applied) all moneys received by it or any other member of the Group (each such receipt being a "RELEVANT RECEIPT") as proceeds (net of associated costs and expenses) of any claim against the Second Vendors in connection with the Second Acquisitions or against any Third Vendors in connection with any Third Acquisitions or the writers of the Reports or the Third Reports or any claim in respect of advice given in relation to the Acquisition and/or the Scheme and/or the Second Acquisitions and/or the Third Acquisitions, as follows:

            (i) prior to the Enforcement Date the Relevant Receipt shall be applied:

                  (A) to the extent the Relevant Receipt relates to a liability of, or a charge or claim upon, a member of the Group, in the discharge of that liability, charge or claim (or in reimbursement of monies disbursed in connection with such liability, charge or claim) provided that such moneys shall be properly applied in such manner within six months of receipt by the relevant member of the Group; or

                  (B) to the extent the Relevant Receipt relates to an asset reasonably required in the conduct of the Group's business, in the acquisition of that asset provided that such moneys shall be properly applied in such manner within six months of receipt by the relevant member of the Group; or

                  (C) to the extent the Relevant Receipt exceeds the aggregate amount required to be applied under (A) or (B) above, in or towards prepayment and cancellation of the Facilities in accordance with clause 6.7(c) and (d). Pending every such application or prepayment, Newco 2 shall procure that on the date of the Relevant Receipt by a member of the Group, an amount, or amounts in aggregate, equal to the Relevant Receipt are placed in one or more Cash Collateral Accounts with the Cash Collateral Account Bank; or

            (ii) on or after the Enforcement Date the Relevant Receipt shall be applied in accordance with clause 17.15 (and such moneys shall be paid to the Security Agent for such purposes) or as the Security Agent may otherwise direct.

6.7   PREPAYMENTS GENERALLY

      (a) No prepayment may be made pursuant to clauses 6.4 or 6.5 unless the relevant Borrower shall have given the Agent 3 Banking Days prior notice specifying the proposed date of the prepayment and the amount to be prepaid. Every such notice shall be effective only on actual receipt by the Agent, shall be irrevocable and shall oblige the relevant Borrower to make the relevant prepayment on the date specified.

      (b) No amount prepaid under the Facilities (save for voluntary prepayments of the Working Capital Facility) may be reborrowed.

      (c) Subject to clause 6.7(d) and (e), any amount prepaid in respect of the Facilities shall be applied first against the Term Advances on a pro rata basis, secondly in reduction of the Working Capital Advances and the Letters of Credit on a pro rata basis and thirdly in prepaying the Ancillary Facilities. Where a mandatory prepayment is applied against the Working Capital Advances, the Letters of Credit and/or the Ancillary Facilities, upon such prepayments or discharge the Commitments in respect of the Working Capital Facility and/or the relevant Ancillary Commitments (as applicable) shall be cancelled by the amount prepaid or discharged.

      (d) Newco 2 may, by giving to the Agent 3 Banking Days prior notice, select whether voluntary prepayments and mandatory prepayments of up to an aggregate amount of L25,000,000 from and after the UK Second Acquisition Completion Date, are to be applied in reducing the repayment instalments for the Term Advances in order of maturity, inverse order of maturity or on a pro rata basis. If no such selection is made, the relevant prepayments shall be applied in reducing such repayment instalments pro rata.

      (e) Subject to the operation of clause 6.7(d), where a mandatory prepayment is applied against a Term Facility, it shall reduce the future repayment instalments under that Term Facility pro rata.

      (f) All prepayments shall be made together with (to the extent these relate to the amounts prepaid) (i) accrued interest to the date of prepayment (calculated, in the case of any prepayment of a Bank's Contributions to the Facilities pursuant to clause 6.5(a)(ii) and in respect of the period during which the relevant Substitute Basis has applied by virtue of clause 14.4(b), at a rate per annum equal to the rate certified by such Bank to be an interest rate equivalent to the aggregate of (A) the applicable Margin and (B) the cost (including Additional Cost) to such Bank of funding its Contributions to the Facilities for such period); (ii) any additional amount payable under clauses 8.5 or 14.2 attributable to the amounts prepaid; and (iii) all other sums payable by the relevant Borrower to the relevant Banks under this Agreement attributable to the amounts prepaid including, without limitation, any accrued commitment commission payable under clause 7.2 and any amounts payable under clause 13.1.

      (g) Upon any prepayment being made (other than a prepayment under clause 6.5), the Commitments of the relevant Banks in respect of the relevant Facility shall be reduced accordingly (pro-rata the relevant Banks' respective Commitments in respect of the relevant Facility).

      (h) The Borrowers may not make any prepayments in respect of any Facility save as expressly provided in this Agreement.

      (i) Notwithstanding the provisions of this clause 6.7, while (and to the extent that) any Facility A Advances are outstanding, any Facility B Bank shall be entitled to waive its right to receive any prepayment of its share of the Facility B Advances which would have arisen by reason of the occurrence of any of the events or circumstances referred to in clauses 6.6, 6.10, 6.11, 6.12 or 10.6(f)(xii) in which case this clause 6.7 shall apply without having regard to the Facility B Advances owing to such Bank.

6.8   VOLUNTARY CANCELLATION OF THE WORKING CAPITAL FACILITY

      Newco 2 may at any time prior to the Termination Date in respect of the Working Capital Facility by notice to the Agent (effective only on actual receipt) cancel, with effect from a date not less than 5 Banking Days after the receipt by the Agent of such notice, the whole or any part (being L100,000 or any larger sum which is an integral multiple of L25,000) of the Available Facility Amount which is not the subject of a Drawdown Notice at such time. Any such notice of cancellation, once given, shall be irrevocable and upon such cancellation taking effect the Commitments of the Working Capital Banks shall be reduced accordingly (pro-rata to their respective Commitments in respect of the Working Capital Facility).

6.9   MANDATORY CANCELLATION

      [Not restated]

6.10  APPLICATION OF DISPOSAL PROCEEDS

      (a) Subject to clause 6.10(b), unless the Agent (acting on behalf of all of the Banks) otherwise agrees, Newco 2 shall procure that an amount equal to the Net Proceeds of each relevant disposal (other than, for the avoidance of doubt, any amounts subject to a valid Reinvestment Notice) and each mandatory disposal are, as soon as practicable and in any event no later than 5 Banking Days after their receipt by a member of the Group, deposited in a Cash Collateral Account with the Cash Collateral Account Bank and shall be applied in prepaying the Facilities in accordance with clauses 6.7(c) and (d) in prepayment of the Term Advances on the next succeeding Interest Payment Dates relating to the Term Advances concerned or in repaying the Working Capital Advances (and reducing the Working Capital Facility Commitments accordingly) on the next succeeding Maturity Dates or in immediately prepaying the other Drawings under the Working Capital Facility (and reducing the Working Capital Facility Commitments accordingly).

      (b) Newco 2 may apply the Net Proceeds of a relevant disposal which are the subject of a valid Reinvestment Notice in or towards a permitted application within six months of the relevant disposal. The amount of Net Proceeds that are subject to Reinvestment Notices shall not exceed L10,000,000 in aggregate in respect of any financial year of Newco 2.

      (c) Unless the Agent (acting on behalf of all of the Banks) otherwise agrees, Newco 2 shall procure that any unapplied Net Proceeds of a relevant disposal and all Net Proceeds of each mandatory disposal are applied in prepaying the Facilities.

      For the purposes of this clause 6.10:

      (i) a "RELEVANT DISPOSAL" means a disposal permitted under clause 10.6(f)(iii) (and no other paragraph thereof) in any case which results in Net Proceeds in excess of L750,000 (or its Sterling equivalent at the date of receipt) provided that the aggregate Sterling equivalent of the gross proceeds of such disposals excluded from this definition of relevant disposal shall not exceed L3,000,000 in any financial year of Newco 2;

      (ii) a "MANDATORY DISPOSAL" means any disposal of any ownership interests in or assets of a Target Group (as defined in the Senior Subordinated Facility Agreement) or the ownership interests in or assets of any member of the Group as a result of any Third Acquisition, which disposal is required to be made by any relevant competition authority (or is in order to mitigate against any proceedings, investigation, examination or enquiry by such a competition authority);

      (iii) "UNAPPLIED NET PROCEEDS" means, in respect of a relevant disposal which is not a mandatory disposal, those Net Proceeds (or their Sterling equivalent at the date of receipt, if denominated in a currency other than Sterling) of such relevant disposal which are subject to a valid Reinvestment Notice and which, as at the end of the period of six months after the date of such relevant disposal or, in respect of up to L6,300,000 of Net Proceeds of relevant disposals which is at the date on which the Majority Banks consented to the requests contained in the consent request letter dated 2 October 2003, deposited in a Cash Collateral Account, the period ending on 16 October 2004 ("EXISTING NET PROCEEDS") (or, if earlier, as at the date on which Newco 2 notifies the Agent that the Group no longer intends and expects to use all or the relevant portion of the Net Proceeds concerned towards a permitted application) have not been applied in a permitted application;

      (iv) a "PERMITTED APPLICATION" means any of (A) the acquisition of a replacement fixed asset of the same or a similar type and of comparable or superior value and quality or (B) the acquisition of a fixed asset the commercial purpose and effect of which is to replace or improve upon the commercial purpose and effect of the fixed asset disposed of or (C) the acquisition of fixed assets of comparable or superior quality for another aspect of the Group's business, provided in each case, (to the extent permitted by law) that such fixed asset is subject to a fully enforceable legally binding Encumbrance in favour of the Security Agent and the other Finance Parties equivalent to or better than the Encumbrance (if any) to which to asset, the disposal of which resulted in the Net Proceeds which are being so applied, was subject and provided further that the only permitted application in respect of the Existing Net Proceeds is the application thereof in or towards satisfying the acquisition consideration in respect of Permitted Acquisitions; and

      (v) a "REINVESTMENT NOTICE" means, in respect of the Net Proceeds of a relevant disposal which is not a mandatory disposal, a written notice executed by a director or the treasurer of Newco 2 and received by the Agent no later than 5 Banking Days after receipt of such Net Proceeds by a member of the Group which confirms that no Event of Default has occurred and is continuing and that a member of the Group intends and expects to use all or the relevant portion of the Net Proceeds of the relevant disposal concerned towards a permitted application.

6.11  CASH SWEEP

      Unless the Agent (acting on behalf of all of the Banks) otherwise agrees, Newco 2 shall on the next succeeding Interest Payment Dates in respect of the Term Advances following the delivery to the Agent of the audited annual consolidated financial statements of the Group and the Auditors' statement pursuant to clause 10.1(b)(i) and 10.1(b)(iv) in respect of each financial year ending on or after 31 December 2000 apply or procure that there is applied in prepayment of such Term Advances (without premium or penalty) an amount equal to a percentage of the Consolidated Excess Cash Flow in respect of such financial year determined according to the ratio of Total Net Debt to Consolidated EBITDA (determined in accordance with schedule 8 and clause 10.3) as at the end of the financial year to which such financial statements relate.

     Total Net Debt: Consolidated                  % of Consolidated Excess Cash Flow to be
                EBITDA                                               prepaid
--------------------------------------------       ----------------------------------------
greater than or equal to 4.5:1                                         75%

greater than or equal to 3.0:1 but less than
4.5:1                                                                  50%

less than 3.0:1                                                        25%

6.12  CITADEL INSURANCE COMPANY LIMITED

      Newco 2 shall procure that any cash which is surplus to the reasonable cash requirements of Citadel Insurance Company Limited (including, without limitation, all cash which is in excess of the amount required from time to time as cash collateral in respect of insurance policies written by Citadel Insurance Company Limited) shall be invested in Newco 2 either by way of the subscription for ordinary shares in Newco 2 or by way of shareholder loans to Newco 2 which are subordinated on the same terms as provided for in the

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      Target/Newco 2 Subordination Deed. Newco 2 undertakes to immediately deposit the proceeds of any such subscription or shareholder loan in a Cash Collateral Account with the Cash Collateral Account Bank and shall apply such proceeds in accordance with clauses 6.7(c) and (d) in prepayment of the Term Advances on the next succeeding Interest Payment Dates relating to the Term Advances concerned or in repaying the Working Capital Advances (and reducing the Working Capital Facility Commitments accordingly) on the next succeeding Maturity Dates or in immediately prepaying the other Drawings under the Working Capital Facility (and reducing the Working Capital Facility Commitments accordingly).

7     FEES AND EXPENSES

7.1   ARRANGEMENT, UNDERWRITING AND AGENCY FEES

      Newco 2 shall pay to the Agent or shall procure that there is paid:

      (a) on the UK Second Acquisition Completion Date, an arrangement and underwriting fee of the amount agreed by Newco 2 with the Amendment Arrangers and the Amendment Underwriters in the Second Fee Letters; and

      (b) on the UK Second Acquisition Completion Date and (in advance) on each anniversary thereof until no amount is outstanding under this Agreement and no Commitment is in force, for the account of the Agent, a facility agent fee of the amounts agreed by Newco 2 with the Agent in the Second Fee Letters.

7.2   COMMITMENT FEES

      Newco 2 shall pay to the Agent, or shall procure that there is paid to the
      Agent:

      (a)   [Not restated]

      (b)   Working Capital Facility

            On the first Drawdown Date and thereafter on the dates falling at 3 monthly intervals after the date of this Agreement during the Working Capital Commitment Period and on the Termination Date in respect of the Working Capital Facility, for the account of the Working Capital Banks (pro-rata their relevant Commitments), commitment commission computed at the applicable Commitment Commission Rate on the daily amount by which the Total Commitments in respect of the Working Capital Facility (excluding Ancillary Commitments) exceed the aggregate Sterling Amount of the Working Capital Advances and the Sterling Amount of all outstanding Letters of Credit at that time.

7.3   EXPENSES

      Newco 2 shall pay to the Agent:

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      (a)   all reasonable out-of-pocket expenses (including but not limited to expenses incurred in connection with the Reports), of the Agent, Security Agent, the Arrangers, the Documentation Agent, the Underwriters and their Affiliates associated with the transactions contemplated by this Agreement, including but not limited to (i) the syndication of the Facilities and publicity associated therewith,
            (ii) the preparation, execution and delivery, administration, waiver, modification and enforcement of the Finance Documents (including documentary taxes and the reasonable fees, disbursements and other charges of counsel and consultants) and (iii) all reasonable costs of any investigation, litigation or subpoena arising out of the transactions contemplated hereby or the Acquisition or the Second Acquisitions; and

      (b) after a Default has occurred and whilst it is continuing, on demand, all reasonable expenses (including legal and out-of-pocket expenses) incurred by any of the Finance Parties in contemplation of, or otherwise in connection with, the enforcement or attempted enforcement of, or preservation or attempted preservation of any rights under, any of the Finance Documents, or otherwise in respect of the recovery, or attempted recovery, of moneys owing under the same.

7.4   VALUE ADDED TAX

      All fees and expenses payable pursuant to clause 5 and this clause 7 shall be paid together with an amount equal to any value added tax thereon payable by any of the Finance Parties in respect of such fees and expenses. Any value added tax chargeable in respect of any services supplied by any Finance Party under any of the Finance Documents shall, on delivery of a value added tax invoice, be paid in addition to any sum agreed to be paid under any of the Finance Documents.

7.5   STAMP AND OTHER DUTIES

      Newco 2 shall pay all stamp, documentary, registration, notarisation or other duties or Taxes (including any duties or Taxes payable by, or assessed on, the Finance Parties) imposed on or in connection with the negotiation, preparation and execution of any of the Finance Documents and shall indemnify the Finance Parties against any liability arising by reason of any delay or omission by Newco 2 to pay such duties or Taxes.

8     PAYMENTS AND TAXES; ACCOUNTS AND CALCULATIONS

8.1   NO SET-OFF OR COUNTERCLAIM; DISTRIBUTION TO THE BANKS

      All payments to be made by any Borrower under this Agreement shall be made in full, without any set-off or counterclaim whatsoever and, subject as provided in clause 8.5, free and clear of any deductions or withholdings, in the currency in which payment is due on the due date to the account of the Agent at such bank in such place as the Agent may from time to time specify for this purpose, in the case of Sterling, in immediately available funds, and, in any other case, in such funds as may be generally accepted for settlement of transactions of this kind.

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      Save where this Agreement provides for a payment to be made for the account of a particular Finance Party, in which case the Agent shall distribute the relevant payment to the relevant Finance Party concerned, payments to be made by any Borrower under this Agreement shall be for the account of all the Banks and the Agent shall forthwith distribute such payments in like funds as are received by the Agent to the Banks rateably in accordance with their Commitments or Contributions, as the case may be. Such distribution by the Agent shall be good discharge to any such Borrower.

8.2   PAYMENTS BY THE BANKS

      All sums to be advanced by the Banks to a Borrower under this Agreement shall be remitted, in the case of Sterling, in immediately available funds, and, in any other case, in such funds as may be generally accepted for settlement of transactions of this kind on the relevant Drawdown Date to the account of the Agent at such bank as the Agent may have notified to the Banks and shall, in the case of the Term Advances, be applied in accordance with the irrevocable instructions contained in clauses 4.1(a)(iii) and 4.1(b)(iii) and, in the case of any other such sum, be paid by the Agent on such date in like funds as are received by the Agent to the account of the relevant Borrower specified in the relevant Drawdown Notice.

8.3   NON-BANKING DAYS

      When any payment under this Agreement would otherwise be due on a day which is not a Banking Day, the due date for payment shall be postponed to the next following Banking Day unless such Banking Day falls in the next calendar month in which case payment shall be made on the immediately preceding Banking Day.

8.4   AGENT MAY ASSUME RECEIPT

      Where any sum is to be paid under this Agreement to the Agent for the account of another person, the Agent may (unless a notice is received by it to the contrary prior to the time the relevant payment was expected to be made) assume that the payment will be made when due and may (but shall not be obliged to) make such sum available to the person so entitled. If it proves to be the case that such payment was not made to the Agent, then the person to whom such sum was so made available shall on request refund such sum to the Agent together with interest thereon sufficient to compensate the Agent for the cost of making available such sum up to the date of such repayment and the person by whom such sum was payable shall indemnify the Agent for any and all loss or expense which the Agent may sustain or incur as a consequence of such sum not having been paid on its due date.

8.5   GROSSING-UP FOR TAXES

      If at any time any Borrower is required by law or regulation to make any deduction or withholding in respect of Taxes from any payment due under this Agreement or any of the Borrower Security Documents for the account of any Finance Party (or if the Agent, or as the case may be, the Security Agent is

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      required to make any such deduction or withholding from a payment to a
      Finance Party), the sum due from the relevant Borrower in respect of such payment shall, subject to clause 8.6, be increased to the extent necessary to ensure that, after the making of such deduction or withholding, each Finance Party receives on the due date for such payment (and retains, free from any liability in respect of such deduction or withholding) a net sum equal to the sum which it would have received had no such deduction or withholding been required to be made and such Borrower shall indemnify each Finance Party against any losses or costs incurred by any of them by reason of any failure of such Borrower to make any such deduction or withholding or by reason of any increased payment not being made on the due date for such payment. Each relevant Borrower shall as promptly as possible deliver to the Agent copies of any receipts, certificates or other reasonable proof evidencing the amounts (if any) paid or payable in respect of any such deduction or withholding. The obligation of any Borrower to make any increased payment under this clause 8.5 shall survive termination of this Agreement for a period of nine months after such termination.

8.6   QUALIFYING BANKS

      Each Bank agrees promptly to notify the Agent and Newco 2 if it is not or ceases to be a Qualifying Bank. If any Bank is not or ceases to be a Qualifying Bank, then (save in circumstances where such Bank ceases to be a Qualifying Bank by reason of any change in law, regulation or double taxation treaty or in its application or interpretation, in each case taking effect after the date of this Agreement or the date such Bank becomes a party to this Agreement, if later) no Borrower shall be liable to pay to that Bank under clause 8.5 any sum in excess of the sum it would have been obliged to pay if that Bank had been, or had not ceased to be, a Qualifying Bank.

      Each Bank agrees that it will, as soon as is reasonably practicable after the date of this Agreement, or, if later, the date on which such Bank becomes a party to this Agreement, complete and file with the Taxation authority of the country in which it is resident for the purposes of Taxation, such forms (if any) which will enable interest to be paid without withholding or deduction for or on account of Taxes of the United Kingdom, and that, if such forms are returned to such Bank by its Taxation authority, it will, as soon as reasonably practicable thereafter, file such forms with the Inland Revenue.

8.7   CLAW-BACK OF TAX BENEFIT

      If, following any such deduction or withholding as is referred to in clause 8.5 any Finance Party shall receive or be granted a credit against or remission for any Taxes payable by it, such Finance Party shall, subject to the relevant Borrower having made any increased payment in accordance with clause 8.5 and to the extent that such Finance Party can do so without prejudicing the retention of the amount of such credit or remission and without prejudice to the right of such Finance Party to obtain any other relief or allowance which may be available to it, reimburse the relevant Borrower with such amount as such Finance Party shall in its absolute discretion certify to be the proportion of such credit or remission as will leave such Finance Party (after such reimbursement)

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      in no worse position than it would have been in had there been no such deduction or withholding from the payment by the relevant Borrower as aforesaid. Such reimbursement shall be made forthwith upon such Finance Party certifying that the amount of such credit or remission has been received by it. Nothing contained in this Agreement shall oblige any Finance Party to investigate whether a Tax credit is payable, rearrange its tax affairs or to disclose any information regarding its tax affairs and computations. Without prejudice to the generality of the foregoing, no Borrower shall, by virtue of this clause 8.7, be entitled to enquire about any Finance Party's tax affairs.

8.8   BANK ACCOUNTS

      Each Bank and Ancillary Facilities Bank shall maintain, in accordance with its usual practices, an account or accounts evidencing the amounts from time to time lent by, owing to and paid to it under this Agreement or its Ancillary Facilities Letter or any of the Borrower Security Documents. The Agent shall maintain a control account showing the utilisation of the Facilities (other than the Ancillary Facilities), including (separately) each Tranche, and other sums owing by each Borrower under this Agreement and all payments in respect thereof made by each Borrower from time to time. The control account shall, in the absence of manifest error, be conclusive evidence as to the amount from time to time owing by each Borrower under this Agreement.

8.9   PARTIAL PAYMENTS

      If, (i) on any date on which a payment is due to be made by any Borrower under this Agreement, the amount received by the Agent from such Borrower falls short of the total amount of the payment due to be made by such Borrower on such date or (ii) on any date on which the Agent receives any payment from the Security Agent or otherwise receives any amount representing proceeds of realisations or other recoveries under any of the Security Documents, the amount of such payment or other receipt falls short of the total amount owing to the Finance Parties under this Agreement on such date then (in any such case), without prejudice to any rights or remedies available to the Finance Parties under any of the Finance Documents, the Agent shall apply the amount actually received by it in or towards discharge of the obligations of such Borrower under this Agreement in the following order, notwithstanding any appropriation made, or purported to be made, by such Borrower:

      (a) first, in or towards payment, on a pro-rata basis, of any unpaid costs and expenses (ignoring any fees payable under clause 7.1(a) or (b)) of the Agent, Security Agent, Arrangers, Documentation Agent or Underwriters under this Agreement;

      (b) secondly, in or towards payment to the Finance Parties, on a pro-rata basis, of any amount owing to the Finance Parties under clause 17.12;

      (c) thirdly, in or towards payment to the Arrangers of any portion of the arrangement fee payable under clause 7.1(a) which remains unpaid;

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      (d)   fourthly, in or towards payment to the Agent of any portion of the agency fee payable under clause 7.1(b) which remains unpaid;

      (e) fifthly, in or towards payment to the Finance Parties, on a pro-rata basis, of any accrued commitment commission payable under clause 7.2 which shall have become due but remains unpaid;

      (f) sixthly, in or towards payment to the Finance Parties, on a pro-rata basis, of any accrued interest, letter of credit commission or Fronting Bank fees which shall have become due but remain unpaid but so that any amount payable by virtue of clause 8.5 shall be excluded;

      (g) seventhly, in or towards payment to the Finance Parties, on a pro-rata basis, of any principal payable to the Finance Parties which shall have become due but remains unpaid;

      (h) eighthly, in or towards payment to any such Finance Parties, on a pro-rata basis, of any amount payable to any Finance Parties by virtue of clause 8.5 which remains unpaid; and

      (i) ninthly, in or towards payment of any other sum which shall have become due but remains unpaid (and, if more than one such sum so remains unpaid, on a pro-rata basis).

      Each reference in clauses 8.9(a) to (e) (inclusive) to a category of unpaid sums shall include interest thereon payable in accordance with this Agreement (including, without limitation, default interest under clause 5.3). Accordingly, clause 8.9(f) shall be construed as referring to interest on principal and accrued interest thereon which remains unpaid to the extent due.

      The order of application set out in clauses 8.9(e) to 8.9(i) shall be varied by the Agent if the Majority Banks so direct, without any reference to, or consent or approval from, any Borrower.

8.10  CALCULATIONS

      All interest and other payments of an annual nature under this Agreement or any of the Borrower Security Documents shall accrue from day to day and be calculated on the basis of actual days elapsed and (in the case of Sterling) a 365 day year and (in the case of currencies other than Sterling) a 360 day year (or as is otherwise the relevant interbank market custom in respect of any such currency). In calculating the actual number of days elapsed in a period which is one of a series of consecutive periods with no interval between them or a period on the last day of which any payment falls to be made in respect of such period, the first day of such period shall be included but the last day excluded.

8.11  CERTIFICATES CONCLUSIVE

      Any certificate of, or determination by, a Finance Party as to any rate of interest or any other amount payable under, or otherwise to be determined under, this Agreement or any of the Borrower Security Documents shall, in the absence of

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      manifest error, be conclusive and binding on each Borrower and (in the case of a certificate of or determination by the Agent) on the Banks.

8.12  EFFECT OF EUROPEAN MONETARY UNION

      If the United Kingdom participates in Economic and Monetary Union in accordance with Article 109j of the Treaty on European Union, then:

      (a) if, and at any time while, Sterling and the euro are at the same time recognised by the Bank of England as the lawful currency of the United Kingdom, any amount expressed to be payable under this Agreement in Sterling shall be paid in Sterling or in euro as (i) the Agent may (in the case of any amount payable by the Banks) by not less than three Banking Days' notice to Newco 2 and the Banks to that effect elect or (ii) Newco 2 may (in the case of any amount payable by the Borrowers) by not less than three Banking Days notice to the Agent to that effect elect;

      (b) any amount so elected to be paid in euro shall be converted from Sterling at the rate stipulated pursuant to Article 109l(4) of the Treaty and payment of the amount in euro derived from such conversion shall discharge the obligation of the relevant party to pay Sterling; and

      (c) the Agent, Newco 2 and the Banks shall consult to consider what (if any) changes are required to be made to this Agreement to (i) take account of the participation of the United Kingdom in monetary union and/or (ii) reflect any consequential changes in market practice (including, without limitation, the settlement of or rounding of obligations and the calculation of interest). If, after such consultation, the Agent (acting on the instructions of the Majority Banks) reasonably and in good faith considers that any such amendments are required, the Agent shall notify Newco 2 and the Banks of the amendments which it considers to be necessary and, notwithstanding clause 17.11, shall be entitled to make such amendments as to put the parties in the same position as if participation had not occurred.

      Any amendment so made to this Agreement by the Agent shall be promptly notified to the Banks, the Arrangers and Newco 2 by the Agent and shall be binding on all the parties to this Agreement.

9     REPRESENTATIONS AND WARRANTIES

9.1   REPEATING REPRESENTATIONS AND WARRANTIES

      Each Borrower represents and warrants (subject to the qualifications and reservations set out in the Legal Opinions (other than those relating to factual matters) and matters fairly and specifically disclosed by the Reports) to each Finance Party in respect of itself and, in the case of Newco 2 only, in respect of itself, the Target and each other member of the Group that:

      (a) Due incorporation: it and the other members of the Group from time to time and the Target are duly incorporated and validly existing under the

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            laws of the respective jurisdictions of their incorporation and have power to carry on their respective businesses as they are now being conducted and to own their respective property and other assets;

      (b) Corporate power: it and the other members of the Charging Group and the Target have power to execute, deliver and perform their respective obligations under each of the Finance Documents to which they are parties and (in the case of the Borrowers) to borrow the Commitments and to perform the Hedge Transactions to which they are, or may become, party; all necessary corporate, shareholder and other action has been taken to authorise the execution, delivery and performance of the same and no limitation on the powers of any Borrower to borrow or perform hedging transactions will be exceeded as a result of any transaction under any of the Credit Documents and no limitation on any of their respective powers to give guarantees and/or to create security will be exceeded as a result of the execution and delivery of any of the Security Documents;

      (c) Binding obligations: (i) each of the Finance Documents when executed and delivered by it and/or any other member of the Charging Group and/or the Target, as the case may be, will constitute, valid, legally binding and enforceable obligations of it and all other members of the Charging Group and the Target in accordance with their respective terms and, in the case of the Security Documents, create the security interests purported to be created thereby and
            (ii) it is not necessary, to ensure the legality, validity, enforceability or admissibility in evidence of any of the Finance Documents that they or any other instrument be notarised, filed, recorded, registered or enrolled in any court, public office or elsewhere in the jurisdiction(s) of incorporation of the member(s) of the Group party thereto or, as the case may be, the Target or that any stamp, registration or similar tax or charge be paid in such jurisdictions on or in relation to the Finance Documents and the Finance Documents are in proper form for their enforcement in the courts of such jurisdictions;

      (d) No conflict with other obligations: the execution and delivery of, the performance of its obligations under, and compliance with the provisions of, the Finance Documents by it and all other members of the Charging Group and the Target will not (i) contravene any existing applicable law, statute, rule or regulation or any judgment, decree or permit to which any of them are subject, (ii) conflict with, or result in any breach of any of the terms of, or constitute a default under, any agreement or other instrument to which any of them are a party or are subject or by which any of their property is bound to the extent that such conflict or breach would have, or would be reasonably likely to have, a Material Adverse Effect, (iii) contravene or conflict with any provision of their respective Memorandum or Articles of Association or, as the case may be, other relevant incorporation documents or by-laws or
            (iv) result, other than pursuant to the provisions of any of the Finance Documents, in the creation or imposition of, or oblige any member of the Group or the

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            Target to create, any Encumbrance (save for a Permitted Encumbrance)
            on any member of the Group's assets, rights or revenues;

      (e) Choice of law: the choice by the Borrowers and the Charging Group members and the Target (as appropriate) of English law or, as the case may be, any other law as expressly set out in the relevant Finance Document to govern each of the Finance Documents which are expressed to be governed by English law or such other law, as the case may be, and the submissions to jurisdictions by the Borrowers and the Charging Group members and the Target contained in the Finance Documents are valid and binding in all material respects;

      (f) Audited financial statements: the then latest audited financial statements delivered to the Agent under clause 10.1(b)(i) have been prepared in accordance with the Appropriate Accounting Principles which have been consistently applied and present fairly and accurately the financial position of Newco 2, the consolidated financial position of the Group, the Target and Newco 1 respectively as at the date to which such financial statements were made up and the results of the operations of Newco 2 the Group, the Target and Newco 1 respectively for the financial year ended on such date and, as at such date, neither Newco 2 nor any of the other members of the Group nor the Target nor Newco 1 had any significant liabilities (contingent or otherwise) or any unrealised or anticipated losses which are not disclosed by, or reserved against in, such financial statements (or the notes thereto) to the extent required by the Appropriate Accounting Principles; and

      (g) Material adverse change: since 31 December 2001 there has been no development or event which has had or could reasonably be expected to have a Material Adverse Effect.

9.2   NON-REPEATING REPRESENTATIONS AND WARRANTIES

      Newco 2 further represents and warrants to each of the Finance Parties (subject to the qualifications and reservations set out in the Legal Opinions (other than those relating to factual matters) and the matters fairly and specifically disclosed by the Reports) that:

      (a) Historic financial statements: (i) the audited consolidated financial statements of the Target Group for the financial year ended 31 December 1998, have been prepared in accordance with generally accepted accounting principles and practices in the United Kingdom which have been consistently applied and present fairly and accurately the consolidated financial position of the Target Group as at the date down to and as of which such statements were prepared and the consolidated results of the operations of the Target Group for the period to which such statements relate; and (ii) as at 31 December 1998, the Target Group did not have any significant liabilities (contingent or otherwise) or any significant unrealised anticipated losses which are not disclosed by, or reserved against in, such financial statements (or the notes thereto);

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      (b)   Information Package:

            (i) all factual information concerning Hicks Muse, each of the Acquisition Parties and the Target and its Affiliates and the transactions contemplated by this Agreement (other than information of a general economic nature) that is or has been made available to any of the Finance Parties by any of the Acquisition Parties or any of their authorised representatives in relation to this Agreement when taken as a whole is complete and correct in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made; and

            (ii) all financial projections which have been prepared by Newco 2 and made available to any Finance Party or prospective Finance Party have been prepared in good faith and based upon assumptions which Newco 2 believed to be reasonable at the time prepared;

      (c) Copies of documents to be true and accurate: the copies of the Transaction Documents and the other relevant incorporation and constitutional documents or by-laws of it and all other members of the Charging Group and the Target delivered to the Agent in accordance with schedule 3 are true, complete and accurate in all material respects and have not been amended, varied or supplemented in any way and, save as otherwise referred to therein, no other agreements, arrangements or understandings exist between any Acquisition Party or any member of the HMTF Group and all or any of the parties to those agreements and instruments which would materially affect the transactions or arrangements contemplated by the Transaction Documents and/or the forecasts, projections and/or estimates contained or referred to in the Accountants' Report and/or the Financial Model;

      (d) Target Group: the details of the Target Group set out in schedule 6 and appearing in schedule 7 are accurate in all material respects and (i) Cayman 1 has no, and did not have immediately after the Effective Date any, interest in the share capital of any body corporate other than Newco 1 and the Target, (ii) Cayman 2 has no, and did not have immediately after the Effective Date any, interest in the share capital of any body corporate other than the Target,
            (iii) Newco 1 has no, and did not have immediately after the Effective Date any, interest in the share capital of any body corporate other than Newco 2 and (iv) Newco 2 has no, and did not have immediately after the Effective Date any, interest in the share capital of any body corporate other than the Target;

      (e) No Borrowed Money or Encumbrances: (i) none of Newco 2 and the other members of the Group have any liabilities in respect of Borrowed Money other than as permitted under clause 10.6(c) and (ii) no

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            Encumbrances (other than Permitted Encumbrances) exist over the assets and undertaking of Newco 2 or any other member of the Group;

      (f) Consents etc. relating to the Finance Documents: every consent, authorisation, licence or approval of, or filing, notarisation or registration required to ensure compliance by Newco 2 with, clause 10.2(b) has been obtained or made and will be in full force and effect and there will have been no default in the observance of the conditions or restrictions (if any) imposed in, or in connection with, any of the same;

      (g)   Compliance with consents etc relating to the business of the Group:

            (i) the business of the Target Group has been conducted in all material respects in accordance with all applicable laws and regulations in each of the jurisdictions in which it is carried on and there is no decree or judgment of any Government Entity of any of such jurisdictions outstanding against any member of the Target Group except to the extent that any non compliance or decree or judgment would not be reasonably likely to have a Material Adverse Effect; and

            (ii) as at the Effective Date every material consent, authorisation, licence or approval required by the Target Group to ensure compliance by Newco 2 with clause 10.2(c) in respect of the business carried on by the Target Group immediately after the Effective Date has been obtained or made and will be in full force and effect at the Effective Date and there has been no default in the observance of the conditions or restrictions (if any) imposed in, or in connection with, any of the same except to the extent any failure to obtain or make or maintain in full force and effect or default would not be reasonably likely to have a Material Adverse Effect;

      (h) No share options etc: (other than agreements to call for the issue of shares in the Target which will be cancelled pursuant to the Scheme) there are no agreements in force or corporate resolutions passed which call for the present or future issue or allotment of, or grant to any person the right (whether conditional or otherwise) to call for the issue or allotment of, any share or loan capital of Newco 2 or any other member of the Group (including any option or right of pre-emption or conversion) (other than, in favour of another member of the Group where such other member of the Group may not transfer or renounce such rights to or in favour of a person who or which is not a member of the Group);

      (i) No Taxes: no Taxes are imposed by withholding or otherwise on any payment to be made by any Borrower under this Agreement or any of the Borrower Security Documents or are imposed on or by virtue of the execution or delivery by any Borrower of this Agreement or any of the Borrower Security Documents or any document or instrument to be executed or delivered under this Agreement or any of the Borrower Security Documents;

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      (j)   Litigation/labour disputes: no litigation, alternative dispute resolution, arbitration or administration proceeding is taking place or, to the knowledge of the officers of any Acquisition Party, threatened against any Acquisition Party or any member of the Target Group. No labour disputes involving any member of the Target Group are current or threatened, to the knowledge of the officers of any Acquisition Party in each case to the extent that the same would be reasonably likely to have a Material Adverse Effect;

      (k)   Environmental matters:

            (i) Newco 2 is in compliance with the undertakings set out in clause 10.2(j), in each case in respect of all members of the Group;

            (ii) no member of the Group has received notice of any Environmental Claim and no member of the Group is not in compliance with any Environmental Law or any Environmental Approval to the extent that the same would be reasonably likely to have a Material Adverse Effect; and

            (iii) there is no Environmental Claim pending or threatened against any member of the Group which, if adversely determined, would be reasonably likely to have a Material Adverse Effect;

      (l) No Default: no Default has occurred and is continuing and no member of the Group is in breach or in default under any agreement to which it is a party or which is binding on it or any of its assets to an extent or in a manner which could reasonably be expected to have a Material Adverse Effect;

      (m)   Intellectual Property Rights:

            (i) each member of the Group owns or has licensed to it on arm's length commercial terms all the Intellectual Property Rights which are required by it in order for it to carry on its business as it is being conducted and as contemplated in the Financial Model and to the Acquisition Parties' knowledge none of the members of the Group have infringed any Intellectual Property Rights of any third party in any material respect to the extent that the same would have or would be reasonably likely to have a Material Adverse Effect;

            (ii) each member of the Group has taken all reasonable actions (including payment of fees) required to maintain in full force and effect and to preserve its ability to enforce any registered Intellectual Property Rights owned by or licensed to it except to the extent any failure to take such action would not be reasonably likely to have a Material Adverse Effect. There has been no material infringement or threatened infringement by any person of any Intellectual Property Rights owned by or licensed to any

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                  member of the Group to the extent that the same would be
                  reasonably likely to have a Material Adverse Effect;

            (iii) no event or circumstance has occurred which has or could give rise to the termination of or materially adversely affect the rights of any member of the Group under or in relation to any agreement or arrangement relating to any Intellectual Property Rights to which any of them is a party including (without limit) any licence to any of them to the extent that the same would be reasonably likely to have a Material Adverse Effect;

            (iv) to the Acquisition Parties' knowledge no disclosure has been or will be made of any trade secret used or required in relation to the business of any member of the Group other than under enforceable confidentiality undertakings and each member of the Group will take all necessary steps (including legal proceedings) to enforce the confidentiality of and prevent any improper use of the same other than where any failure to do so would not be reasonably likely to have a Material Adverse Effect;

      (n)   Euro Compliance:

            [Not restated];

      (o)   Year 2000 compliance:

            [Not restated]; and

      (p) Clean company: prior to the Announcement Date none of the Acquisition Parties had undertaken any trading or incurred any material liabilities of any nature whatsoever whether actual or contingent other than liabilities for professional fees and any liability which would arise if the relevant company were wound up.

9.3   REPETITION

      The representations and warranties in clauses 9.1, 9.2 and 11.1 shall be deemed to be repeated on and as of the first Drawdown Date, and in the case of clause 9.1 (other than clause 9.1(e)) only, each subsequent Drawdown Date and each Interest Payment Date and in the case of clause 9.1 by each Acceding Borrower (as defined in schedule 10) on the date of its execution of the relevant Accession Certificate, as if made with reference to the facts and circumstances existing on each such date.

9.4   THIRD ACQUISITIONS REPRESENTATIONS AND WARRANTIES

      Newco 2 further represents and warrants to each of the Finance Parties on the same terms as in clauses 9.2 and 9.3 of the Senior Subordinated Facility Agreement on the same dates on which such representations and warranties are made in accordance with the Senior Subordinated Facility Agreement.

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10    UNDERTAKINGS

10.1  INFORMATION UNDERTAKINGS

      Newco 2 undertakes with each of the Finance Parties that, throughout the Finance Period:

      (a)   Preparation of financial statements:

            (i) Annual audited financial statements: it will prepare (A) unconsolidated financial statements in respect of itself (and will procure that the Target and Newco 1 prepare unconsolidated financial statements in respect of themselves), and (B) consolidated financial statements in respect of the Group in accordance with the Appropriate Accounting Principles (consistently applied) in respect of each financial year and cause the same to be reported on by the Auditors; and

            (ii) Unaudited management accounts: it will prepare management accounts in respect of itself and unaudited consolidated management accounts in respect of (x) the Group and (y) each of the principal operating divisions within the Group (while operated as separate divisions), in each case in accordance with the Appropriate Accounting Principles (consistently applied) in respect of each successive month and each Quarter in such form as may be specified or agreed by the Agent from time to time and including, without limitation in respect of each such month or, as the case may be, Quarter:

                  (A) a consolidated cashflow statement and profit and loss account for (1) such period and (2) the financial year to date and (3) in the case of each Quarter, whatever periods or rolling twelve month periods are relevant to the calculations of the Financial Definitions for the Financial Covenants;

                  (B) a consolidated balance sheet as at the end of such period; and

                  (C) a comparison of all relevant results with the relevant Annual Budget and a brief commentary from the chief executive officer, finance director or treasurer on any significant adverse variations and any material Capital Expenditure;

      (b) Delivery of financial statements: it will deliver to the Agent, for distribution to the Banks, sufficient copies for all the Banks of each of the following documents:

            (i) Annual audited financial statements: at the time of issue thereof (or promptly thereafter) to the shareholders of Newco 2 (or the

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                  shareholders of the Target or the shareholders of Newco 1) but in any event not later than 120 days after the end of the financial year to which they relate, the audited financial statements referred to in clause 10.1(a)(i) for each financial year together, in each case, with the report of the Auditors thereon, the notes thereto, the directors' report thereon and the certificate referred to in clause 10.1(b)(iv);

            (ii) Unaudited management accounts: (x) within 30 days after the end of each month which is not the last month in a Quarter, and (y) within 45 days after the end of each Quarter management accounts for the Group in respect of such month and, as the case may be, such Quarter prepared in accordance with the requirements of clause 10.1(a)(ii) together with the certificate referred to in clause 10.1(b)(iii);

            (iii) Directors' compliance certificates: at the time of the delivery of the annual audited financial statements for each financial year and at the time of delivery of the unaudited management accounts for each Quarter as at the end of which the Financial Covenants are to be tested and in each case as at the end of such financial year or Quarter a certificate of Newco 2 signed by its finance director, chief executive officer or treasurer at the time stating:

                  (A) the respective amounts of the Financial Definitions in respect of or, as the case may be, as at the end of the relevant period specified in the Financial Covenants and the calculations pursuant to clause 10.2(f)(ii);

                  (B) the application of the respective amounts of the Financial Definitions to the Financial Covenants and confirming that, as at the date to which the relevant financial statements or, as the case may be, management accounts are made up, Newco 2 was in compliance with the Financial Covenants and clause 10.2(f)(ii) (or, if not, in each case indicating the extent of the breach and the steps intended to be taken to remedy the same) and that, as at the date of the certificate (being a date not more than 7 days prior to the delivery of the certificate), no Default has occurred and is continuing (or, if such is not the case, specifying the same); and

                  (C) that, to the best of its knowledge and belief, there has been no material dispute or default (or warranty breach) under the Transaction Documents or, if there is, the nature of the same.

                  Provided that the Agent may consult with the Auditors in respect of any certificate delivered under this clause 10.1(b)(iii) and, if reasonable grounds exist for believing that any such certificate was not correct when delivered with the result that a breach of the

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                  relevant Financial Covenant arises (and after consultation with Newco 2 which shall include good faith discussions between Newco 2 and the Agent to resolve the Finance Parties' concerns) require them to give a written opinion to the Agent on such certificate (the cost of one such requested opinion in any financial year to be borne by Newco 2);

            (iv) Annual Auditors' report: at the time of delivery of the annual audited financial statements a report from the Auditors (in the form of schedule 11 or such other form which is acceptable to the Agent (acting reasonably) and which can be relied upon by the Agent (for itself and the other Finance Parties)) stating:

                  (A) the respective Financial Definitions in respect of or, as the case may be, as at the end of the relevant period specified in the Financial Covenants and indicating the manner in which such amounts have been calculated;

                  (B) the application of the respective amounts of such Financial Definitions to the Financial Covenants and confirming that, as at the date at or to which the relevant financial statements are made up, Newco 2 was in compliance with the Financial Covenants (or, if not, indicating the extent of any non-compliance); and

                  (C) which members of the Group are Material Entities and whether Newco 2 is in compliance with clause 10.2(f)(ii) as at the date of such certificate.

                  Such reports shall (in the absence of manifest error) be conclusive as to matters contained in them;

            (v) Annual Budget: (x) as soon as practicable after approval by the Board of Directors of Newco 2 but in any event not later than 45 days after the beginning of each financial year, the Annual Budget for such financial year and (y) as soon as practicable after its approval by the Board of Directors of Newco 2, any revision to such Annual Budget;

            (vi) Reports and notices to shareholders and creditors: at the time of issue by any Acquisition Party or any member of the Group thereof, (x) every report, circular, notice or like document issued to its shareholders which it is required to issue by applicable law or regulation, (y) every formal notice issued to its creditors generally or to the holders of the High Yield Bonds and (z) every notice convening a meeting of the shareholders or any class of the shareholders of any Acquisition Party or any member of the Group;

            (vii) Equity Permitted Payments: notify the Agent of each Equity
                  Permitted Payment in excess of L250,000 proposed to be made

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                   not later than the fifth Banking Day prior to the date on
                   which such payment is intended to be made; and

            (viii) Further information: promptly upon request, such further information concerning the financial position of any Acquisition Party or the Group (or any member of it) as the Agent shall reasonably require;

      (c) Notice of Default: it will promptly upon becoming aware of the same inform the Agent of (i) any occurrence of which it becomes aware which could reasonably be expected to have a Material Adverse Effect and (ii) any Default;

      (d) Notice of litigation/labour disputes: it will, upon becoming aware that the same is threatened and in any case promptly after the commencement thereof, give to the Agent notice in writing of any litigation, alternative dispute resolution, arbitration or administrative proceedings, any labour dispute or any other dispute affecting any member of the Group or any of their respective assets, rights or revenues which if adversely determined would be reasonably likely to have a Material Adverse Effect;

      (e)   Year 2000 compliance:

            [Not restated]; and

      (f) Environmental Claims: it will, and will procure that the other members of the Group will, as promptly as possible upon receipt of formal written notice of the same, inform the Agent of any Environmental Claim which has been made or threatened by formal written notice against any member of the Group or any of the officers of any member of the Group in their capacity as such or any requirement by any Environmental Licence or applicable Environmental Law to make any material investment or expenditure or take or desist from taking any action in each case where such Environmental Claim or any such failure to invest or incur expenditure or take or desist from taking any action, or the making of such investment or expenditure, would be reasonably likely to have a Material Adverse Effect.

10.2  GENERAL UNDERTAKINGS

      Newco 2 undertakes with each of the Finance Parties that, throughout the Finance Period:

      (a) Use of proceeds: it will, and will procure that each other Borrower will, use the proceeds of Drawings under the Facilities exclusively for the respective purposes specified in clause 2;

      (b) Consents etc relating to the Finance Documents: it will (and will procure the same in respect of all other members of the Group), without prejudice to clauses 3.1 and 3.2, obtain or cause to be obtained, maintain in full force and effect and comply in all material respects with the conditions

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            and restrictions (if any) imposed in, or in connection with, every consent, authorisation, licence or approval of any Government Entity and do, or cause to be done, all other acts and things which may from time to time be necessary under applicable law, in each case for the continued due performance of all its (or the other members of the Group's) obligations under the Finance Documents except for consents, approvals, licences or authorisations where the failure to obtain or comply with the same would not be reasonably likely to have a Material Adverse Effect;

      (c) Compliance with consents etc relating to the business of the Group: it will comply, and shall procure that all other members of the Group comply, in all material respects with the terms and conditions of all laws, regulations, agreements, licences and concessions material to the carrying on of the business of any member of the Group as it is being carried on at, or is contemplated by the Financial Model to be carried on from, the Second Effective Date except to the extent that any non compliance would not be reasonably be likely to have a Material Adverse Effect;

      (d) Tax returns: it will, and will procure that each other member of the Group will, file or cause to be filed all material tax returns required to be filed in all jurisdictions in which it is situated or carries on business or is otherwise subject to Taxation prior to penalties being incurred and pay all material Taxes shown to be due and payable on such returns or any assessments made against it prior to penalties being incurred (other than those being contested in good faith and where such payment may be lawfully withheld);

      (e) Pension schemes: it will ensure that the levels of contribution to the pension schemes for the time being operated by the Group are and continue to be sufficient to comply with all material obligations of the Group whether under such schemes or generally at law;

      (f) Guarantees and security from Subsidiaries: (without prejudice to clause 10.6(s)) it will procure, unless and to the extent that such execution and delivery and granting of security would be unavoidably unlawful or is prohibited by statute or beyond the corporate power of the company or corporation concerned (and then only if such corporate power cannot be modified or extended to allow such execution, delivery and granting of security) or would be reasonably likely to result in the directors of the company or corporation concerned incurring actual personal liabilities:

            (i) that documentation, in form and substance reasonably satisfactory to the Agent, supplemental to and/or incorporating provisions substantially the same as the Group Debenture and/or such other Security Documents and such ancillary documentation as the Agent may require (acting reasonably) shall be executed and delivered to the Agent by any member of the Group which is a Material Entity and which is not a Charging Subsidiary (in each case together with legal opinions relating thereto in form and substance satisfactory to the Agent (acting reasonably)), to the

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                  intent that each member of the Group which is a Material
                  Entity shall guarantee the obligations of the Borrowers under the Finance Documents and create Encumbrances securing its obligations under such guarantee equivalent to the Encumbrances created by the Group Debenture or otherwise to the extent practicable with respect to any jurisdiction outside the United Kingdom; and

            (ii)  that at all times:

                  (A) the pro forma Consolidated EBITDA of the Charging Group (for this purpose measured as if references in the definition of Consolidated EBITDA to the "Group" were references to the "Charging Group") is at least 95 per cent. of the Consolidated EBITDA of the Group;

                  (B) the pro forma consolidated turnover of the Charging Group is at least 95 per cent. or more of the consolidated turnover of the Group; and

                  (C) the pro forma consolidated total assets of the Charging Group is at least 95 per cent. or more of the consolidated total assets of the Group,

                  in each case tested on a rolling 12 months basis as at the end of each Quarter by reference to the most recent management accounts for such Quarter delivered in accordance with clause 10.1(b)(ii) and the most recent audited financial statements delivered in accordance with clause 10.1(b)(i).

            Encumbrances will not be required over those assets as to which the Agent shall determine in its reasonable discretion that the costs (including with respect to mortgage transfer and other taxes) of obtaining or administering such an Encumbrance are excessive in relation to the value of the security to be afforded thereby or to the extent that obtaining such security is otherwise impracticable. Newco 2 will also procure that the immediate Holding Company of any Material Entity referred to in clause 10.2(f)(i) executes an Encumbrance over the shares in any Material Entity referred to in clause 10.2(f)(i) (if such shares are not already the subject of an Encumbrance created by a Security Document executed by such Holding Company), which Security Document is governed by the same law as the law under which such Material Entity is incorporated or formed;

      (g) Pari passu: it will ensure that its obligations, and those of each other member of the Group, under each of the Finance Documents shall, without prejudice to the provisions of clauses 10.2(b) and 10.6(a), at all times be direct, general and unconditional obligations and rank at least pari passu with all its other present and future unsecured and unsubordinated Indebtedness with the exception of any obligations which are mandatorily preferred by law and not by contract;

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      (h)   Insurance: it will, and will procure that the other members of the
            Group will, insure and keep insured all its property and assets of an insurable nature and which are customarily insured (either generally or by companies carrying on a similar business) against loss or damage by fire and other risks normally insured against by persons carrying on the same class of business in a similar location as that carried on by it with reputable independent insurance companies or underwriters;

      (i) Inspection of books: it will, and will procure that each other member of the Group will, permit the Agent to inspect its books and records during normal business hours upon reasonable notice;

      (j) Environmental: it will, and will procure that each other member of the Group will, comply with all Environmental Laws and Environmental Licences to the extent that a failure to so comply could be reasonably expected to have a Material Adverse Effect;

      (k) Intellectual Property Rights: it will, and will procure that each other member of the Group will:

            (i) notify the Agent promptly of any infringement or suspected infringement or any challenge to the validity of any of the present or future Intellectual Property Rights owned, used or exploited by to it which may come to its notice and will supply the Agent with all information in its possession relating thereto if the same is reasonably likely to have a Material Adverse Effect and take all necessary steps (including, without limitation, the institution of legal proceedings) to prevent third parties infringing any Intellectual Property Rights to the extent that failure to do so would be reasonably likely to have a Material Adverse Effect;

            (ii) take all necessary action to safeguard and maintain its rights, present and future, in or relating to all Intellectual Property Rights to the extent that failure to do so would be reasonably likely to have a Material Adverse Effect (in each case including, without limitation, paying all applicable renewal fees, licence fees and other outgoings); and

            (iii) not enter into any licence or other agreement or arrangement in respect of Intellectual Property Rights other than on normal arm's length commercial terms and will comply with all licences to it of any Intellectual Property Rights, in each case, to the extent that failure to do so would be reasonably likely to have a Material Adverse Effect;

      (l)   Cash management of non-UK companies:

            it will procure that to the extent that to do so would not cause a breach of law or regulation on the part of the relevant Group member or any applicable contractual restriction binding on the relevant Group member at the date of this Agreement and except to the extent that the directors of

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            such Group member consider that such Group member would have inadequate resources to meet the forecast cashflow requirements of such Group member for the following 120 days (which shall be determined by the board of directors of such Group member, acting reasonably, having regard to their responsibilities under applicable law) and except to the extent that it would incur a material cost (after taking into account any tax considerations) which it would not otherwise ultimately have incurred, each Group member incorporated outside the United Kingdom shall deposit its surplus cash balances with a member of the Charging Group in an account of such member in the United Kingdom, provided that no such deposit shall be required if the surplus cash balances which would otherwise have been required to be so deposited are in aggregate less than L1,000,000 (or its equivalent);

      (m)   Euro compliance

            [Not restated]; and

      (n)   Tax losses and allowances

            it will procure that, to the extent permitted by laws and to the extent practicable, all losses, allowances, exemptions, set-offs, deductions, credits or other reliefs relating to any Taxation or to the computation of income, profits or chargeable gains for the purpose of any Taxation ("RELIEFS") which are, after the date hereof, available to the Target (including, without limitation, any advance corporation tax paid by any such company which has not, at the date hereof, been set against the liability to corporation tax of any company and any Reliefs available in respect of interest paid or payable by such company) are applied (by way of surrender or otherwise) when reasonably considered appropriate in the interests of the Group by the Target in reducing or extinguishing any liability in respect of Newco 2 or any other member of the Group to Taxes or the amount of its income, profits or chargeable gains which are subject to Taxation;

10.3  FINANCIAL UNDERTAKINGS

      (a) Newco 2 undertakes with each of the Finance Parties that, throughout the Finance Period, it will observe and comply with the Financial Covenants.

      (b) The Financial Definitions in paragraph 3 of schedule 8 shall be determined for, and tested as at the end of, each Quarter or, in the case of the Consolidated Fixed Charge Cover Ratio, each half year by reference to the management accounts for such Quarter or (as applicable) half year delivered in accordance with clause 10.1(b)(ii) and the Financial Covenants in paragraph 1 of schedule 8 shall be tested as at the end of each such Quarter or (as applicable) half year, in each case by reference to such management accounts, provided that if the audited consolidated financial statements of the Group for any financial year delivered in accordance with clause 10.1(b)(i) show different determinations for such Financial Definitions from those shown in the management accounts for

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            the last month in such financial year such audited consolidated financial statements shall prevail in respect of such determinations and, where there was a difference affecting the opening balance sheet position for the current financial year, each set of management accounts delivered during such current financial year shall be restated by Newco 2 so that each such set of management accounts is in line with such audited consolidated financial statements and any Financial Covenant thereby affected shall be deemed to have been tested by reference to such restated management accounts.

10.4  CONDITIONS SUBSEQUENT

      (a) Assistance with syndication arrangement: Newco 2 undertakes with the Amendment Arrangers that, upon any Amendment Arranger's request in connection with the syndication of the Facilities, it will (i) promptly provide all reasonably requested financial and other information in the possession of the Acquisition Parties with respect to each of the Acquisition Parties, the Group, the Target and their respective Affiliates (save, in the case of such Affiliates, any entities which are Affiliates (but not Subsidiaries) of Newco 2 solely by reason of being under common control by Hicks
            Muse), the businesses acquired pursuant to the Second Acquisitions (the "SECOND ACQUISITIONS TARGET BUSINESSES") and, to the extent relevant in relation to the Facilities, Hicks Muse, including information and projections prepared by Newco 2 or its advisers,
            (ii) make its officers and those of the Second Purchasers available to Banks or prospective Banks at reasonable times, make the senior officers of the Second Acquisitions Target Businesses available to Banks and prospective Banks at reasonable times after the UK Second Acquisition Completion Date (in the case of the United Kingdom business) or after the Irish Second Acquisition Completion Date (in the case of the Irish business), (iii) assist the Amendment Arrangers in the preparation of any Information Memoranda or similar documents and other marketing materials to be used in connection with the sub-underwriting and general syndication of the Facilities,
            (iv) together with the Amendment Arrangers, host meetings and hold discussions with Banks or prospective Banks, (v) facilitate site visits (if any) required by the Amendment Arrangers and (vi) use reasonable efforts to ensure that the syndication efforts benefit materially from the existing lending relationships of Newco 2, the Second Acquisitions Target Businesses and Hicks Muse.

      (b)   Jonker Fris Security

            [Not restated];

      (c)   Dutch Companies

            [Not restated]; and

      (d)   French guarantees

            [Not restated].

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10.5  HEDGE TRANSACTIONS

      (a)   Hedge Transactions

            Newco 2 undertakes with each of the Banks that:

            (i) it shall enter into (and thereafter maintain) hedging arrangements with the Hedge Counterparties in accordance with the Hedging Strategy Letter; and

            (ii) it will not, and it will procure that no other member of the Group will, enter into any Derivatives Transactions which are speculative or do not relate to the hedging of exposures or liabilities of members of the Group in the ordinary course of business or in accordance with the Hedging Strategy Letter;

      (b)   Termination of the Hedge Transactions

            Each Hedge Counterparty agrees with the Banks (but not with Newco 2 or any other member of the Group) that it will not terminate any Hedge Transaction to which it is a party (each such Hedge Transaction being a "RELEVANT HEDGING TRANSACTION") except:

            (i) as a result of the non-payment by the relevant member of the Group of any Indebtedness under any relevant Hedging Transaction which has fallen due for payment in the currency and manner stipulated in the relevant Hedge Document before the expiry of any applicable cure period (or, if no cure period is prescribed in the relevant Hedge Document, 3 Banking
                  Days);

            (ii) as a result of the repudiation of any relevant Hedging Transaction by the relevant member of the Group;

            (iii) upon the issue by the Agent of a notice under clause 12.2(c)
                  or (e);

            (iv)  upon:

                  (A) it becoming contrary to any law or regulation for the relevant member of the Group or such Hedge Counterparty to perform the payment obligations expressed to be assumed by it in respect of any relevant Hedging Transaction or such obligations become invalid or unenforceable against the relevant member of the Group; or

                  (B) any provision of any Hedge Document to which such Hedge Counterparty is a party relating to the termination thereof (including, without limitation, the calculation of or obligation to pay amounts upon such termination) becoming invalid or unenforceable against the relevant member of the Group;

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            (v)   upon any exchange control, foreign currency or other consent, authorisation, licence or approval of, or registration with or declaration to, governmental or public bodies or authorities or courts required by the relevant member of the Group to authorise, or required by the relevant member of the Group in connection with, the execution, delivery, validity, enforceability or admissibility in evidence of any Hedge Document or the performance of its payment obligations thereunder being modified in a manner unacceptable to such Hedge Counterparty or not being granted or being revoked or terminated or expiring and not being renewed or otherwise ceasing to be in full force and effect;

            (vi) upon the winding-up of, or the administration of, or the appointment of a receiver or an administrator in respect of any part of the assets and/or undertaking of, or the dissolution of, the relevant member of the Group party to the relevant Hedging Transaction (or any analogous provision in any other jurisdiction); or

            (vii) with the prior written consent of the Agent (acting on the instructions of the Majority Banks).

      (c)   Documentation

            Each Hedge Document shall be on the terms of the International Swaps & Derivatives Association, Inc. 1992 Master Agreement
            (Multicurrency-Cross Border) under which:

            (i) "Second Method" and "Market Quotation" shall be specified as the payment method applicable;

            (ii) no additional rights of set-off beyond those contained in this Agreement shall be specified; and

            (iii) the governing law is English law.

      (d)   Termination Payments

            Each Hedge Counterparty and Newco 2 agree that any termination payment payable by a Hedge Counterparty to Newco 2 in respect of any relevant Hedging Transaction shall be payable in full without any set-off or counterclaim whatsoever to Newco 2 (irrespective of any amounts that may at such time be due from Newco 2 to any such Hedge Counterparty under this Agreement or any other Finance Document).

10.6  NEGATIVE UNDERTAKINGS

      Each Borrower undertakes with each of the Finance Parties that throughout the Finance Period, without the prior written consent of the Agent acting on the instructions of the Majority Banks (or, in the case of clause 10.6(b)(ii) all the Banks):

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      (a)   Negative pledge: it will not, and will procure that no other member of the Group will, permit any Encumbrance by it or any other member of the Group to subsist, arise or be created or extended over all or any part of their respective present or future undertakings, assets, rights or revenues, save for any Permitted Encumbrance;

      (b) Transactions similar to security: (without prejudice to sub-clauses 10.6(c) and (f)) it will not, and will procure that no other member of the Group will:

            (i) sell or otherwise dispose of any of its assets on terms whereby such asset is or may be leased to, or re-acquired or acquired by, Newco 2 or any other member of the Group other than as part of a transaction whereby the asset concerned becomes the subject of a Finance Lease which is permitted under clause 10.6(c)(viii); or

            (ii) sell, factor or dispose of any of its receivables other than the sale of receivables in connection with a trade receivables financing transaction which is on arms length terms in form and substance satisfactory to all of the Banks (acting reasonably) provided that all of the proceeds of such sale are immediately applied in prepaying the Facilities;

      (c) No other Borrowed Money: it will not, and will procure that no other member of the Group will, incur or permit to exist on its behalf any obligations in respect of Borrowed Money (other than in respect of any guarantees in respect of Borrowed Money to the extent permitted by clause 10.6(d) and transactions similar to security permitted by clause 10.6(b)) to any person except:

            (i) the Facilities (including, for the avoidance of doubt, Borrowed Money to the extent that it is the subject of a Letter of Credit issued under the Working Capital Facility or a guarantee issued by an Ancillary Facilities Bank);

            (ii) Borrowed Money incurred by Newco 2 under the Intercompany Loan Agreement and the Target/Newco 2 Loan Agreement;

            (iii) Borrowed Money owed by: (x) any member of the Charging Group to another member of the Charging Group, (y) any member of the Group to a member of the Charging Group provided the total aggregate amount of all such Borrowed Money (other than that representing loans permitted under clause 10.6(i)(vii)) at any one time does not exceed L10,000,000 (or its equivalent in relevant currencies), and (z) any member of the Group (which is not a member of the Charging Group) to another member of the Group (which is not a member of the Charging Group);

            (iv) Borrowed Money incurred under any Hedge Transactions not otherwise restricted hereby;

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            (v)    the Senior Subordinated Facility;

            (vi)   [Not restated];

            (vii) Borrowed Money of any member of the Charging Group owed to the seller representing the purchase price of a Permitted Acquisition provided that (x) the aggregate amount of such Borrowed Money shall not exceed L5,000,000 and (y) the amount of any such Borrowed Money outstanding or otherwise is not subsequently increased;

            (viii) obligations in respect of Finance Leases to the extent that the aggregate amount of the principal element of the obligations under all such Finance Leases at any time, calculated in accordance with the Appropriate Accounting Principles at the relevant time, does not (converting into its equivalent in Sterling any amount in another currency) exceed L2,500,000 at any such time;

            (ix) Borrowed Money in addition to that permitted by clauses 10.6(c)(i) to (viii) not exceeding L15,000,000 (or its equivalent in relevant currencies) in aggregate at any time; and

            (x)    the Subordinated Shareholder Loans;

      (d) Guarantees: it will not, and will procure that no other member of the Group will (other than to the extent provided in the Security Documents) incur or permit to exist on its behalf any Indebtedness under any guarantee in respect of Indebtedness of any person except for:

            (i) guarantees in respect of Indebtedness (not being Borrowed Money) of a member of the Charging Group permitted under this Agreement;

            (ii) indemnities granted by members of the Group in respect of performance bonds, bid bonds, guarantees, letters of credit and other obligations of a like nature incurred in the ordinary course of business;

            (iii) indemnities granted in the Finance Documents, the Transaction
                  Documents, the Senior Subordinated Finance Documents, the monitoring and oversight agreement and the financial advisory agreement referred to and entered into in accordance with clause 10.6(j) or in the constitutional documents of the members of the Group; and

            (iv) indemnities and guarantees made in the ordinary course of business, or for the purpose of carrying on the same, provided that such indemnities or guarantees could not individually or in the aggregate have a Material Adverse Effect;

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      (e)   Operating leases: it will not, and will procure that no other member of the Group will, enter into any obligations in respect of operating leases relating to assets (other than real property) if as a result the aggregate liability of all members of the Group with respect to rentals in any one financial year under such operating leases (converting into its equivalent in Sterling any amount in another currency) exceeds by more than L6,000,000 the aggregate liability of all members of the Group with respect to rentals in the financial year ending 31 December 1999 under the operating leases of the members of the Group as at 31 December 1998;

      (f) Disposals: it will not, and will procure that no other member of the Group will, sell, transfer, lease, surrender, lend or otherwise dispose of (each a "DISPOSAL") or cease to exercise direct control over the whole or any part of its present or future assets or revenues whether by one or a series of transactions related or not except for:

            (i) the disposal of stock-in-trade in the ordinary course of business;

            (ii) the disposal of any tangible asset which is obsolete or worn out;

            (iii) any disposal of any asset (other than receivables) on arm's length terms for full consideration (of which at least 75 per cent. is cash) where the market or book value is less than L15,000,000 (or its equivalent) in respect of the aggregate of all such disposals in any financial year of Newco 2 (or, in the case of Newco 2's 2002 financial year, since the UK Second Acquisition Completion Date) provided that the Net Proceeds of such disposal are applied in accordance with clause 6.10;

            (iv)  loans and credit permitted pursuant to clause 10.6(i);

            (v) the application of cash not otherwise prohibited under the Finance Documents;

            (vi)  the disposal of any asset by:

                  (A) a member of the Group to a member of the Charging Group but so that where any such asset is subject or is expressed to be subject to an Encumbrance pursuant to any Security Document such disposal shall only be permitted where the Security Agent is satisfied either that (x) such Encumbrance is not prejudiced as a result of such disposal and the acquisition of such asset by the other Charging Group member or (y) the asset concerned becomes subject to a fully enforceable, legally binding Encumbrance in favour of the Security Agent and the other Finance Parties substantially equivalent to or better than such other Encumbrance; or

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                  (B)   any member of the Group which is not a member of the
                        Charging Group to another member of the Group which is also not a member of the Charging Group; or

                  (C) a member of the Charging Group to a member of the Group which is not a member of the Charging Group provided that the aggregate market or book value of all such disposals does not exceed L5,000,000 (or its equivalent in the relevant currency) and all such disposals are in accordance with clause 10.6(j);

            (vii) licences, leases or subleases of Intellectual Property Rights (other than the Intellectual Property Rights subject to, or arising under or in connection with, any or all of the UKIPR Agreement, the Irish IPR Agreement, the Rowntrees Licence and the Chef Licence) and leases or subleases of real property in each case in the ordinary course of business and which do not materially interfere with the business of the Group;

            (viii) the sale and discount of overdue accounts receivable during the ordinary course of business, but only in connection with the compromise or collection thereof;

            (ix) disposals pursuant to and in accordance with the Demerger Agreements;

            (x)    disposals permitted under clauses 10.6(b) and (n);

            (xi) disposals of a fixed asset in exchange for a replacement fixed asset of the same or similar type and of a comparable or superior value and quality or a fixed asset the commercial purpose and effect of which is to replace or improve upon the commercial purpose of the fixed asset disposed of; and

            (xii) mandatory disposals (as defined in clause 6.10(c)(ii)) on arm's length terms for full consideration (of which at least 75 per cent. is cash) provided that the Net Proceeds thereof are applied in accordance with clause 6.10, and so that where the asset or assets the subject of a disposal permitted by this clause 10.6(f) (other than clause 10.6(f)(vi)(A) is or are subject to a fixed charge created by the Security Documents or any of them, the consents of the Finance Parties to the release of such fixed charge (but without prejudice or responsibility to or in respect of any other requisite consent) shall not be refused provided that no Default shall have occurred and be continuing (and the Agent is irrevocably authorised by the other Finance Parties to instruct the Security Agent to grant such consent without reference to them);

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      (g)   Equity yield and intercompany loan payments: Newco 2 will not:

            (i) declare or pay (including, without limitation, by way of set-off, combination of accounts or otherwise) any dividend or make any other distribution or payment (whether in cash or in specie), including any interest and/or unpaid dividends, in respect of its equity or any other share capital for the time being in issue (other than an Equity Permitted Payment made in accordance with the Subordination Deeds); or

            (ii) make any payment (including, without limitation, by way of set-off, combination of accounts or otherwise) of interest, or make any other payment, in respect of any amounts outstanding under the Intercompany Loan Agreement (other than an Intercompany Loan Permitted Payment made in accordance with the Intercompany Loan Subordination Deed), the Target/Newco 2 Loan Agreement (other than an Equity Permitted Payment made in accordance with the Target/Newco 2 Subordination Deed) or the Subordinated Shareholder Loans;

      (h) Reduction of capital: it will not redeem or purchase or otherwise reduce its equity or any other share capital or any uncalled or unpaid liability in respect thereof or reduce the amount (if any) for the time being standing to the credit of its share premium account or capital redemption or other undistributable reserve in any manner, in each case, in whole or in part in any circumstances save where the redemption, purchase or reduction is an Equity Permitted Payment;

      (i) Loans and credit: it will not, and will procure that no other member of the Group will, make any loans or grant any credit other than:

            (i)   loans or credit permitted by clause 10.6(c)(iii);

            (ii) loans or credit in existence on the Effective Date and extensions, renewals, modifications or restatements or replacements thereof, provided that no such extension, renewal, modification or restatement shall (x) increase the amount of the original loan or credit or (y) materially adversely affect the interests of the Finance Parties with respect to such original loan, or credit or the interests of the Finance Parties under this Agreement or any other Finance Document in any material respect;

            (iii) promissory notes and other similar non-cash consideration received by any member of the Group in connection with disposals permitted under clause 10.6(f);

            (iv) loans or credit to directors, officers and employees of the Group up to a maximum amount at any time of L3,000,000 (or its equivalent) in aggregate;

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            (v)    the granting of credit to trade debtors in the ordinary
                   course of the relevant member of the Group's business as carried on by it at the date of this Agreement or (if later) the date it becomes a member of the Group;

            (vi) in respect of cash deposits placed by any member of the Group in accounts (other than those maintained in accordance with clause 10.6(w)) with Approved Banks;

            (vii) subject to an aggregate limit of L10,000,000 at any relevant time on loans and credit to, and acquisitions of or by, companies which are not members of the Charging Group, loans or credit to members of the Group or companies, the acquisition of which would be a Permitted Acquisition, where such loans or credit are funded by:

                  (A) Consolidated Excess Cash Flow in respect of the previous financial year not required to be applied in prepayment of the Facilities pursuant to clause 6.11 and made after the prepayment required under such clause has been duly made;

                  (B) the amount of Net Proceeds of disposals not required to be applied in prepayment of the Facilities pursuant to clause 6.10 and made after the prepayment required under such clause has been duly made; or

                  (C) the proportion of aggregate net proceeds of any Flotation not required to be applied in prepayment of the Facilities pursuant to clause 6.6(a) and made after the prepayment required under such clause has been duly made;

            (viii) investments in Cash Equivalents; and

            (ix) in addition to the foregoing, loans or credits in the ordinary course of business on arms' length terms by members of the Group in an aggregate amount (at cost, without regard to any write down or write up thereof) at any one time outstanding not exceeding L1,000,000 (or its equivalent);

      (j) Intra-Group contracts and arrangements: it will not, and will procure that no other member of the Group will, enter into any arrangement or contract with any of its Subsidiaries or Affiliates which is not a Charging Subsidiary or any member of the HMTF Group unless such arrangement or contract is entered into on an arm's length basis and is fair and equitable to it or, as the case may be, such other member of the Group and would be entered into by a prudent person in the position of Newco 2 or the relevant member of the Group. For the avoidance of doubt:

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            (i)   payment may be made of reasonable and customary fees for work done by directors of any member of the Group, the Target or Newco 1 and their expenses may be reimbursed;

            (ii) payment may be made to Hicks Muse and its Affiliates of fees and expenses not exceeding the amounts set out in schedule 14 pursuant to a monitoring and oversight agreement and a financial advisory agreement, in each case approved by the board of directors of Newco 2; and

            (iii) employment arrangements in respect of the procurement of the services of directors, officers and employees in the ordinary course of business may be entered into and reasonable fees in connection therewith paid; and

            (iv) the services to be provided by the Target pursuant to the Demerger Agreements may only be provided on a non-profit making basis;

      (k) Amendment to documents: it will not, and will procure that no other member of the Group nor any Acquisition Party will, terminate, amend or vary, or acquiesce in any termination, amendment or variation of, any of the Transaction Documents (other than the Third Acquisition Agreements) (other than amendments of typographical errors or inconsistencies or which do not affect the timing or quantum of payments due in respect thereof or thereunder and provided that no such amendments are in the Agent's opinion (acting reasonably) material to the Finance Parties) and will comply with their material terms and will in the event that any other party thereto breaches the same in any material respect forthwith inform the Agent of the nature and substance thereof. Newco 2 undertakes that it will also procure that the loan notes constituted by the Loan Note Instrument remain outstanding throughout the Finance Period;

      (l)   Shareholders' meetings, the New Articles and the New Target
            Articles: (in the case of Newco 2 only) it will not convene any meeting with a view to the alteration of any provision of the New Articles which would adversely affect any of the rights attaching to the "GOLDEN SHARE" referred to in the New Articles or would affect the timing or quantum of payments due in respect thereof or thereunder or which would be reasonably likely to have a Material Adverse Effect;

      (m) New share issues: it will not, and will procure that no other member of the Group will, issue any shares or otherwise acquire any additional capital in itself otherwise than (w) the issue of shares by Newco 2 in order to effect the Pushdown in accordance with this Agreement, (x) the issue by Newco 2 of shares which do not carry any right to a return or to redemption before all amounts (whether actual or contingent) owing under the Finance Documents have been paid in full and the Finance Parties have no further obligations thereunder (or to be converted into shares carrying such rights),
            (y) an issue of shares in connection with a

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            Flotation provided that the resulting prepayment required by clause
            6.6 is duly made and (z) the issue of shares by a Charging Subsidiary to its Holding Company (also being a member of the Charging Group);

      (n) Amalgamation and merger: it will not, and will procure that no other member of the Group will, amalgamate or merge with any other company or person unless (i) such merger is with another member of the Group and (x) a member of the Charging Group shall be the surviving entity and the Agent is reasonably satisfied (having taken appropriate advice from counsel in the relevant jurisdiction) that such merger will not have a negative impact upon any of the obligations owed by any Obligor to the Finance Parties or upon any material rights the Finance Parties may have against any of the Obligors, or (y) such merger is between members of the Group which are not members of the Charging Group, or (ii) any member of the Group liquidates or dissolves in either case on a solvent basis and in connection therewith all of its assets are transferred to any member of the Charging Group or, if such member is not a member of the Charging Group, to another member of the Group;

      (o) Accounting reference date: it will not change its accounting reference date (or permit any other member of the Group to do so) from 31 December;

      (p) Accounting Policy: it will not adopt any accounting policy or change the consistency of application of its accounting principles from the Appropriate Accounting Principles unless (i) the revised policy and practice adopted from time to time is in accordance with generally accepted accounting practice in the United Kingdom and (ii) prior to any revised policy and practice being adopted Newco 2 notifies the Agent thereof and, if required by the Agent, negotiates in good faith with the Agent acting reasonably in order that the Financial Covenants may be amended as required by the Agent acting reasonably in order for it to be able to make the same judgments as to the financial performance of the Group against the Financial Covenants as it is able to under the present accounting policy provided that if such negotiations are not concluded to the satisfaction of the Agent acting reasonably within a period of 30 days from the commencement of such negotiations Newco 2 agrees that it will either provide financial statements on the same basis as before or provide financial statements containing a statement reconciling the previous and the then current accounting policy in order that the Agent may determine the financial condition of the Group against the Financial Covenants having regard to the terms of this Agreement;

      (q) Auditors: it will not change its Auditors save to another Big 4 firm of chartered accountants which is willing to provide the reports referred to in clause 10.1(b)(iv) on the same or substantially the same basis and format as the existing Auditors;

      (r) Change in business: it will not, and will procure that no other member of the Group will, make any material change to the general nature of its business or cease (or threaten to cease) any material part of its business,

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            which in either case would constitute a material change in the nature of the business of the Group taken as a whole from that carried on immediately following the Announcement Date other than pursuant to the Demerger;

      (s) Acquisitions and joint-ventures: save as provided in clause 10.6(t), it will not, and will procure that no other member of the Group will, acquire or make any investment in any companies, joint ventures or partnerships, acquire any tangible or intangible assets (or interests therein) other than in the ordinary course of business, or acquire any businesses (or interests therein) other than the Second Acquisitions, the Third Purchasers or the acquisition of businesses (including companies) which are related or complementary to the existing businesses of the Group provided that:

            (A) the consideration (including, without limitation, any deferred consideration (whenever payable), the assumption of obligations in respect of Borrowed Money by the Group and taking the value of any non-cash consideration payable by the Group at the higher of its stated value under the agreement(s) for the acquisition in question and the market value of such consideration) payable by the Group ("ACQUISITION CONSIDERATION") in respect of all such acquisitions in any financial year (or, in the case of the 2002 financial year, since the UK Second Acquisition Completion Date) shall not exceed (pound)45,000,000 (or its equivalent in relevant currencies) (excluding any amount funded with the Shareholder Injections referred to in (B) below or by the proceeds of the Senior Subordinated Facility Advances);

            (B)   such acquisitions are funded:

                  1) by Consolidated Excess Cash Flow in respect of the previous financial year not required to be applied in prepayment of the Facilities pursuant to clause 6.11; or

                  2) by the Net Proceeds of disposals not required to be applied in prepayment of the Facilities pursuant to clause 6.10; or

                  3) by Shareholder Injections in Newco 2 funded by Hicks Muse or funds or limited partnerships managed by it or (without prejudice to clause 6.6(a)(i)) other indirect co-investors in Newco 2;

                  4) out of Drawings under the Working Capital Facility from and after the UK Second Acquisition Completion Date not exceeding (pound)45,000,000 in aggregate but only if the Agent shall have received, at least 5 Banking Days prior to entering into such acquisition, or, in the case of an acquisition funded in whole or in part by Senior Subordinated Facility Advances, not more than 5 Banking Days after entering into any commitment to make such acquisition and at least 5 Banking Days before the

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                        completion of such acquisition, working capital
                        projections (based on historical working capital requirements) which take account of the intended acquisition and Drawing under the Working Capital Facility and which demonstrate to the satisfaction of the Agent that Newco 2 will have Available Commitments in respect of the Working Capital Facility of at least (pound)15,000,000 at all times during the following 12 months together with a certificate from the chief executive and one other director of Newco 2 confirming that the acquisition will not adversely affect any Material Entity's ability to comply with their respective obligations under the Finance Documents; or

                  5)    by the proceeds of the Senior Subordinated Facility
                        Advances;

            (C) at least 5 Banking Days prior to entering into any such acquisition, or, in the case of an acquisition funded in whole or in part by Senior Subordinated Facility Advances, not more than 5 Banking Days after entering into any commitment in respect of such acquisition and at least 5 Banking Days before the completion of such acquisition, the Agent shall have received a revised version of the Financial Model, reflecting the proposed acquisition therein which shows that none of the Financial Covenants will be breached during the Finance Period and that no Event of Default will arise under clause 12.1(a), accompanied by a certificate signed by the chief executive and one other director of Newco 2 confirming that they believe that the assumptions upon which the forecasts and projections in such revised Financial Model are based taken as a whole, and those forecasts and projections, are fair and reasonable and confirming that, in making those assumptions and forming those forecasts and projections Newco 2 has taken full and proper account of all contingent liabilities (including, without limitation, contingent environmental liabilities) relating to the assets to be acquired pursuant to the proposed acquisition provided that if the acquisition consideration in respect of an acquisition is (pound)10,000,000 (or its equivalent in any relevant currency) or less, then a revised version of the Financial Model need not be so provided if the chief executive and one other director of Newco 2 can, and do so, certify that in making such acquisition the Group will not incur any contingent liabilities which would be likely to have a material adverse impact on the forecasts and projections contained in the then applicable Financial Model;

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            (D)   no Default will arise as a result of such acquisition; and

            (E) the aggregate acquisition consideration of all such acquisitions of, or by, companies which are not members of the Charging Group does not exceed (pound)10,000,000 (or its equivalent) when aggregated with all loans or credit made or extended to companies which are not members of the Charging Group pursuant to clause 10.6(i)(vii) at any relevant time, such acquisitions being "PERMITTED ACQUISITIONS";

      (t) Newco 2's business: Newco 2 will not carry on any business or own any material assets other than its shareholdings in its Subsidiaries, intra-group credit balances and credit balances in bank accounts;

      (u) Intra-Group accounts: (without limiting the generality of clause 10.6(f)) it will not subordinate, postpone, defer, assign or otherwise dispose of or deal with any Indebtedness owing to it by any other member of the Group and will procure that no other member of the Charging Group will subordinate, postpone, defer, assign or otherwise dispose of or deal with any Indebtedness owing to it by any other member of the Group (other than in favour of another member of the Charging Group);

      (v)   Dormant companies: it will procure that:

            (i) none of the members of the Group which are dormant (within the meaning of section 250 of the Act) at the date of this Agreement or hereafter become dormant shall:

                  (x) carry on any trading activity if it has any material contingent liabilities; or

                  (y) demand or accept payment of any Indebtedness owing to it by a Borrower or a Charging Subsidiary; and

            (ii) no Borrower or Charging Subsidiary shall repay any Indebtedness owing to any dormant company as referred to in
                  (i) above; and

      (w) Cash balances: it will procure that the aggregate amount of cash balances or deposits of cash held by all members of the Group which are not placed with Approved Banks at no time exceeds
            (pound)1,000,000 (or its equivalent).

10.7  CONDUCT OF THE SECOND ACQUISITIONS AND THE THIRD ACQUISITIONS

      Newco 2 undertakes with each of the Finance Parties that throughout the Finance Period:

      (a) it will not (and will procure that no member of the Group will) terminate, amend or vary, or acquiesce in any termination, amendment or variation of, any of the Second Acquisitions Agreements or the Third Acquisition Agreements which might reasonably be expected materially and

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            adversely to affect the interests of the Finance Parties under the
            Finance Documents;

      (b) it will not (and will procure that no member of the Group will) waive or fail to invoke any conditions to the completion of either of the Second Acquisitions or any of the Third Acquisitions or exercise (or fail to exercise) any of their rights under clauses 4.3, 4.7 or 5.2 of the Second SPA, and will not (and will procure that no member of the Group will) accept, to the extent they are entitled to refuse, any disclosures by the Second Vendors or the Third Vendors (as applicable) in relation to the warranties contained in the Second Acquisitions Agreements or the Third Acquisition Agreements respectively where any such waiver, exercise (or failure to exercise), failure to invoke or acceptance might reasonably be expected materially and adversely to affect the interests of the Finance Parties under the Finance Documents;

      (c) it will keep the Agent updated as to the progress of the Second Acquisitions and the Third Acquisitions;

      (d) unless considered by its directors (acting reasonably and having first consulted with the Agent in respect of any material matter) not to be commercially prudent, or otherwise not to be in the interests of any member of the Group (including, without limitation, taking account of the quantum of the claim), it will (and will procure that the members of the Group will) pursue (if necessary by legal action) against the Second Vendors or the Third Vendors (as applicable) or, as the case may be, any issuer of a Second Report or a Third Report (as applicable) any material claim to which it may be entitled as a result of:

            (i) a breach of any Second Acquisitions Agreement or any Third Acquisition Agreement by the Second Vendors or the Third Vendors respectively;

            (ii) any inaccuracy in any of the warranties and representations included in any Second Acquisitions Agreement or any Third Acquisition Agreement;

            (iii) any indemnity contained in any Second Acquisitions Agreement or any Third Acquisition Agreement;

            (iv) a right to make a claim under any of the Second Reports or any of the Third Reports; or

            (v) any other claims for damages or other remedies in respect of any breach of any Second Acquisitions Agreement or any Third Acquisition Agreement or inaccuracy therein and any other claim in respect of the warranties, indemnities and representations given to Newco 2, either Second Purchaser or any Third Purchaser or any member of the Group party to any relevant document contained in or pursuant to such documents; and

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      (e)   it will not (and will procure that the members of the Group will not) finally agree or settle the amount of any indemnity or warranty payment or other claim or potential claim under, or in connection with, the Second Acquisitions Agreements or the Third Acquisition Agreements against any of the Second Vendors or Third Vendors (as applicable) or, as the case may be, any issuer of a Second Report or a Third Report (to the extent it has discretion to do so), without the consent of the Agent if the relevant claim relates to actual or potential recoveries reasonably expected to exceed (pound)10,000,000 (or its equivalent) in aggregate.

10.8  CONDITIONS TO THE IRISH SECOND ACQUISITION COMPLETION DATE

      Newco 2 undertakes with each of the Finance Parties that the Irish Second Acquisition will not complete unless the Agent has notified Newco 2 and the Banks that it has received the documents and evidence specified in schedule 3, in each case satisfactory to the Agent (acting reasonably), or, as the case may be, that the requirement to provide any such document or evidence has been waived by the Majority Banks.

11    THE SCHEME AND RELATED MATTERS

11.1  THE SCHEME

      Newco 2 represents and warrants to each of the Finance Parties as follows:

      (a)   General

            Each of the Acquisition Parties:

            (i) has complied in all material respects with the Code, the Financial Services Act 1986, the Act and all other applicable laws and regulations relevant in the context of the Scheme;

            (ii) subject to any relevant requirement of the Code, has provided the Agent with information regarding all material matters likely to affect the interests of the Banks in respect of the Scheme (which included, without limitation, any market purchases of shares in the Target made or agreed by the Acquisition Parties); and

            (iii) has ensured that all their obligations under the Scheme were complied with and performed in all material respects.

      (b)   Conduct of the Scheme

            Each of the Acquisition Parties did not:

            (i) amend any of the conditions or terms of the Scheme following posting of the Scheme Document or agree to an extension or increase in the Scheme;

            (ii) save as required by the Panel on Takeovers and Mergers or to enable the directors of each of the Acquisition Parties to comply

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                  with Rule 13 of the Code (A) waive or fail to invoke (in whole or in part) any condition to the Scheme or (B) determine or declare or accept that any such condition is satisfied where it is not actually satisfied or (C) permit the Court Order in respect of the Scheme to be delivered if any condition is not fulfilled;

            (iii) permit any circumstances to arise whereby a mandatory offer was required to be made by an Acquisition Party by the terms of Rule 9 of the Code in respect of the shares in the Target; or

            (iv) acquire any shares in the Target at a price above the Scheme price.

      (c)   Action after the Scheme has become effective

                  The Target has been (i) removed from the Official List of London Stock Exchange Limited and (ii) re-registered as a private company.

12    EVENTS OF DEFAULT

12.1  EVENTS OF DEFAULT

      Each of the events set out below is an Event of Default (whether or not caused by any reason whatsoever outside the control of any Material Entity (or any other person)) namely if:

      (a) Non-payment: any Material Entity or any other member of the Group fails to pay any sum due from it under any of the Finance Documents in the currency, at the time (or within five days thereafter in the case of amounts other than principal) and in the manner stipulated in the relevant Finance Document; or

      (b) Breach of certain obligations: any Material Entity or any other member of the Group commits any breach of or omits to observe any of the obligations or undertakings expressed to be assumed by it under clauses 10.3, 10.4(b), (c) or (d), 10.6(a), (b), (f), (g), (h) or
            (w), or 10.7(a) or (b); or

      (c) Breach of other obligations: any Material Entity or any other member of the Group commits any breach of or omits to observe any of the obligations or undertakings expressed to be assumed by it under any of the Finance Documents (other than any such obligations referred to in clause 12.1(a) and (b)) and, in respect of any such breach or omission which is capable of remedy, such breach or omission has not been remedied within 30 days; or

      (d) Misrepresentation: any representation, warranty or statement made or deemed to be made or repeated by or on behalf of any Material Entity or any other member of the Group in, or in connection with, any of the Finance Documents or in any notice, accounts, certificate or statement referred to in or delivered under any of the Finance Documents is or

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            proves to have been incorrect or misleading in any material respect on the date made or deemed to be made; or

      (e) Cross-default: (i) any Borrowed Money of any Material Entity or any other member of the Group at any time becomes prematurely due and payable by reason of a default or any creditor of any Material Entity or any other member of the Group becomes entitled to declare any such Borrowed Money due and payable prior to the date when it would otherwise have become due by reason of a default or any guarantee given by any Material Entity or any other member of the Group in respect of Borrowed Money is not honoured when due and called upon (taking into account any applicable grace period); or
            (ii) any Borrowed Money of any Material Entity or any other member of the Group is not paid as and when the same is or becomes due and payable (or within any applicable grace period) and the aggregate amount at any time of all Borrowed Money in respect of which (i) and/or (ii) applies (without double counting) is equal to or greater than (pound)5,000,000 (converting into Sterling at its equivalent amounts in any other currency); or (iii) any amount in respect of the Bridge Facility or the High Yield Bonds is not paid when due and payable (or within any originally applicable grace period) or becomes (whether by declaration or automatically in accordance with the relevant agreement or instrument constituting the same) due and payable as a result of a default or any creditor or the trustee on their behalf becomes entitled to declare any amount in respect of the High Yield Bonds due and payable prior to the date when it would otherwise have become due by reason of a default; or (iv) an Event of Default (as defined in the Senior Subordinated Facility Agreement) occurs; or

      (f) Derivatives Transaction default: any Material Entity or any other member of the Group fails to make payment in relation to a Derivatives Transaction of any sum equal to or greater than (pound)5,000,000 in aggregate at any one time (or its equivalent in the relevant currency of payment) on its due date (taking into account any grace period permitted under the documentation for that Derivatives Transaction) or the counterparty to a Derivatives Transaction becomes entitled to terminate that Derivatives Transaction early by reason of default on the part of any Material Entity or any other member of the Group and the Net Derivatives Liability in the aggregate payable under all affected Derivatives Transactions at the relevant time is not less than (pound)5,000,000 (or its equivalent in the relevant currency); or

      (g) Proceedings concerning the Group: one or more judgements or orders is made against any Material Entity involving in the aggregate a liability (not paid or fully covered by insurance) of (pound)5,000,000 or more and all such judgments or orders shall not have been vacated, discharged or stayed pending appeal within 30 days from the entry thereof; any execution, distress, sequestration or other similar process is levied or enforced against all or any substantial part of the assets of any Material Entity which shall not have been vacated, discharged or stayed pending appeal within 30 days from the entry thereof; or any Material Entity

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            proposes or makes any general composition or arrangement with its creditors other than on a solvent basis which has been approved by the Majority Banks; or

      (h) Insolvency: any Material Entity generally shall not, or shall be unable to, or shall admit in writing its inability to, pay its debts (other than intercompany debts) as they become due; or

      (i) Administration: (i) any meeting of any Material Entity is convened for the purpose of considering any resolution to present an application for an administration order or to serve a notice of intention to appoint an administrator or to appoint an administrator or (ii) any person presents an application for an administration order, or files documents with a court for the appointment of an administrator, in relation to any Material Entity or an administration order is sought of the court on the basis of an undertaking to subsequently present an application or (iii) any Material Entity passes a resolution to present an application for an administration order or to serve a notice of intention to appoint an administrator or to appoint an administrator in relation to any Material Entity or (iv) an administration order is made or an administrator is appointed in relation to any Material Entity; or

      (j) Appointment of receivers and managers: (i) any administrative or other receiver or any manager is appointed of any Material Entity or all or any substantial part of any of its assets and/or undertakings or (ii) the directors of any Material Entity request any person to appoint such a receiver or manager or (iii) any other legal or formal steps are taken to enforce any Encumbrance over all or any substantial part of the assets and/or undertakings of any Material Entity; or

      (k) Winding up: (i) any meeting of any Material Entity is convened for the purpose of considering any resolution for (or to petition for) its winding up or (ii) any Material Entity passes such a resolution; or (iii) any person presents any petition for the winding up of any Material Entity , which is not withdrawn, dismissed or discharged within 60 days or (iv) an order for the winding up of any Material Entity is made, not (in any case) being a winding-up of a Subsidiary of Newco 2 involving an amalgamation or reorganisation on a solvent basis to which the Majority Banks have given their prior written consent; or

      (l) Analogous proceedings: there occurs, in relation to any Material Entity, in any country or territory in which any of them carries on business or to the jurisdiction of whose courts any part of their assets is subject, any event which, in the reasonable opinion of the Majority Banks, appears in that country or territory to correspond with, or have an effect equivalent to, any of those mentioned in clauses 12.1(h) to (k) (inclusive); or

      (m) Seizure: all, or a material part, of the undertaking, assets, rights or revenues of, or shares or other ownership interests in, any Material Entity are seized, nationalised, expropriated or compulsorily acquired by or under the authority of any Government Entity and such Material Entity

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            has not been adequately and promptly compensated and recompensed in respect of such action; or

      (n) Changes of ownership: Newco 2 at any time disposes of any Target Preference Share acquired by it other than as in accordance with the Structure Paper;

      (o) Finance Documents: any Finance Document is not or ceases to be legal, valid and binding on, and, subject to the qualifications and reservations set out in the Legal Opinions (other than those relating to factual matters), enforceable substantially in accordance with its terms against, any Material Entity which is party to that Finance Document and/or (in the case of Security Documents) does not provide to the Security Agent, for itself and on behalf of the other Finance Parties, perfected, enforceable security over the assets purported to be covered by that Security Document in a manner and to an extent reasonably considered by the Majority Banks to be materially adverse to their interests under the Finance Documents, or is alleged by any Material Entity or any member of the HMTF Group party to that Finance Document to be ineffective for any reason and any such failure or cessation as to legality, validity and binding effect is (if capable of remedy) not remedied within 30 days of notice from the Agent; or

      (p) Unlawfulness: it becomes unlawful at any time for any Material Entity to perform all or any of its obligations under any of the Finance Documents and such unlawfulness is (if capable of remedy) not remedied within 30 days of notice from the Agent; or

      (q) Repudiation: any Material Entity repudiates any Finance Document to which it is a party or does or causes or permits to be done any act or thing evidencing an intention to repudiate such a Finance Document; or

      (r) Qualification of financial statements: the Auditors qualify their report(s) on the audited consolidated financial statements of the Group or the audited financial statements of any Material Entity (i) on the grounds of inability to prepare financial statements on a going concern basis or that, while they had been prepared on that basis, it was not clear that the Group or the company concerned (as the case may be) would carry on business as a going concern or (ii) on the grounds of inadequate information or access to information being provided to the Auditors or (iii) on any other grounds where the matter giving rise to the qualification would be reasonably likely to have a Material Adverse Effect; or

      (s) Environmental matters: an Environmental Claim is made against any Material Entity and as a result a Material Adverse Effect is reasonably likely to occur; or

      (t) The Target, Newco 1, Newco 2, UK Topco, HMTF Poultry and Citadel Insurance Company Limited:

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            (i)    (other than pursuant to Shareholder Injections) the Target carries on any business other than that of providing services pursuant to the Demerger Agreements on a non-profit making basis and acting as a Holding Company of the Group, owns any material assets other than all the shares in Newco 1, Citadel Insurance Company Limited and HMTF Poultry or incurs any liabilities other than under the Finance Documents, the Senior Subordinated Finance Documents and the Transaction Documents to which it is a party or those referred to in the definition of "Equity Permitted Payment" in clause 1.1 or those otherwise permitted by the Finance Documents; or

            (ii) the Target disposes of any shares (or any interest therein) in any of its direct Subsidiaries referred to in (i) above; or

            (iii) (other than pursuant to Shareholder Injections) Newco 1 carries on any business other than acting as a Holding Company of the Group, owns any material assets other than all of the issued shares in Newco 2 or incurs any liabilities (whether or not in connection with Borrowed Money) other than as a result of issuing the High Yield Bonds, effecting the Pushdown or as a result of its existence and administrative operation in accordance with this Agreement; or

            (iv) at any time after the Pushdown, Newco 1 ceases to be a wholly-owned direct Subsidiary of the Target; or

            (v) Newco 2 ceases to be a wholly-owned direct Subsidiary of Newco 1; or

            (vi) (other than pursuant to Shareholder Injections) UK Topco carries on any business other than acting as a Holding Company of the Group, owns any material assets other than all of the issued shares in the Target or incurs any liabilities (whether or not in connection with Borrowed Money) other than as a result of entering into the Second Transaction Documents to which it is a party or as a result of its existence and administrative operation in accordance with this Agreement; or

            (vii) the Target ceases to be a wholly-owned direct Subsidiary of UK Topco; or

            (viii) HMTF Poultry carries on any business, owns any assets or incurs any liabilities in each case to an extent or in a manner which results (or is reasonably likely to result) in a material increase in the Taxes payable (directly or indirectly) by the Group (including, without limitation, the Taxes payable by the Target which are attributable to the business of the Group).

            (ix) Citadel Insurance Company Limited carries on any business other than writing insurance in favour of members of the Group, owns

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                  any material assets other than as a result of writing such insurance or incurs any liabilities other than as a result of writing such insurance or as a result of its existence and administrative operation in accordance with this Agreement; or

      (u) Investment company: at any time after 31 October 1999, Newco 1 or Newco 2 is or could be deemed an "investment company" under Section 3(a)(1) of the Investment Company Act 1940 of the United States of America, as amended (notwithstanding the effect of any safe harbor (including without limitation the safe harbor under Rule 3a-2 under such act), exception, exemption, order or no-action letter relied upon or granted in connection therewith). For the avoidance of doubt, as at the date of this Agreement both Newco 1 and Newco 2 are or could be deemed an "investment company" under Section 3(a)(1) of the Investment Company Act 1940 of the United States of America, as amended; or

      (v) No subordination: any amount outstanding under any Subordinated Shareholder Loan, or any other amount which is expressly agreed by the relevant member of the Group and the relevant subordinated creditor to be subordinated to the amounts outstanding under the Finance Documents, is not, ceases to be or is claimed by the relevant subordinated creditor not to be subordinated to the amounts outstanding under the Finance Documents.

12.2  ACCELERATION

      The Agent if so requested by the Majority Banks shall, without prejudice to any other rights of the Finance Parties, at any time after the happening of an Event of Default, and so long as the same is continuing, by notice to Newco 2 declare that:

      (a) the obligation of each Bank to make its Commitments available shall be terminated, whereupon the Total Commitments in respect of all Facilities shall be reduced to zero forthwith; and/or

      (b) the obligation of the Ancillary Facilities Banks to make the Ancillary Facilities available shall be terminated, whereupon the same shall be immediately terminated; and/or

      (c) all Advances, all Ancillary Facilities Liabilities and all interest, fees and commitment commission accrued and all other sums payable under the Finance Documents have become due and payable or have become due and payable on demand and all Letters of Credit have become due for immediate discharge or have become due for immediate discharge on demand, whereupon the same shall, immediately or in accordance with the terms of such notice, become due and payable or due for immediate discharge (and where Ancillary Facilities Liabilities are so due and payable any Contingent Ancillary Facilities Liabilities shall be due for immediate discharge); and/or

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      (d)   the Security Documents (or any of them) have become enforceable (in whole or in part); and/or

      (e) any relevant Hedge Transaction between any member of the Group and a Hedge Counterparty shall forthwith be terminated and such member of the Group and such Hedge Counterparty shall from such time treat such relevant Hedge Transaction as terminated by reason of cross-default.

      On or at any time after the making of any such declaration so long as the event giving rise to such declaration is still continuing the Agent shall be entitled, to the exclusion of the Borrowers, to select the duration of Interest Periods.

12.3  DEMAND BASIS

      If all Advances and/or the Ancillary Facilities Liabilities have become due and payable on demand and/or the Letters of Credit due for immediate discharge on demand in each case pursuant to clause 12.2(c), the Agent, if so instructed by the Majority Banks, shall by written notice to Newco 2 call for repayment of the Advances and/or the Ancillary Facilities Liabilities and/or discharge of the Letter of Credit on such date as may be specified in such notice whereupon the Advances and/or the Ancillary Facilities Liabilities and/or the Letters of Credit shall become due and payable (and/or, as appropriate, due for discharge) on the date so specified together with all interest, fees and commitment commission accrued and all other sums payable under the Finance Documents.

12.4  CLEAN-UP PERIOD

      [Not restated]

13    INDEMNITIES

13.1  MISCELLANEOUS INDEMNITIES

      Each Borrower shall within three Banking Days of demand indemnify each Finance Party, without prejudice to any of their other rights under any of the Finance Documents, against any loss, excluding loss of Margin, or reasonable expense which such Finance Party shall certify as sustained or incurred by it as a consequence of (a) any default in payment by any Borrower or any Acquisition Party or any other member of the Target Group of any sum under any of the Finance Documents when due, (b) the occurrence of any other Event of Default, (c) any prepayment of the Facilities or part thereof being made otherwise than on an Interest Payment Date or, as the case may be, Maturity Date relative thereto, (d) any Drawing not being made for any reason (excluding any default by a Finance Party) after a Drawdown Notice has been given, including, in any such case, but not limited to, any loss or expense sustained or incurred in (i) maintaining or funding its Contributions or any part thereof, (ii) liquidating or re-employing deposits from third parties acquired or contracted for to fund all or any part of its Contributions or (iii) closing out open hedging positions arising.

13.2  CURRENCY OF ACCOUNT; CURRENCY INDEMNITY

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      No payment by any Borrower under any of the Finance Documents which is made in a currency other than the currency ("CONTRACTUAL CURRENCY") in which such payment is required to be made pursuant to the relevant Finance Documents shall discharge the obligation in respect of which it is made except to the extent of the net proceeds in the Contractual Currency received by the Agent upon the sale of the currency so received, after taking into account any premium and costs of exchange in connection with such sale. For the avoidance of doubt the Finance Parties shall not be obliged to accept any such payment in a currency other than the Contractual Currency nor shall the Finance Parties be liable to any Borrower for any loss or alleged loss arising from fluctuations in exchange rates between the date on which such payment is so received by the Agent and the date on which the Agent effects such sale, as to which the Agent shall (as against each Borrower) have an absolute discretion. If any sum due from any Borrower under any Finance Document or any order or judgment given or made in relation thereto is required to be converted from the Contractual Currency or the currency in which the same is payable under such order or judgment (the "FIRST CURRENCY") into another currency (the "SECOND CURRENCY") for the purpose of (a) making or filing a claim or proof against any Borrower, (b) obtaining an order or judgment in any court or other tribunal or (c) enforcing any order or judgment given or made in relation to any of the Finance Documents, each Borrower shall indemnify and hold harmless each Finance Party from and against any loss suffered as a result of any difference between (i) the rate of exchange used for such purpose to convert the sum in question from the first currency into the second currency and (ii) the rate or rates of exchange at which each such Finance Party may in the ordinary course of business purchase the first currency with the second currency upon receipt of a sum paid to it in satisfaction, in whole or in part, of any such order, judgment, claim or proof. Any amount due from any Borrower under the indemnity contained in this clause 13.2 shall be due as a separate debt and shall not be affected by judgment being obtained for any other sums due under or in respect of any of the Finance Documents and the term "RATE OF EXCHANGE" includes any premium and costs of exchange payable in connection with the purchase of the first currency with the second currency.

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13.3  ACQUISITION FINANCE INDEMNITY

      Newco 2 agrees to indemnify and hold harmless the Finance Parties and their Affiliates and their respective officers, lawyers, advisers, directors, employees, agents and Holding Companies, and each of their successors, assigns and personal representatives, from and against any and all losses, claims, damages and liabilities (collectively "LOSSES") to which any such person may become subject arising out of or in connection with this Agreement, the Facilities, the Scheme, the Acquisition or any other transaction contemplated herein, or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any such person is a party thereto, and to reimburse such person upon demand for any reasonable legal or other reasonable expenses incurred in connection with investigating or defending any of the foregoing, except that the foregoing will not apply to any Losses arising from the gross negligence or wilful misconduct of such indemnified person or a material breach of this Agreement by such indemnified person.

13.4  ESCB RESERVE REQUIREMENTS

      [Not restated]

13.5  ENVIRONMENTAL INDEMNITY

      Newco 2 shall on demand indemnify each Finance Party against any cost or loss suffered or incurred by such Finance Party due to any Environmental Contamination in, on, under or escaping from any property owned, occupied or leased by any Material Entity other than any such cost or loss caused by or arising from the gross negligence or wilful default of such Finance Party.

14    UNLAWFULNESS, INCREASED COSTS, ALTERNATIVE INTEREST RATES

14.1  UNLAWFULNESS

      If after the date of this Agreement it becomes contrary to any law or regulation for any relevant Bank to contribute to any Drawing or to maintain its Commitments in respect of a Tranche or Facility or fund its Contribution to a Tranche or Facility, such relevant Bank shall promptly, through the Agent, notify Newco 2 whereupon (a) such relevant Bank's Commitments shall be reduced to the extent of such illegality and (b) each relevant Borrower shall be obliged to prepay and/or discharge the Contribution of such relevant Bank to such Tranche or Facility on a date not being earlier than the latest date permitted by the relevant law or regulation. Any prepayment pursuant to this clause 14.1 shall be made together with all amounts referred to in clause 6.7(f).

14.2  INCREASED COSTS

      If the result of any change occurring after the date of this Agreement in, or in the interpretation or application of, or the introduction of, any law or any regulation, including (without limitation) those relating to Taxation, capital adequacy, liquidity, reserve assets, cash ratio deposits and special deposits, is to:

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      (a)   subject any Bank to Taxes or change the basis of Taxation of any
            Bank with respect to any payment under this Agreement (other than Taxes or Taxation on the overall net income, profits or gains of such Bank imposed in the jurisdiction in which its principal or lending office under this Agreement is located); and/or

      (b) increase the cost to, or impose an additional cost on, any Bank or its holding company in making or keeping available all or part of such Bank's Commitments or maintaining or funding all or part of such Bank's Contributions; and/or

      (c) reduce the amount payable or the effective return to any Bank under this Agreement; and/or

      (d) reduce any Bank's or its holding company's rate of return on its overall capital by reason of a change in the manner in which it is required to allocate capital resources to such Bank's obligations under this Agreement; and/or

      (e) require any Bank or its holding company to make a payment or forgo a return calculated by reference to or on any amount received or receivable by such Bank under this Agreement; and/or

      (f) require any Bank or its holding company to incur or sustain a loss (including a loss of profits) by reason of being obliged to deduct all or part of such Bank's Commitments or Contributions from its capital for regulatory purposes, then and in each such case (but subject to clause 14.3):

      (i) such Bank shall notify Newco 2 through the Agent in writing of such event promptly upon its becoming aware of the same; and

      (ii) Newco 2 shall within 5 Banking Days of demand, made at any time whether or not such Bank's Contribution to any Facility has been repaid, pay to the Agent for the account of such Bank the amount which such Bank specifies (in a certificate setting forth the basis of the computation of such amount, but not including any matters which such Bank or its holding company regards as confidential) is required to compensate such Bank and/or its holding company for such liability to Taxes, increased or additional cost, reduction, payment, forgone return or loss.

      For the purposes of clauses 14.1, 14.2, 14.3 and 14.5, references to:

      (x)   "BANK" shall be deemed to include any Ancillary Facilities Bank;

      (y) "COMMITMENTS" shall, in respect of an Ancillary Facilities Bank, be a reference to such Ancillary Facilities Bank's obligation to provide Ancillary Facilities; and

      (z) "CONTRIBUTIONS" shall, in respect of an Ancillaries Facilities Bank, be a reference to its Ancillary Facilities Liabilities.

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      For the purposes of this clause 14.2 each Bank may in good faith allocate or spread costs and/or losses among its assets and liabilities (or any class thereof) on such basis as it considers appropriate.

      For the purposes of this clause 14.2 and clause 14.5 "HOLDING COMPANY" means, in relation to a Bank, the company or entity (if any) within the consolidated supervision of which such Bank is included.

14.3  EXCEPTIONS

      Nothing in clause 14.2 shall entitle any Bank to receive any amount in respect of compensation for any such liability to Taxes, increased or additional cost, reduction, payment, forgone return or loss to the extent that the same:

      (a)   is taken into account in calculating the Additional Cost; or

      (b)   is already the subject of an additional payment under clause 8.5; or

      (c) arises as a consequence of (or of any law or regulation implementing) (i) the proposals for international convergence of capital measurement and capital standards published by the Basle Committee on Banking Regulations and Supervisory Practices in July 1988 and/or (ii) the Banking Consolidation Directive (2000/12/EC) of the European Union (in each case) unless it results from any change in, or in the interpretation or application of, such proposals or such directive (or any law or regulation implementing the same) occurring after the date hereof.

      If a Bank does not notify the Agent of its intention to claim pursuant to clause 14.2 within ninety days after the date of which the Bank becomes aware of the relevant (i) Taxes (ii) increased cost (iii) reduction in the rate of return on capital or (iv) loss that Bank shall not be entitled to claim indemnification for such Taxes, reduction in the rate of return on capital, increased cost or loss in respect of any period of more than ninety days before the date on which the Bank does notify the Agent of its intention to make such claim for indemnification, payment or foregone interest or other return. The obligation of Newco 2 to make any payment under clause 14.2 shall survive termination of this Agreement for a period of nine months after such termination.

14.4  MARKET DISRUPTION; NON-AVAILABILITY

      (a) If and whenever, at any time prior to the commencement of any Interest Period or Maturity Period:

            (i) none or only one of the relevant Reference Banks supplies the Agent with a quotation for the purpose of calculating LIBOR or EURIBOR (where such a quotation is required having regard to the definition of "LIBOR" or "EURIBOR" in clause 1.1); or

            (ii) the Agent shall have received notification from relevant Banks with Contributions aggregating not less than one-third of the relevant Drawing or Commitments aggregating not less than one-third of the Total Commitments in respect of the relevant Facility

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                  that deposits in Sterling or, as applicable, the relevant
                  Optional Currency are not available to such relevant Banks in the relevant Interbank Market in the ordinary course of business in sufficient amounts to fund their Contributions for such Interest Period or Maturity Period or that LIBOR or EURIBOR (as relevant) does not accurately reflect the cost to such relevant Banks of obtaining such deposits;

            the Agent shall forthwith give notice (a "DETERMINATION NOTICE") to Newco 2 and to each of the Banks containing particulars of the relevant circumstances giving rise to its issue. After the giving of any Determination Notice the undrawn amount of the Total Commitments may still be drawn down (subject to the other terms of this Agreement) but on a Substitute Basis in accordance with clause 14.4(b).

      (b) During the period of 10 days after the Determination Notice has been given by the Agent under clause 14.4(a) the relevant Banks shall (having consulted in good faith with Newco 2) certify an alternative basis (the "SUBSTITUTE BASIS") for making available or, as the case may be, maintaining their Contributions. The Substitute Basis may (without limitation) include alternative interest periods, alternative currencies or alternative rates of interest but shall include a margin above the cost of funds (including Additional Cost) to such relevant Banks equivalent to the applicable Margin. Each Substitute Basis so certified shall be binding upon each Borrower and shall take effect in accordance with its terms from the date specified in the Determination Notice until such time as the Agent notifies Newco 2 that none of the circumstances specified in clause 14.4(a) continues to exist, whereupon the normal interest rate fixing provisions of this Agreement shall apply.

14.5  MITIGATION

      If, in respect of any Bank, circumstances arise which would, or would upon the giving of notice, result in:

      (a) any Borrower being required to make an increased payment to any Bank pursuant to clause 8.5;

      (b) the reduction of any Bank's Commitment in respect of any Facility to zero or any Borrower being required to prepay any Bank's Contribution to any Facility pursuant to clause 14.1;

      (c) Newco 2 being required to make a payment to any Bank to compensate such Bank or its holding company for a liability to Taxes, increased or additional cost, reduction, payment, forgone return or loss pursuant to clause 14.2(ii); or

      (d) any Borrower being required to make a payment determined on a Substitute Basis pursuant to clause 14.4(b),

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      then, without in any way limiting, reducing or otherwise qualifying the obligations of any Borrower under clause 8 and this clause 14, such Bank shall, in consultation with the Agent and Newco 2, endeavour to take such reasonable steps (and/or, in the case of clause 14.2(ii) and where the increased or additional cost, reduction, payment, forgone return or loss is that of its holding company, endeavour to procure that its holding company takes such reasonable steps) as are open to it (or, as the case may be, its holding company) to mitigate or remove such circumstances (including a change in the location of its facility office or the transfer of its rights and obligations under any Finance Document to another bank or financial institution acceptable to Newco 2 (acting reasonably)) unless the taking of such steps might (in the opinion of such Bank) have any adverse effect upon its business, operations or financial condition (other than any minor costs and expenses of an administrative nature (an amount equal to which Newco 2 shall pay to the Agent for the account of such Bank with 5 Banking Days of demand)).

14.6  NON-AVAILABILITY OF OPTIONAL CURRENCIES

      A Working Capital Advance may not be drawn down in an Optional Currency if
      (a) any Bank notifies the Agent not later than 3 p.m. on the second Banking Day before the proposed Drawdown Date or the beginning of the relevant Interest Period that deposits of such Optional Currency are not readily available to such Bank in an amount comparable with such Bank's portion of the relevant Working Capital Advance or (b) the Agent determines after consultation with the relevant Reference Banks (which determination shall be conclusive) at any time prior to 10 a.m. (local time in the place of payment) on the Drawdown Date that by reason of any change in currency availability, currency exchange rates or exchange controls it is or will be impracticable for the relevant Working Capital Advance to be drawn down in that Optional Currency. Accordingly, in any such event, the relevant Working Capital Advance shall be drawn down in Sterling.

14.7  REPLACEMENT OF BANKS

      If at any time any Bank becomes a Non-Funding Bank or a Non-Consenting Bank then Newco 2 may, on 10 Banking Days' prior written notice to the Agent and such Bank, replace such Bank by causing such Bank to (and such Bank shall) transfer all of its rights and obligations under this Agreement to a Bank or other entity selected by Newco 2 and acceptable to the Agent (acting reasonably) for a purchase price equal to such Bank's Contribution and Ancillary Facilities Liabilities and all accrued interest, fees and other amounts payable to it under this Agreement or its Ancillary Facilities Letter provided that:

      (a)   Newco 2 shall have no right to replace the Agent;

      (b) neither the Agent nor any Bank shall have any obligation to Newco 2 to find a replacement Bank or other such entity;

      (c) in the event of the replacement of a Non-Consenting Bank, in order for Newco 2 to be entitled to replace such Non-Consenting Bank, such replacement must take place no later than 180 days after the date the

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            Non-Consenting Bank notified the Agent and Newco 2 of its failure to agree any requested consent, waiver or amendment;

      (d) in no event shall the Bank hereby replaced be required to pay or surrender to such replacement Bank or other entity any of the fees received by such Bank hereby replaced pursuant to this Agreement; and

      (e) Newco 2's right to replace a Non-Funding Bank is, and shall be, in addition to and not in lieu of all other rights and remedies available to the Borrowers against such Non-Funding Bank under this Agreement, at law, in equity or by statute.

      For the purposes of this clause 14.7:

      "NON-CONSENTING BANK" means any Bank which does not agree to a consent to a departure from, or waiver or amendment of, any provision of the Finance Documents which has been requested by Newco 2 or the Agent where the requested consent, waiver or amendment (i) is not one which requires the consent of all Banks pursuant to this Agreement and (ii) has been agreed to by the Majority Banks; and

      "NON-FUNDING BANK" means any Bank which has (i) failed to make an Advance it is obliged to make under this Agreement and the Agent has determined that such Bank is not likely to make such Advance or (ii) given notice to Newco 2 or the Agent that it will not make, or that it has disaffirmed or repudiated any obligation to make, any Advances.

15    SET-OFF AND PRO-RATA PAYMENTS

15.1  SET-OFF

      Each Borrower agrees that each Finance Party may at any time after an Event of Default has occurred and whilst it is continuing, notwithstanding any settlement of account or other matter whatsoever, combine or consolidate all or any of its then existing accounts wheresoever situate (including accounts in the name of such Borrower jointly with others), whether such accounts are current, deposit, loan or of any other nature whatsoever, whether they are subject to notice or not and whether they are denominated in Sterling or in any other currency, and set-off or transfer any sum standing to the credit of any one or more such accounts in or towards satisfaction of any moneys, obligations or liabilities covenanted to be paid by such Borrower or for which such Borrower is liable to such Finance Party under the Finance Documents and which, to the extent not then payable, shall automatically become payable to the extent necessary to effect such set-off. For this purpose each Finance Party is authorised to purchase with the moneys standing to the credit of such account such other currencies as may be necessary to effect such application. No Finance Party shall be obliged to exercise any right given to it by this clause 15.1. Each Finance Party shall notify the Agent promptly upon the exercise or purported exercise of any right of set-off in relation to any member of the Group giving full details in relation thereto and the Agent shall inform the other Finance Parties.

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15.2  PRO-RATA PAYMENTS

      (a) If at any time any Bank (the "RECOVERING BANK") receives or recovers any amount owing to it by any Borrower under this Agreement by direct payment, set-off or in any manner other than by payment through the Agent pursuant to clause 8.1 or 8.9 (not being a payment received from a Substitute in respect of such Bank's Contribution to any Facility or any other payment of an amount due to the Recovering Bank for its sole account pursuant to clauses 6.5, 7, 8.5, 13, 14.1 or 14.2), the Recovering Bank shall, within two Banking Days of such receipt or recovery (a "RELEVANT RECEIPT"), notify the Agent of the amount of the Relevant Receipt. If the Relevant Receipt exceeds the amount which the Recovering Bank would have received if the Relevant Receipt had been received by the Agent and distributed pursuant to clause 8.1 or 8.9, as the case may be, then:

            (i) within two Banking Days of demand by the Agent, the Recovering Bank shall pay to the Agent an amount equal (or equivalent) to the excess;

            (ii) the Agent shall treat the excess amount so paid by the Recovering Bank as if it were a payment made by the relevant Borrower and shall distribute the same to the Banks (other than the Recovering Bank) in accordance with clause 8.9; and

            (iii) as between the relevant Borrower and the Recovering Bank the excess amount so re-distributed shall be treated as not having been paid, but the obligations of the relevant Borrower to the other Banks shall, to the extent of the amount so paid to the Agent, be treated as discharged.

      (b) If any part of the Relevant Receipt subsequently has to be wholly or partly refunded by the Recovering Bank (whether to a liquidator or otherwise) each Bank to which any part of such Relevant Receipt was so re-distributed shall on request from the Recovering Bank repay to the Recovering Bank such Bank's pro-rata share of the amount which has to be refunded by the Recovering Bank.

      (c) Each Bank shall on request supply to the Agent such information as the Agent may from time to time request for the purpose of this clause 15.2.

      (d) Notwithstanding the foregoing provisions of this clause 15.2 no Recovering Bank shall be obliged to share any Relevant Receipt which it receives or recovers pursuant to legal proceedings taken by it to recover any sums owing to it under this Agreement with any other party which has a legal right to, but does not, either join in such proceedings or commence and diligently pursue separate proceedings to enforce its rights in the same or another court (unless the proceedings instituted by the Recovering Bank are instituted by it in breach of clause 18.4).

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15.3  NO RELEASE

      For the avoidance of doubt it is hereby declared that failure by any Recovering Bank to comply with the provisions of clause 15.2 shall not release any other Recovering Bank from any of its obligations or liabilities under clause 15.2.

15.4  NO CHARGE

      The provisions of this clause 15 shall not, and shall not be construed so as to, constitute a charge by a Bank over all or any part of a sum received or recovered by it in the circumstances mentioned in clause 15.2.

15.5  OTHER TRANSACTIONS

      For the avoidance of doubt monies received or recovered by an Ancillary Facilities Bank in respect of its Ancillary Facilities or by a Hedge Counterparty in respect of the Hedge Transactions shall not be brought into account under clause 15.2.

15.6  SHARING UNDER WORKING CAPITAL FACILITY AND THE ANCILLARY FACILITIES

      (a) If the Enforcement Date occurs, each Working Capital Bank and each Ancillary Facilities Bank shall in accordance with this clause 15.6 adjust by corresponding transfers (to the extent necessary) their claims in respect of amounts outstanding to them under the Working Capital Facility and the Ancillary Facilities so that after such transfers each such Working Capital Bank and Ancillary Facilities Bank shall have the same amount of (in the case of Ancillary Facilities, net) outstandings (including accrued interest and ancillary fees and charges) under the Working Capital Facility and the Ancillary Facilities pro rata corresponding to the proportion that the sum of such Bank's Working Capital Facility Commitment and Ancillary Commitment bears to the sum of the total Working Capital Facility Commitments and the total Ancillary Commitments, each as at the Enforcement Date.

      (b) On the third Banking Day following the date the Agent notifies the Ancillary Facilities Banks that the Enforcement Date has occurred (such third Banking Day being the "RELEVANT DATE") each of the Ancillary Facilities Banks shall notify the Agent in writing of the amount of its Ancillary Facilities Liabilities as at the close of business on the date of receipt of such notification, such amount to take account of any clearing of debits which were entered into the clearing system of such Ancillary Facilities Bank prior to such notification and any amounts credited to the relevant accounts prior to such close of business.

      (c) On receipt of the information referred to in clause 15.6(b), the Agent will promptly determine what adjustment payments (if any) would be necessary as between the Working Capital Banks and Ancillary Facilities Banks in order to ensure that, following such adjustment payments, the requirements of clause 15.6(a) are achieved.

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      (d)   The Agent will notify all the Banks as soon as practicable of its determinations pursuant to this clause 15.6 giving details of the requisite adjustment payments to be made. Such adjustment payments shall be payable in appropriate amounts (as calculated by the Agent) by each Ancillary Facilities Bank and/or each Working Capital Bank, as the case may be, and shall be made to the Agent within three Banking Days following receipt by such Ancillary Facilities Bank or such Working Capital Bank, as the case may be, of such notification from the Agent. The adjustment payments received by the Agent shall be distributed among the Ancillary Facilities Banks and/or the Working Capital Banks in order to satisfy the requirements of clause 15.6(a).

      (e) If at any time following the Relevant Date (and after any relevant initial adjustment payments referred to in clause 15.6(d)), the amount of outstandings of any Working Capital Bank or Ancillary Facilities Bank used in the Agent's calculation of the adjustments required should vary for any reason (including where any amount of contingent liabilities previously taken into account in calculating such Bank's outstandings at any relevant time is finally discharged without such Bank actually incurring liabilities to the extent of the amount so included), further adjustment payments shall be made on the same basis (mutatis mutandis) provided for in clauses 15.6(b) and (d).

      (f) In respect of any amount paid by an Ancillary Facilities Bank or a Working Capital Bank (the "PAYING BANK") pursuant to either of clauses 15.6(d) or (e), as between the relevant Borrower and the Paying Bank, the amount so paid shall be immediately due and payable by the relevant Borrower to the Paying Bank but the payment obligations of the Borrower to the Ancillary Facilities Bank or such Working Capital Bank, as the case may be, which received such payment shall be treated as correspondingly reduced by the amount of such payment.

      (g) Each Ancillary Facilities Bank and each Working Capital Bank shall on request supply to the Agent such information as the Agent may from time to time request for the purpose of this clause 15.6.

      (h) If an Ancillary Facilities Bank has the benefit of any Encumbrance securing any of its Ancillary Facilities, the realisations from such security when enforced shall either (i) reduce the amount of its outstandings for the purposes of this clause 15.6 or (ii) will be treated as an amount recovered by such Ancillary Facilities Bank in its capacity as a Bank which is subject to pro-rata sharing arrangements in clause 15.2, to the intent that such realisations should benefit all Banks pro-rata.

16    ASSIGNMENT, SUBSTITUTION AND LENDING OFFICES

16.1  BENEFIT AND BURDEN

      This Agreement shall be binding upon, and enure for the benefit of, the Finance Parties and the Borrowers and their respective successors.

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16.2  NO ASSIGNMENT BY THE BORROWERS

      The Borrowers may not assign or otherwise transfer any of their respective rights or obligations under any of the Finance Documents.

16.3  SUBSTITUTION

      Each Bank (an "EXISTING BANK") may (subject to clause 16.9) transfer, by way of novation (but not by way of assignment or otherwise, save that any Bank which is a special purpose entity under collateralised debt obligation securitisation arrangements may assign by way of security its rights in respect of the Facilities as part of such arrangements), all or any part of its rights, benefits and/or obligations under this Agreement to another person (a "SUBSTITUTE"):

      (a) with the consent of the Fronting Bank (in the case of the Working Capital Facility) and until the Second Syndication Completion Date, after consultation with Newco 2, but without the consent of Newco 2 or the other Obligors;

      (b) thereafter, with the consent of the Fronting Bank (in the case of the Working Capital Facility) and after obtaining the prior written consent of Newco 2 (such consent not to be unreasonably withheld or delayed) but without the consent of any other party; or

      (c) at any time, with the consent of the Fronting Bank (in the case of the Working Capital Facility) but without any consultation with or consent from Newco 2 (in the case of a transfer to another Bank or to a Bank Affiliate of a Bank).

      Any such novation shall be effected upon not less than 5 Banking Days' prior notice by delivery to the Agent of a duly completed Substitution Certificate duly executed by the Existing Bank and the Substitute. On the Transfer Effective Date (as specified and defined in a Substitution Certificate so executed and delivered), to the extent that the Commitments and Contributions of the Existing Bank are expressed in a Substitution Certificate to be the subject of the novation in favour of the Substitute effected pursuant to this clause 16.3, by virtue of the counter-signature of the Substitution Certificate by the Agent (for itself and the other parties to this Agreement) and by virtue of the recording of such transfers in the Register (as defined in clause 16.11):

      (a) the existing parties to this Agreement and the Existing Bank shall be released from their respective obligations towards one another under this Agreement ("DISCHARGED OBLIGATIONS") and their respective rights against one another under this Agreement ("DISCHARGED RIGHTS") shall be cancelled;

      (b) the Substitute party to the relevant Substitution Certificate and the existing parties to this Agreement (other than such Existing
            Bank) shall assume obligations towards each other which differ from the discharged obligations only insofar as they are owed to or assumed by such Substitute instead of to or by such Existing Bank; and

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      (c)   the Substitute party to the relevant Substitution Certificate and the existing parties to this Agreement (other than such Existing
            Bank) shall acquire rights against each other which differ from the discharged rights only insofar as they are exercisable by or against such Substitute instead of by or against such Existing Bank;

      and, on such Transfer Effective Date, the Substitute shall (unless such novation is part of the primary syndication process carried out by the Arrangers) pay to the Agent for its own account a fee of (pound)1,000. The Agent shall promptly notify the other Banks and Newco 2 of the receipt by it of any Substitution Certificate.

16.4  RELIANCE ON SUBSTITUTION CERTIFICATE

      The Agent (on behalf of itself and the Security Agent and the Borrowers) shall be fully entitled to rely on any Substitution Certificate delivered to the Agent in accordance with the foregoing provisions of this clause 16 which is complete and regular on its face as regards its contents and purportedly signed on behalf of the relevant Existing Bank and the Substitute and none of the Agent, the Security Agent and the Borrowers shall have any liability or responsibility to any party as a consequence of placing reliance on and acting in accordance with any such Substitution Certificate if it proves to be the case that the same was not authentic or duly authorised.

16.5  AUTHORISATION OF AGENT

      Each party to this Agreement irrevocably authorises the Agent to counter-sign each Substitution Certificate on its behalf for the purposes of clause 16.3 without any further consent of, or consultation with, such party.

16.6  CONSTRUCTION OF CERTAIN REFERENCES

      If any Bank novates all or any part of its rights, benefits and obligations as provided in clause 16.3 all relevant references in this Agreement to such Bank shall thereafter be construed as a reference to such Bank and/or its Substitute to the extent of their respective interests. If a Bank which novates all of its rights, benefits and obligations as provided in clause 16.3 is an Ancillary Facilities Bank or a Hedge Counterparty at the time of such novation, it shall, notwithstanding such novation, remain an Ancillary Facilities Bank or a Hedge Counterparty (as the case may be) in respect of those Ancillary Facilities or those Hedge Transactions (as the case may be) which it entered into while it was a Bank and shall remain a party to this Agreement in such capacity or capacities.

16.7  LENDING OFFICES

      Each Bank shall lend through its office at the address specified in schedule 1 or, as the case may be, in any relevant Substitution Certificate or through any other office of such Bank selected from time to time by such Bank through which such Bank wishes to lend for the purposes of this Agreement but subject to clause 16.10. If the office through which a Bank is lending is changed pursuant to this clause 16.7, such Bank shall notify the Agent promptly of such change.

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16.8  DISCLOSURE OF INFORMATION

      (a) Any Bank may disclose to (a) a prospective transferee, (b) any other person who may propose entering into contractual relations with such Bank in relation to this Agreement or (c) any person to whom information may be required to be disclosed by any applicable law or any regulatory authority or (d) Standard & Poor's Ratings Group, Moody's Investor Service, Inc., Fitch, Inc. or another internationally recognised rating agency such information obtained under this Agreement about Newco 2, the other Acquisition Parties and the Group as such Bank shall consider appropriate provided that, in relation to a disclosure under (a) and (b) above, the person to whom such information is to be given has entered into a confidentiality undertaking in the standard form from time to time of the Loan Market Association.

      (b) Notwithstanding any other provision of any Finance Document, each party to any Finance Document (and any of its officers, directors, employees, representatives, professional advisers, or other agents) may disclose to any and all persons, without limitation of any kind:

            (i) the tax treatment and tax structure (each as defined below) of the Facilities; and

            (ii) all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to such tax treatment or tax structure.

            For the purposes of this clause 16.8 the "TAX TREATMENT" of the Facilities is the purported or claimed U.S. Federal income tax treatment of the Facilities, and the "TAX STRUCTURE" of the Facilities is any fact that may be relevant to understanding the purported or claimed U.S. Federal income tax treatment of the Facilities".

16.9  DETAILS OF NOVATIONS

      (a) Other than the Amendment Underwriters or with the prior written consent of the Amendment Underwriters, no Bank may transfer, by way of novation, all or any part of its rights, benefits and/or obligations under this Agreement (other than to a Bank Affiliate or to an Amendment Underwriter) until the Second Syndication Completion Date. Thereafter, novations of each of the Tranches or Facilities may be made separately.

      (b) Where a Bank novates part of its rights, benefits and obligations in respect of any Tranche or Facility pursuant to clause 16.3, that Bank must novate equal fractions of its Commitments and Contributions (if any) in respect of the relevant Tranche or Facility being novated and, if at the time when such novation takes effect more than one Drawing is outstanding under such Tranche or Facility, the novation of its Contributions shall take effect in respect of the same fraction of each Drawing.

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      (c)   The Substitution Certificate relating to any such novation shall be completed accordingly.

      (d) No novation shall be effected if, as a consequence of that novation (or as a consequence of that and any other novation between the same or related parties taking effect at or about the same time), the combined Commitments and Contributions of a Bank would be less than approximately (pound)5,000,000 (or, in the case of a Bank which only has Commitments and Contributions in respect of Facility B, (pound)2,000,000) (unless such Bank is novating all of its Commitments and Contributions), provided, however, that for these purposes persons that are Bank Affiliates of each other shall be treated together as one Bank so that individual Bank Affiliates may have total Commitments of less than (pound)5,000,000 (or, as the case may be, (pound)2,000,000) if the total Commitments of all such Bank Affiliates together are at least (pound)5,000,000 (or, if all such Bank Affiliates only have Commitments and Contributions in respect of Facility B, (pound)2,000,000).

16.10 NO ADDITIONAL AMOUNTS

      If any Bank changes its lending office or assigns all or any part of its rights or benefits or transfers all or any part of its obligations under this Agreement and at the effective date of such change of office transfer or assignment any additional amounts would, but for this clause 16.10, be payable by a Borrower under clauses 8.5 (grossing up) or 14.2 (increased costs), then the obligations of such Borrower under such clauses to such Bank or the assignee, transferee or Substitute (as the case may be) shall not, unless such Borrower has consented otherwise, exceed what such Borrower's obligations would have been (calculated rateably in the case of a partial transfer or assignment) had no such change of office, transfer or assignment taken place.

16.11 THE REGISTER

      (a) The Agent, acting as the agent of the Borrowers for the purposes of clause 16.3, shall maintain at one of its offices a copy of each Substitution Certificate delivered to it and a register for the recordation of the names and addresses of the Banks, the Commitments and Contributions of, and principal amount of the Advances owing to, each Bank pursuant to the terms hereof from time to time (the "REGISTER"). The entries in the Register shall be conclusive, and the Borrowers, the Agent and the Banks may treat each person whose name is recorded in the Register pursuant to the terms hereof as a Bank hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.

      (b) Upon its receipt of a duly completed Substitution Certificate executed by an Existing Bank and a Substitute, and, if applicable, the fee referred to in clause 16.3, the Agent shall accept such Substitution Certificate and record the information contained therein in the Register. No transfer shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this clause 16.11.

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16.12 BANK AFFILIATES

      (a) It is agreed that notwithstanding any other provision of this Agreement, a Bank may elect to fulfil its Commitment in respect of any relevant Facility in respect of Drawings by a Borrower by performing its obligations under this Agreement through a different lending office or by joining a Bank Affiliate of such Bank as a party to this Agreement for this purpose in the manner provided for in clause 16.12(b). Having so joined such Bank Affiliate such Bank and such Bank Affiliate will be treated as having a single Commitment for the purposes of the relevant Facility but, for all other purposes other than mentioned in clauses 16.12(b) and 16.12(c), will each be treated as Banks.

      (b) A Bank may provide for a different lending office to participate in certain Drawings in the manner contemplated in clause 16.12(a) by giving notice to this effect under clause 16.7. A Bank may provide for a Bank Affiliate to participate in such Drawing in such manner by:

            (i) joining the relevant Bank Affiliate in as a Bank by means of a Substitution Certificate in accordance with clause 16.3 (for which purpose the Bank (as the "EXISTING BANK") and the Bank Affiliate (as the "SUBSTITUTE") shall adopt, as a single Commitment, such Bank's Commitment in respect of the relevant Facility); and

            (ii) giving notice to the Agent and Newco 2, detailing in accordance with the relevant Substitution Certificate the Drawings in which such Bank Affiliate will participate,

            in which event that Bank and its Bank Affiliate:

                  (A) will be treated as having a single Commitment, but, for all other purposes other than that mentioned in clause 16.12(c), will be treated as separate Banks; and

                  (B) shall participate in Drawings as contemplated by the notice given pursuant to clause 16.12(b)(ii).

      (c)   For the purposes of:

            (i)   compliance with clause 16.3 and

            (ii) voting in connection with this Agreement or any other Finance Document,

            each Bank and its Bank Affiliate will be regarded as a single Bank.

17    APPOINTMENT OF AGENT AND SECURITY AGENT

17.1  APPOINTMENT

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      Each Bank irrevocably appoints the Agent as its agent for the purposes of this Agreement and each Finance Party irrevocably appoints the Security Agent as its trustee for the purposes of the Security Documents and irrevocably authorises the Agent and the Security Agent (as appropriate) in such capacities:

      (a) to execute each of the Security Documents and all such further documents as may be approved by the Majority Banks for execution by the Security Agent;

      (b) (whether or not by or through employees or agents) to take such action on such Bank's or, as the case may be, such Finance Party's behalf and to exercise such rights, remedies, powers and discretions as are specifically delegated to the Agent or, as the case may be, the Security Agent by this Agreement or, as the case may be, the Security Documents, together with such powers and discretions as are reasonably incidental thereto (but subject to any restrictions or limitations specified in this Agreement and/or, as the case may be, the Security Documents). Neither the Agent, the Arrangers nor the Security Agent shall, however, have any duties, obligations or liabilities (whether fiduciary or otherwise) to the other Finance Parties beyond those expressly stated in this Agreement and/or (in the case of the Security Agent) the Security Documents; and

      (c) to accept on behalf of the Finance Parties the terms of any reliance letter or engagement letter relating to the Reports or any reports or letter provided by the report providers in connection with the Finance Documents or the transactions contemplated therein (including any net asset letter in connection with financial assistance procedures) and to bind the Finance Parties in respect of such Reports, reports or letters and to sign such letters on their behalf and each Finance Party further confirms that it accepts the terms and qualifications set out in such letters.

      Notwithstanding that the Agent and the Security Agent may from time to time be the same entity, the Agent and Security Agent have entered into this Agreement in their separate capacities as agent for the Banks under and pursuant to this Agreement and as security trustee for the Finance Parties to hold the security created or to be created by the Security Documents on the terms set out in the Security Documents and/or in this Agreement. However, where this Agreement provides for the Agent to communicate with or provide instructions to the Security Agent, while the Agent and the Security Agent are the same entity it will not be necessary for there to be any such formal communications or instructions notwithstanding that this Agreement provides in certain cases for the same to be in writing.

17.2  AGENT'S AND SECURITY AGENT'S ACTIONS

      Any action taken by the Agent or the Security Agent under or in relation to this Agreement and/or any Security Document with requisite authority, or on the basis of appropriate instructions, received from the Majority Banks (or as otherwise duly authorised) shall be binding on all the Banks (in respect of action

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      taken by the Agent) and all the Finance Parties (in respect of action taken by the Security Agent).

17.3  AGENT'S DUTIES

      The Agent shall:

      (a) promptly notify each Bank of the contents of each notice, certificate or other document received by the Agent under or pursuant to clause 10;

      (b) consult with the Banks and the other Finance Parties as to whether and, if so, how a discretion vested in the Security Agent is, either in any particular instance or generally, to be exercised but so that this shall not prevent the Security Agent, in exceptional circumstances where time does not permit such consultation and urgent action is required, from exercising its rights and powers to preserve the security constituted by the Security Documents so long as the Security Agent promptly notifies the other Finance Parties subsequently of such exercise; and

      (c) (subject to the other provisions of this clause 17) take such action or, as the case may be, refrain from taking such action with respect to the exercise of any of its rights, remedies, powers and discretions as agent or security trustee, as the Majority Banks may reasonably direct.

17.4  AGENT'S AND SECURITY AGENT'S RIGHTS

      The Agent or, in respect of the Security Documents, the Security Agent may:

      (a) in the exercise of any right, remedy, power or discretion in relation to any matter, or in any context, not expressly provided for by this Agreement, act or, as the case may be, refrain from acting in accordance with the instructions of the Majority Banks, and shall be fully protected in so doing;

      (b) unless and until it shall have received directions from the Majority Banks, take such action, or refrain from taking such action, in respect of a Default of which the Agent or, as the case may be, the Security Agent has actual knowledge as it shall deem advisable in the best interests of the Banks (but shall not be obliged to do so);

      (c) refrain from acting in accordance with any instructions of the Majority Banks to institute any legal proceedings arising out of or in connection with this Agreement and/or the Security Documents until it has been indemnified and/or secured to its satisfaction against any and all costs, expenses or liabilities (including legal fees) which it would or might incur as a result;

      (d) deem and treat (i) each Bank as the person entitled to the benefit of the Contributions of such Bank for all purposes of this Agreement and the Security Documents unless and until a Substitution Certificate shall have been filed with the Agent and shall have become effective, and (ii) the office set opposite the name of each Bank in schedule 1 or, as the case

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            may be, in any relevant Substitution Certificate as such Bank's lending office unless and until a written notice of change of lending office shall have been received by the Agent; and the Agent or, as the case may be, the Security Agent may act upon any such notice unless and until the same is superseded by a further such notice;

      (e) rely as to matters of fact which might reasonably be expected to be within the knowledge of any Borrower upon a certificate signed by any director of such Borrower on behalf of such Borrower; and

      (f) refrain from doing anything which would, or might in its opinion, be contrary to any law or regulation of any jurisdiction and may do anything which is in its opinion necessary or desirable to comply with any such law or regulation.

17.5  NO LIABILITY OF ARRANGERS, SECURITY AGENT AND AGENT

      None of the Arranger, the Security Agent, the Agent or any of their respective employees and agents shall:

      (a) be obliged to request any certificate or opinion under any provision of the Finance Documents or to make any enquiry as to the use of the proceeds of the Facilities unless (in the case of the Agent) so required in writing by any Bank, in which case the Agent shall promptly make the appropriate request of Newco 2; or

      (b) be obliged to make any enquiry as to any breach or default by any Borrower or any Acquisition Party or any other member of the Group in the performance or observance of any of the provisions of any Finance Document or as to the existence of a Default unless (in the case of the Agent) the Agent has actual knowledge thereof or has been notified in writing thereof by a Bank, in which case the Agent shall promptly notify the Banks of the relevant event or circumstance; or

      (c) be obliged to enquire whether or not any representation or warranty made by any Borrower or any Acquisition Party or any other member of the Group pursuant to any Finance Document is true; or

      (d) be obliged to do anything (including, without limitation, disclosing any document or information) which would, or might in its opinion, be contrary to any law or regulation or be a breach of any duty of confidentiality or otherwise be actionable or render it liable to any person; or

      (e) be obliged to account to any Finance Party for any sum or the profit element of any sum received by it for its own account; or

      (f) be obliged to institute any legal proceedings arising out of or in connection with, or otherwise take steps to enforce, any Finance Document (and in the case of the Security Agent in respect of the

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            Security Documents) other than on the instructions of the Majority
            Banks; or

      (g) be liable to any Finance Party for any action taken or omitted under or in connection with any Finance Document or the Facilities unless caused by its gross negligence or wilful misconduct.

      For the avoidance of doubt, the Security Agent shall not be obliged to become a mortgagee or heritable creditor in possession.

      For the purposes of this clause 17 the Agent and the Security Agent shall not be treated as having actual knowledge of any matter of which the corporate finance or any other division outside the agency department of the person for the time being acting as the Agent or, as appropriate, Security Agent may become aware in the context of corporate finance, advisory or lending activities from time to time undertaken by the Agent or, as appropriate, Security Agent for the Borrowers or any of their Subsidiaries or Affiliates or associated companies or any other person which may be a trade competitor of the Group or any member of it or may otherwise have commercial interests similar to those of the Group or any member of it.

17.6  NON-RELIANCE ON ARRANGERS, SECURITY AGENT OR AGENT

      Each Finance Party acknowledges, by virtue of its execution of this Agreement or, as the case may be, a Substitution Certificate, that it has not relied on any statement, opinion, forecast or other representation (including, without limitation, anything contained in the Information Memorandum) made by the Arrangers, the Security Agent or the Agent to induce it to enter into this Agreement or any other Finance Document and that it has made and will continue to make, without reliance on the Agent, the Security Agent or the Arrangers and based on such documents as it considers appropriate, its own appraisal of the creditworthiness of each Borrower and the Group and its own independent investigation of the financial condition, prospects and affairs of each Borrower and the Group in connection with the making and continuation of the Facilities under this Agreement and the other Finance Documents. None of the Arrangers, the Security Agent or the Agent shall at any time be deemed to have had or have any duty or responsibility, either historically, initially or on a continuing basis, to provide any Finance Party with any credit or other information with respect to any Borrower or any other member of the Group whether coming into its possession before the making of any Drawing or at any time or times thereafter, other than (in the case of the Agent) as provided in clauses 17.3(a) and 17.5(a).

17.7  NO RESPONSIBILITY ON ARRANGERS, SECURITY AGENT OR AGENT FOR CERTAIN
      MATTERS

      None of the Arrangers, the Security Agent nor the Agent shall have any responsibility or liability to any Finance Party:

      (a) on account of the failure of any member of the Group or any Acquisition Party to perform any of its obligations under any of the Finance Documents; or

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      (b)   for the financial condition of any member of the Group or any
            Acquisition Party; or

      (c) for the completeness, adequacy or accuracy of any statements, representations or warranties in the Information Package or any of the Finance Documents or any document delivered under any of such documents; or

      (d) for the execution, effectiveness, adequacy, genuineness, validity, enforceability or admissibility in evidence of the Finance Documents or of any certificate, report or other document executed or delivered under any of the Finance Documents; or

      (e) to ascertain whether all deeds and documents which should have been deposited with it under or pursuant to any of the Security Documents have been so deposited; or

      (f) to investigate or make any enquiry into the title of the Charging Group to any of the Charged Assets; or

      (g) for the failure to register any of the Security Documents with the Registrar of Companies, the Patent Office, H.M. Land Registry, the Trade Marks Registry or any other public office; or

      (h) for the failure to register any of the Security Documents in accordance with the provisions of the documents of title of the Charging Group to any of the Charged Assets; or

      (i) for the failure to effect or procure the registration of any floating charge created by any of the Security Documents by registering under the Land Registration Act 1925 any notice, caution or other entry prescribed by or pursuant to the provisions of the said Act against any land for the time being forming part of the security; or

      (j) for the failure to take or require Newco 2, any other Borrower or any other member of the Charging Group to take any steps to render any of the Security Documents effective as regards property or assets outside England or Wales or to secure the creation of any ancillary charge under the laws of the jurisdiction concerned; or

      (k) (save as otherwise provided in this clause 17) for taking or omitting to take any other action under or in relation to the Security Documents or any aspect thereof; or

      (l) in the case of the Arrangers and the Agent, on account of the failure of the Security Agent to perform or discharge any of its duties or obligations under the Security Documents; or

      (m) (save as otherwise provided in this clause 17) otherwise in connection with the Facilities or their negotiation or for acting (or, as the case may be, refraining from acting) in accordance with the instructions of the Majority Banks.

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17.8  RELIANCE ON DOCUMENTS AND PROFESSIONAL ADVICE

      The Arrangers, the Security Agent and the Agent shall be entitled to rely on any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper person and shall be entitled to rely as to legal or other professional matters on opinions and statements of any legal or other professional advisers selected or approved by it (including those in the Agent's or, as the case may be, the Security Agent's employment).

17.9  OTHER DEALINGS

      The Arrangers, the Security Agent and the Agent may, without any liability to account to the other Finance Parties, accept deposits from, lend money to, and generally engage in any kind of banking or other business with, be the owner or holder of any shares or other securities of, and provide advisory or other services to, Newco 2 or any Acquisition Party or any of their respective Subsidiaries, Affiliates or associated companies or any of the Finance Parties as if it were not an Arranger, the Security Agent or the Agent, as the case may be.

17.10 RIGHTS OF AGENT AND SECURITY AGENT AS BANK; NO PARTNERSHIP

      With respect to its own Commitments and Contributions (if any) each of the Agent and the Security Agent shall have the same rights and powers under this Agreement and the Security Documents as any other Bank and may exercise the same as though it were not performing the duties and functions delegated to it under this Agreement and/or the Security Documents and the term "Banks" shall, unless the context clearly otherwise indicates, include the Agent and the Security Agent in their individual capacities as Banks. This Agreement shall not and shall not be construed so as to constitute a partnership between the parties or any of them.

17.11 AMENDMENTS AND WAIVERS

      (a)   Majority Bank matters

            Subject to clause 17.11(b), (c) and (e) the Agent may, with the consent of the Majority Banks (or if and to the extent expressly authorised by the other provisions of this Agreement) and, if so instructed by the Majority Banks, shall: (i) agree amendments or modifications to this Agreement with Newco 2 (on behalf of all the Borrowers) and/or vary or waive breaches of, or defaults under, or otherwise excuse performance of, any provision of this Agreement by any Borrower; and/or (ii) authorise the Security Agent (on behalf of the Finance Parties) to agree amendments or modifications to the Security Documents with Newco 2 (on behalf of all members of the Charging Group) and/or vary or waive breaches of, or defaults under, or otherwise excuse performance of, any provision of any of the Security Documents by any member of the Charging Group.

            Any such action so authorised and effected by the Agent shall be documented in such manner as the Agent shall (with the approval of the Majority Banks) determine, shall be promptly notified to the Banks by

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            the Agent and (without prejudice to the generality of clause 17.2)
            shall be binding on all the Banks.

      (b)   All Bank matters; security

            Except with the prior written consent of all the Banks, the Agent shall not have authority on behalf of the Banks to authorise the Security Agent to agree amendments or modifications to the Security Documents with the members of the Charging Group (or Newco 2 on their behalf) and/or vary or waive breaches of, or defaults under, or otherwise excuse performance of, any provision of any of the Security Documents by any member of the Charging Group if the effect of such would be to (i) release any member of the Charging Group from the security constituted by any Security Document (provided that where such release of a member of the Charging Group arises as a result of a permitted disposal of such member pursuant to clause 10.6(f), no such consent of the Banks shall be required), (ii) release any of the Charged Assets from the security constituted by any Security Document other than any such release as part of a disposal which is not restricted by the terms of this Agreement,
            (iii) release any member of the Charging Group from any of its guarantee or other assurance obligations under any of the Security Documents or (iv) agree with Newco 2 or any other member of the Charging Group any amendment of, or action in relation to, any of the Security Documents which would have the effect of (x) extending the due date or reducing the amount of any payment under any Security Document or (y) changing the currency in which any amount is payable under any Security Document.

      (c)   All Bank matters; general

            Except with the prior written consent of all the Banks, the Agent shall not have authority on behalf of the Banks to agree with any Borrower any amendment or modification to this Agreement or to vary or waive breaches of or defaults under or otherwise excuse performance of any provision of this Agreement by any Borrower, if the effect of such would be to (i) reduce the applicable Margin,
            (ii) postpone the due date or reduce the amount of any scheduled payment of principal, interest, commitment commission or other amount payable by any Borrower under this Agreement, (iii) change the currency in which any amount is payable by any Borrower under this Agreement, (iv) increase any Bank's Commitments, (v) extend any period during which a Drawdown Notice may be delivered (other than in respect of the Second Tranches, where only the consent of the Amendment Underwriters is required), (vi) change the definition of "Majority Banks" in clause 1.1, (vii) change any provision of this Agreement which expressly requires the approval or consent of all the Banks such that the relevant approval or consent may be given otherwise than with the sanction of all the Banks, (viii) change the order of distribution under clause 8.9, (ix) change clause 15.2 or
            (x) change this clause 17.11.

      (d)   Deeds of adherence

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            For the purposes of this clause 17.11 it is expressly agreed and acknowledged that the execution of a guarantee and/or deed of adherence by a new Subsidiary or other charging company or any deed or instrument pursuant to a further assurance provision in this Agreement or the Security Documents shall not constitute an amendment or modification to, or variation of, any of the Security Documents.

      (e)   Facility B Banks Matters

            Except with the prior written consent of all of the Facility B Banks, the Facility Agent shall not have the authority on behalf of the Banks to agree with Newco 2 any amendment, modification or waiver if the effect of that would be to change clause 6.7(i) or this clause 17.11(e).

17.12 REIMBURSEMENT AND INDEMNITY BY BANKS

      Each Bank shall reimburse the Arrangers, the Security Agent and the Agent (rateably in accordance with its Commitments), to the extent that the Arrangers, the Security Agent or the Agent is not reimbursed by any Borrower, for the costs, charges and expenses incurred by the Arrangers, the Security Agent and the Agent in connection with the preparation and distribution of the Information Memorandum and advertising in connection with this Agreement as agreed between Newco 2 and the Arrangers and/or in contemplation of, or otherwise in connection with, the enforcement or attempted enforcement of, or the preservation or attempted preservation of any rights under, or in carrying out its duties under ann of the Finance Documents including (in each case) the fees and expenses of legal or other professional advisers. Each Bank shall on demand indemnify the Agent and the Security Agent (rateably in accordance with its Commitments) against all liabilities, damages, costs and claims whatsoever incurred by the Agent or the Security Agent in connection with any of the Finance Documents or the performance of its duties under the Finance Documents or any action taken or omitted by the Agent or the Security Agent under any of the Finance Documents, unless such liabilities, damages, costs or claims arise from the Agent's or, as the case may be, the Security Agent's own gross negligence or wilful misconduct. Each Borrower shall counter-indemnify the Banks against all payments by them under this clause 17.12.

17.13 RETIREMENT OF AGENT AND SECURITY AGENT

      (a) The Agent and the Security Agent may (following consultation with Newco 2) retire from its appointment as Agent or Security Agent respectively under this Agreement and the Intercreditor Agreement and, in the case of the Security Agent, the Security Documents having given to Newco 2 and each of the Banks (and, in the case of the Security Agent, the other Finance Parties) not less than 30 days' notice of its intention to do so, provided that no such retirement shall take effect unless there has been appointed by the Banks as a successor agent or successor security trustee, as the case may be:

            (i) a Bank nominated by the Majority Banks or, failing such a nomination,

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            (ii)  any reputable and experienced bank or financial institution with offices in London nominated by the Agent or the Security Agent.

            Any corporation into which the Agent or the Security Agent may be merged or converted or any corporation with which the Agent or the Security Agent may be consolidated or any corporation resulting from any merger, conversion, amalgamation, consolidation or other reorganisation to which the Agent or the Security Agent shall be a party shall, to the extent permitted by applicable law, be the successor Agent or, as the case may be, Security Agent under this Agreement and the Security Documents (as appropriate) without the execution or filing of any document or any further act on the part of any of the parties to this Agreement or, as the case may be, the Security Documents save that notice of any such merger, conversion, amalgamation, consolidation or other reorganisation shall forthwith be given to Newco 2 and the Finance Parties.

      (b) Upon any such successor as aforesaid being appointed, the retiring Agent or Security Agent shall be discharged from any further obligation under this Agreement and, in the case of the Security Agent, the Security Documents (but shall continue to have the benefit of this clause 17 in respect of any action it has taken or refrained from taking prior to such discharge) and its successor and each of the other parties to this Agreement or, as the case may be, the Security Documents shall have the same rights and obligations among themselves as they would have had if such successor had been a party to this Agreement or, as the case may be, the Security Documents in place of the retiring Agent or Security Agent. The retiring Agent or Security Agent shall (at the expense of Newco 2) provide its successor with copies of such of its records as its successor reasonably requires to carry out its functions as such.

      (c) It is the intention that (except only as may be agreed in writing between any retiring Security Agent and its successor with the prior approval of the Majority Banks), upon the appointment of any successor to the Security Agent, the property, assets and rights vested in the retiring Security Agent pursuant to the Security Documents should, with immediate effect, be vested in such successor Security Agent under the provisions of the Trustee Act 1925, either by operation of law or, failing that, by assignment or other form of transfer or conveyance. At any time and from time to time following the appointment of any such successor to the Security Agent, the retiring Security Agent shall do and execute all acts, deeds and documents reasonably required by such successor in order to transfer to such successor Security Agent (or its nominee, as such successor may direct) any such property, assets and rights which shall not have vested in such successor by operation of law. All such acts, deeds and documents shall be done or, as the case may be, executed at the cost of the Borrowers.

17.14 CHANGE OF REFERENCE BANKS

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      If (a) the whole of the Contributions (if any) of any Reference Bank are
      prepaid, (b) the Commitments (if any) of any Reference Bank are reduced to zero in accordance with clause 6.5 or 14.1, (c) a Reference Bank novates the whole of its rights and obligations (if any) as a Bank under this Agreement or (d) a Reference Bank ceases to provide quotations to the Agent upon request for the purposes of schedule 4 or for the purposes of determining LIBOR or EURIBOR (as the case may be) (where such quotations are required having regard to the definition of "LIBOR" or "EURIBOR" in clause 1.1) the Agent may, acting on the instructions of the Majority Banks, terminate the appointment of such Reference Bank and with the consent of Newco 2 (such consent not to be unreasonably withheld or delayed) appoint another Bank to replace such Reference Bank.

17.15 DECLARATION OF TRUST

      The Security Agent hereby accepts its appointment under clause 17.1 as trustee of the Trust Property with effect from the date of this Agreement to hold the same on trust for itself and the other Finance Parties and to apply the same in accordance with the following respective claims:

      (a) first, as to a sum equivalent to the amounts payable to the Security Agent under clause 17.20 and clauses 10.1 and 10.4 of the Group Debenture and any equivalent or similar provisions in any other Security Document from time to time (excluding any amounts received by the Security Agent pursuant to clause 17.12), for the Security Agent absolutely;

      (b) secondly, as to a sum equivalent to the amounts standing to the credit of any Cash Collateral Accounts in respect of Ancillary Facilities Liabilities or otherwise standing to the credit of any accounts which have been netted against Ancillary Facilities Liabilities under the terms of the Ancillary Facilities Letters which operate on a net limit basis in each case from time to time and to the extent that for any reason the relevant Ancillary Facilities Banks are unable to apply such amounts in satisfaction of Ancillary Facilities Liabilities, for such relevant Ancillary Facilities Banks absolutely, pro-rata in respect of each such relevant Ancillary Facilities Bank;

      (c) thirdly, as to a sum equivalent to the aggregate amount owing to the Finance Parties (other than the Security Agent and (to the extent that they are satisfied pursuant to clauses 17.15(b) and 17.22) the Ancillary Facilities Banks) under the Finance Documents and for the Finance Parties absolutely, and pro-rata (with the Security Agent obtaining a good discharge in respect of the amounts expressed to be due to the Arrangers, the Agent and the Banks under the terms of this Agreement by paying such amounts to the Agent for distribution in accordance with clause 8.9);

      (d) fourthly, to such other persons (if any) as are legally entitled thereto in priority to the Borrowers and the Charging Subsidiaries; and

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      (e)   fifthly, as to the balance (if any) for the Borrowers and the
            Charging Subsidiaries absolutely pro-rata to the respective amounts paid, received or recovered from each of them.

      The Security Agent shall make each such application and/or distribution as soon as is practicable after the relevant moneys are received by, or otherwise become available to, the Security Agent save that (without prejudice to any other provision contained in any of the Security Documents) the Security Agent (acting on the instructions of the Agent) or any receiver or an administrator may credit any moneys received by it to a suspense account for so long and in such manner as the Security Agent or such receiver or such administrator may from time to time determine with a view to preserving the rights of the Finance Parties or any of them to prove for the whole of their respective claims against the any Borrower or any other person liable.

17.16 PERPETUITIES

      The trusts constituted or evidenced in or by the Finance Documents shall remain in full force and effect until whichever is the earlier of:

      (a) the expiration of a period of 80 years from the date of this Agreement; and

      (b) receipt by the Security Agent, at any time when it is satisfied that all of the Charging Group are solvent, of confirmation in writing from each of the Finance Parties that there is no longer outstanding any Indebtedness (actual or contingent (unless such Indebtedness, being contingent, is fully cash collateralised to the satisfaction of the relevant Finance Party)), and no obligation on any Finance Party to make available any Indebtedness which is secured or guaranteed by or under any of the Security Documents or such later date on which all of the Security Documents have been released in accordance with their terms, and the parties to this Agreement declare that the perpetuity period applicable to the Security Documents shall for the purposes of the Perpetuities and Accumulations Act 1964 be the period of 80 years from the date of this Agreement.

17.17 POWERS AND DUTIES OF THE SECURITY AGENT AS TRUSTEE OF THE SECURITY

      In its capacity as trustee in relation to the Security Documents, the Security Agent:

      (a) Powers generally: shall, without prejudice to any of the powers, discretions and immunities conferred upon trustees by law (and to the extent not inconsistent with the provisions of this Agreement or any of the Security Documents), have all the same powers and discretions as a natural person acting as the beneficial owner of such property and/or as are conferred upon the Security Agent by this Agreement and/or any Security Document but so that the Security Agent may only exercise such powers and discretions to the extent that it is authorised to do so by

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            the provisions of this Agreement (including specifically, but without limitation, clause 17.3(b)) and, in exercising such powers and discretions, the Security Agent shall have regard to and comply with any applicable constraints and/or restrictions imposed by this Agreement (including specifically, but without limitation, by clause 17.3(b));

      (b) Power to invest: shall (subject to clause 17.15) be entitled (in its own name or in the names of nominees) to invest moneys from time to time forming part of the Trust Property or otherwise held by it as a consequence of any enforcement of the security constituted by the Security Documents which, in the opinion of the Security Agent, it would not be practicable to distribute immediately by placing the same on deposit in the name or under the control of the Security Agent as the Security Agent may think fit without being under any duty to diversify the same and the Security Agent shall not be responsible for any loss due to interest rate or exchange rate fluctuations;

      (c) Interpretation of provisions by Security Agent: shall have full power to determine all questions and doubts arising in relation to the interpretation or application of any of the provisions of this Agreement or any of the Security Documents as it affects the Security Agent and every such determination, in the absence of manifest error, (whether made upon a question actually raised or implied in the acts or proceedings of the Security Agent) shall be conclusive and shall bind all the other parties to this Agreement and the Security Documents;

      (d) Power to engage agents: may, in the conduct of its obligations under and in respect of the Security Documents (otherwise than in relation to its right to make any declaration, determination or decision), instead of acting personally, employ and pay any agent (whether being a lawyer, chartered accountant or any other person) to transact or concur in transacting any business and to do or concur in doing any acts required to be done by the Security Agent (including the receipt and payment of money) and on the basis that
            (i) any such agent engaged in any profession or business shall be entitled to be paid all usual professional and other charges for business transacted and acts done by him or any partner or employee of his in connection with such employment and (ii) the Security Agent shall not be bound to supervise, or be responsible for any loss incurred by reason of any act or omission of, any such agent if the Security Agent shall have exercised reasonable care in the selection of such agent (which, without limitation, shall conclusively be deemed to be the case in respect of any agent approved in writing by the Majority Banks); and

      (e) Deposit of documents: may place all deeds, certificates and other documents relating to the property and assets subject to the Security Documents which are from time to time deposited with it pursuant to the Security Documents in any safe deposit, safe or receptacle selected by the Security Agent or with any firm of solicitors and may make any such arrangements as it thinks fit for allowing the Borrowers and the Charging Subsidiaries access to, or their solicitors or auditors possession of, such

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            documents when necessary or convenient and the Security Agent shall not be responsible for any loss incurred in connection with any such deposit, access or possession.

17.18 ALL ENFORCEMENT ACTION THROUGH THE SECURITY AGENT

      None of the other Finance Parties shall have any independent power to enforce any of the Security Documents or to exercise any rights, discretions or powers or to grant any consents or releases under or pursuant to any of the Security Documents or otherwise have direct recourse to the security and/or guarantees constituted by any of the Security Documents except through the Security Agent.

17.19 CO-OPERATION TO ACHIEVE AGREED PRIORITIES OF APPLICATION

      The other Finance Parties shall co-operate with each other and with the Security Agent and any receiver or an administrator under the Security Documents in realising the property and assets subject to the Security Documents and in ensuring that the net proceeds realised under the Security Documents after deduction of the expenses of realisation are applied in accordance with clause 17.15.

17.20 INDEMNITY FROM TRUST PROPERTY

      The Security Agent and every employee, officer or agent appointed by it in connection with its appointment under the Security Documents (each an "INDEMNIFIED PARTY") shall be entitled to be indemnified out of the Trust Property in respect of all liabilities, damages, costs, claims, charges or expenses whatsoever properly incurred or suffered by an Indemnified Party:

      (a) in the execution or exercise or bona fide purported execution or exercise of the trusts, rights, powers, authorities, discretions and duties created or conferred by or pursuant to the Security Documents;

      (b) as a result of any breach by a member of the Charging Group of any of its obligations under any Security Document; and/or

      (c) in respect of any matter or thing done or omitted in any way relating to the Trust Property or the provisions of any of the Security Documents.

      The rights conferred by this clause 17.20 are without prejudice to any right to indemnity by law given to trustees generally and to any provision of the Security Documents entitling the Security Agent or any other person to an indemnity in respect of, and/or reimbursement of, any liabilities, damages, costs, claims, charges or expenses incurred or suffered by it in connection with any of the Security Documents or the performance of any duties under any of the Security Documents. Nothing contained in this clause 17.20 shall entitle the Security Agent or any other person to be indemnified in respect of any liabilities, damages, costs, claims, charges or expenses to the extent that the same arise from such person's own gross negligence or wilful misconduct.

17.21 FINANCE PARTIES TO PROVIDE INFORMATION

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      The Finance Parties shall provide the Security Agent with such written information as it may reasonably require for the purposes of carrying out its duties and obligations under the Security Documents and, in particular, with such necessary directions in writing so as to enable the Security Agent to apply amounts received under, and the proceeds of realisation of, the Security Documents on and after the Enforcement Date as contemplated by the Security Documents.

17.22 ANCILLARY FACILITIES LIABILITIES

      The other Finance Parties agree with the Ancillary Facilities Banks that any part of the Ancillary Facilities Liabilities in respect of which amounts are standing to the credit of any Cash Collateral Accounts in the name of the Ancillary Facilities Banks pursuant to this Agreement and/or any Ancillary Facilities Letter or which have otherwise been netted against amounts standing to the credit of any accounts under the terms of any Ancillary Facilities Letter shall rank ahead of the Indebtedness owing under this Agreement to the extent that the Ancillary Facilities Banks are able to apply such amounts in satisfaction of such Ancillary Facilities Liabilities.

17.23 UNDERWRITERS AND DOCUMENTATION AGENT

      The Underwriters and the Documentation Agent have no obligations of any kind to any other party under any Finance Document and references to the "Arrangers" in clauses 17.5 to 17.9 shall be deemed to include a reference to the Underwriters and the Documentation Agent.

17.24 SECURITY AGENT AS JOINT CREDITOR

      Each member of the Charging Group and each of the Finance Parties agrees that the Security Agent shall be the joint creditor (together with the relevant Finance Party) of each and every payment obligation of each member of the Charging Group towards each of the Finance Parties under each Finance Document and that accordingly the Security Agent will have its own independent right to demand payment by each member of the Charging Group in satisfaction of those obligations, provided that it is expressly acknowledged that any discharge of its payment obligations to either of the Security Agent or the relevant Finance Party shall to the same extent discharge the corresponding obligations owing to the other.

17.25 SECURITY AGENT'S RIGHTS AS JOINT CREDITOR

      Without limiting or affecting the Security Agent's rights against the members of the Charging Group (whether under this clause or under any other provision of the Finance Documents) the Security Agent agrees with each Finance Party that it will not exercise its rights as a joint creditor with a Finance Party under clause 17.24 except with the prior written consent of the relevant Finance Party. However, for the avoidance of doubt, nothing in the previous sentence shall in any way limit the Security Agent's rights to act in the protection or preservation of rights under or to enforce any Security Document as contemplated by the Finance Documents. Any amount recovered by the Security Agent as a result of

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      the operation of this clause shall be held for the benefit of the Finance
      Parties to be applied in accordance with clause 17.15.

18    DECISIONS OF BANKS AND AGENT

18.1  OBLIGATIONS SEVERAL

      The obligations of each Bank under this Agreement are several; the failure of any Bank to perform such obligations shall not relieve any other Finance Party or any Borrower of any of their respective obligations or liabilities under this Agreement nor shall any Finance Party be responsible for the obligations of any other Finance Party under this Agreement (except to the extent that any person has obligations in different Finance Party capacities).

18.2  INTERESTS SEVERAL

      Notwithstanding any other term of this Agreement (but without prejudice to the provisions of this Agreement relating to or requiring action by the Majority Banks) the interests of the Finance Parties are several and the amount due to each of the Finance Parties (in each capacity other than as a Bank, for its own account) is a separate and independent debt. Without prejudice to any other provision of this Agreement (including any requirement for action to be approved or instigated by, or with the consent or approval of, the Majority Banks and, without limitation, clause 18.4), each of the Finance Parties shall have the right to protect and enforce its rights arising out of this Agreement and it shall not be necessary for any other Finance Party to be joined as an additional party in any proceedings for this purpose.

18.3  MAJORITY BANKS

      (a) Where this Agreement or any of the Borrower Security Documents provides for any matter to be determined by reference to the opinion of the Majority Banks or to be subject to the consent or request of the Majority Banks or for any action to be taken on the instructions of the Majority Banks, such opinion, consent, request or instructions shall (as between the Banks) only be regarded as having been validly given or issued by the Majority Banks if all the (or, as applicable, all the relevant) Banks shall have received prior notice of the matter on which such opinion, consent, request or instructions are required to be obtained and the relevant majority of (relevant) Banks shall have given or issued such opinion, consent, request or instructions, but so that (as between the Borrowers and the Finance Parties) the Borrowers shall each be entitled (and bound) to assume that such notice shall have been duly received by each Bank and that the relevant majority shall have been obtained to constitute Majority Banks whether or not this is the case.

      (b) If, within 10 Banking Days of the Agent despatching to each (relevant) Bank a notice requesting instructions (or confirmation of instructions) from the (relevant) Banks or the agreement of the (relevant) Banks to any amendment, modification, waiver, variation or excuse of performance for the purposes of, or in relation to, any of the Finance Documents, the

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            Agent has not received a reply specifically giving or confirming or refusing to give or confirm the relevant instructions or, as the case may be, approving or refusing to approve the proposed amendment, modification, waiver, variation or excuse of performance, then (irrespective of whether such (relevant) Bank responds at a later date) the Agent shall treat any (relevant) Bank which has not so responded as having indicated a desire to be bound by the wishes of 66 2/3 per cent. of those (relevant) Banks (measured in terms of the relevant Commitments of those (relevant) Banks) which have so responded.

      (c) For the purposes of this clause 18.3, any (relevant) Bank which notifies the Agent of a wish or intention to abstain on any particular issue shall be treated as if it had not responded.

      (d) This clause 18.3 shall not apply in relation to those matters referred to in, or the subject of, clause 17.11(b) and (c).

18.4  BANKS ACTING TOGETHER

      If the Agent makes a declaration under clause 12.2 the Agent shall, in the names of all the Banks, take such action on behalf of the Banks and conduct such negotiations with any Borrower and any other members of the Group and generally administer the Drawings in accordance with the wishes of the Majority Banks. All the Banks shall be bound by the provisions of this clause 18.4 and no Bank shall be entitled to take action independently against any Borrower or any other member of the Group without the consent of the Majority Banks.

19    CASH COLLATERAL ACCOUNTS

19.1  APPLICATIONS AND WITHDRAWALS

      Each amount from time to time standing to the credit of a Cash Collateral Account shall be applied in accordance with the relevant provisions of the Finance Documents and no other withdrawals may be made from any Cash Collateral Account without the consent of the Agent.

19.2  SECURITY OVER CASH COLLATERAL ACCOUNTS

      Newco 2 shall, or shall procure that the relevant other member of the Group shall, execute such further documents as are necessary to ensure that each Cash Collateral Account is charged in favour of the Security Agent to the satisfaction of the Agent.

19.3  INTEREST AND BROKEN DEPOSITS

      (a) Each amount from time to time standing to the credit of a Cash Collateral Account shall bear interest by reference to successive deposit periods at the rate at which the Security Agent or, as the case may be, the Cash Collateral Account Bank, the Fronting Bank or the relevant Ancillary Facilities Bank pays interest on deposits for such period from its corporate customers but each Borrower acknowledges that none of the Finance Parties shall have any responsibility to any Borrower for any

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            loss occasioned as a consequence of the application of the amount standing to the credit of any Cash Collateral Account prior to the last day of any such deposit period, such application being expressly permitted by the terms of the Finance Documents.

      (b) In respect of each Cash Collateral Account, provided no Default shall have occurred and be continuing, the Security Agent or, as the case may be, the Cash Collateral Account Bank, the Fronting Bank or the relevant Ancillary Facilities Bank shall, at the request of Newco 2, pay to the relevant Borrower any interest that has accrued on the amount standing to the credit of such Cash Collateral Account. Such interest shall be paid at six-monthly intervals or on such days that the principal amount standing to the credit of such Cash Collateral Account is reduced to zero pursuant to the terms of this Agreement.

19.4  APPLICATION OF SURPLUS CASH COLLATERAL FOLLOWING ENFORCEMENT DATE

      If at any time following the Enforcement Date any Contingent Ancillary Facilities Liabilities or Letters of Credit in respect of which an amount was paid to a Cash Collateral Account pursuant to clauses 6.5, 12.2(c) or
      12.3 (or otherwise pursuant to this Agreement) are finally discharged without the relevant Ancillary Facilities Bank or Fronting Bank actually incurring liabilities to the extent of such cash collateral (the amount by which the amount of such cash collateral exceeds cash collateralised Contingent Ancillary Facilities Liabilities or, as the case may be, cash collateralised Letters of Credit being referred to in this clause 19.4 as the "RELEVANT EXCESS"), such Ancillary Facilities Bank or Fronting Bank will forthwith pay to the Security Agent an amount equal to the relevant excess and such payment shall be treated by the Security Agent as if it were a recovery made under the Security Documents and distributed accordingly.

20    MATTERS CONCERNING THE BORROWERS

20.1  ADDITIONAL BORROWERS: UK RESIDENT SUBSIDIARY

      Newco 2 may, at any time after the Effective Date (unless a Default shall have occurred and be continuing), and provided that no more than eight Working Capital Borrowers may draw Working Capital Advances or have Letters of Credit issued on their behalf and there may not be more than eight Ancillary Facilities Borrowers which are not UK resident Subsidiaries at any time, notify the Agent that it wishes, any UK resident Subsidiary which is a Charging Subsidiary to be designated as an additional Borrower under the Working Capital Facility and/or the Ancillary Facilities.

20.2  ADDITIONAL BORROWERS: NON-UK RESIDENT SUBSIDIARY

      Newco 2 may, at any time after the Effective Date (unless a Default shall have occurred and be continuing), and provided that no more than eight Working Capital Borrowers may draw Working Capital Advances or have Letters of Credit issued on their behalf and there may not be more than eight Ancillary Facilities Borrowers which are not UK resident Subsidiaries at any time, notify

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      the Agent that it wishes, with the prior consent of the Majority Banks, any company which, at the time of such notification and at all times thereafter up to and including the date on which it enters into the Accession Certificate in accordance with clause 20.3(b), is a Qualifying Non-UK resident Subsidiary which is a Charging Subsidiary to be designated as an additional Borrower under the Working Capital Facility and/or the Ancillary Facilities.

20.3  NOTICE

      Such notice as shall be required to be given under clauses 20.1 and 20.2 shall be in writing and signed on behalf of Newco 2 (for itself and all the other Borrowers) and on behalf of the proposed new Borrower and shall (in the case of a notice given under clause 20.2) be accompanied by a legal opinion addressed to the Agent (in form and substance satisfactory to the Agent (acting reasonably)) confirming that, at the date of that opinion letter (which shall be dated not more than one Banking Day before the date of the notice) such proposed new Borrower is a Qualifying Non-UK resident Subsidiary, and shall take effect in accordance with its terms on the conditions that:

      (a) the additional Borrower shall have entered into an Accession Certificate with the Agent which, provided in the case of a notice under clause 20.2 that the Majority Banks consent to the proposed accession of the new Borrower, the Agent shall execute on behalf of all the parties to this Agreement (and all such parties so authorise the Agent); and

      (b) the additional Borrower, before entering into such an Accession Certificate, shall have fulfilled all appropriate conditions precedent, as notified to Newco 2 by the Agent, to the satisfaction of the Agent (acting reasonably) including, without limitation, the delivery to the Agent of a certificate substantially in the form of annexure A to schedule 4 of the Supplemental Agreement (but with the references to the Supplemental Agreement replaced with references to this Agreement) with appropriate amendments (if any) to reflect its jurisdiction of incorporation, together with all documents referred to therein.

      Upon satisfaction of such conditions the Acceding Borrower (as defined in the relevant Accession Certificate) shall become a party to this Agreement in the capacity of the relevant Borrower and shall assume all the obligations and rights of such a Borrower under this Agreement.

20.4  CESSATION

      If:

      (a) for any reason whatsoever, a Borrower ceases to be a wholly-owned Subsidiary of Newco 2; or

      (b) at any time after the date on which a Borrower enters into an Accession Certificate in accordance with clause 20.3(b), that Borrower ceases, for whatever reason (including by reason of another person becoming a Finance Party), to be a Qualifying Non-UK resident Subsidiary,

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      then such Borrower shall cease to be entitled to utilise the Working
      Capital Facility and the Ancillary Facilities and, without prejudice to any existing liabilities as such, shall cease to be a Borrower.

20.5  INDEMNITY

      The Borrowers shall indemnify and keep indemnified each Finance Party for all reasonable costs (including the costs of completing forms for submission to the relevant Taxation authorities) which may be incurred by that Finance Party in order that the Qualifying Non-UK resident Subsidiary may make payments under this Agreement or any of the Borrower Security Documents for the account of that Finance Party without deduction or withholding in respect of Taxes other than any such cost or loss caused by or arising from the gross negligence or wilful default of such Finance Party.

20.6  NEWCO 2 AS BORROWERS' AGENT

      Each Borrower by its execution of this Agreement or an Accession Certificate, as the case may be, irrevocably appoints and authorises Newco 2:

      (a) as agent for such Borrower to receive all notices, requests, demands or other communications under this Agreement and the Ancillary Facilities Letters which shall, without prejudice to any other effective mode of serving the same, be properly served on the Borrower concerned if served on Newco 2 in accordance with clause 21.1; and

      (b) to give all notices and instructions and make such agreements (including, without limitation, any Accession Certificate) expressed to be capable of being given or made by such Borrower or the Borrowers in this Agreement or the Ancillary Facilities Letters notwithstanding that they may affect such Borrower without further reference to, or the consent of, such Borrower and such Borrower shall, as regards the Finance Parties, be bound thereby as though such Borrower itself had given such notice or instructions or made such agreement.

20.7  AMENDMENTS BINDING

      Without prejudice to the other provisions of this Agreement each Borrower hereby confirms that if Newco 2 and the Finance Parties or any of them enter into any amendment or supplement to or restatement of this Agreement, Newco 2's execution of any such amendment or supplement or restatement, whether or not expressly made or purportedly made on behalf of such Borrower, shall (to the extent legally possible) bind such Borrower without the need to obtain any confirmation or acknowledgement from such Borrower. For this purpose, each Borrower, for the benefit of the Finance Parties, irrevocably designates, appoints and empowers Newco 2 as its agent and attorney.

20.8  OBLIGATIONS UNCONDITIONAL

      The obligations of each Borrower under this Agreement, the Ancillary Facilities Letter and the Borrower Security Documents are unconditional and irrevocable

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      (subject to the express provisions of this Agreement or any Borrower
      Security Document) and shall not be in any way affected or discharged by reason of any matter affecting the Transaction Documents including, without limitation, any breach or alleged breach of the same or any claim that any Borrower or any other member of the Group has, or considers that it has, against any other party to the Transaction Documents. Each Borrower acknowledges that any authorisation given under this Agreement, any Ancillary Facilities Letter or any Borrower Security Document by a Finance Party in relation to the Transaction Documents shall not constitute any representation or warranty by such (or any) Finance Party as to the adequacy or effectiveness of such documents, the purchase consideration payable by Newco 2, the commercial advisability of any Borrower entering into the arrangements contemplated thereby or otherwise.

20.9  OBLIGATIONS SEVERAL

      Without prejudice to the terms of this Agreement, the Ancillary Facilities Letters or the Borrower Security Documents the obligations of each Borrower under this Agreement, the Ancillary Facilities Letters and the Borrower Security Documents are several and the failure of Newco 2 or any other Borrower to perform such obligations shall not release any of the other Borrowers or Newco 2 (as applicable) from its obligations under this Agreement, any Ancillary Facilities Letter or any Borrower Security Document.

21    NOTICES AND OTHER MATTERS

21.1  ADDRESS FOR NOTICE

      Every notice, request, demand or other communication under this Agreement shall:

      (a) be in writing delivered personally or by first-class prepaid letter (airmail if available) or telefax;

      (b) be deemed to have been received, subject as otherwise provided in this Agreement, in the case of a letter, when delivered personally or 3 days after it has been put into the post and, in the case of a telefax, when a complete and legible copy is received by the addressee (unless the time of despatch of any telefax is after close of business in which case it shall be deemed to have been received at the opening of business on the next business day); and

      (c)   be sent:

            (A)   to Newco 2 at:

                  Hillsdown House
                  32 Hampstead High Street
                  London NW3 1QD

                  Telefax:   (0)1223 202 514
                  Attention: Robert Schofield and Finance Director with a copy to:

                  Hicks, Muse, Tate & Furst Limited
                  Queensberry House
                  3-9 Old Burlington Street
                  London W1X 1LA

                  Telefax:   020 7494 8383
                  Attention: Lyndon Lea

            (B)   to the Agent and the Security Agent at:

                  Trinity Tower
                  9 Thomas More Street
                  London
                  E1 9YT

                  Telefax:   020 7777 2360
                  Attention: Steve Clarke, Agency Loans Department

            (C)   to J.P. Morgan plc as an Arranger at:

                  125 London Wall
                  London
                  EC2Y 5AJ

                  Telefax:   020 7777 4788
                  Attention: John Empson

            (D)   to Barclays Capital as Arranger at:

                  5 The North Colonnade
                  Canary Wharf
                  London E14 4BB

                  Telefax:   020 7773 6808
                  Attention: Mike Clarke

            (E) JPMorgan Chase Bank as an Underwriter, Ancillary Facilities Bank and a Bank at:

                  125 London Wall
                  London
                  EC2Y 5AJ

                  Telefax:   020 7777 4757
                  Attention: Kay Walsh

            (F)   to Barclays Bank PLC as an Underwriter at

                  5 The North Colonnade
                  Canary Wharf
                  London E14 4BB

                  Telefax:   0207 773 6808
                  Attention: Mike Clarke

            (G)   to each Bank at its address or telefax number specified in schedule 1 or in any relevant Substitution Certificate,

                  or to such other address or telefax number as is notified by Newco 2 or a Finance Party, as the case may be, to the Agent and the Agent shall promptly notify the other parties hereto of any such change.

21.2  NOTICE TO AGENT

      Every notice, request, demand or other communication under this Agreement to be given by a Borrower shall be given by Newco 2 and by Newco 2 to any other party shall be given to the Agent for onward transmission as appropriate and to be given to a Borrower shall (except as otherwise provided in this Agreement) be given by the Agent to Newco 2.

21.3  NO IMPLIED WAIVER, REMEDIES CUMULATIVE

      No failure or delay on the part of the Finance Parties or any of them to exercise any power, right or remedy under this Agreement or any Borrower Security Document shall operate as a waiver thereof, nor shall any single or partial exercise by the Finance Parties or any of them of any power, right or remedy preclude any other or further exercise thereof or the exercise of any other power, right or remedy. The remedies provided in this Agreement and each of the Borrower Security Documents are cumulative and are not exclusive of any remedies provided by law.

21.4  COUNTERPARTS

      This Agreement may be executed in any number of counterparts and by the different parties on separate counterparts, each of which when so executed and delivered shall be an original, but all counterparts shall together constitute one and the same instrument.

21.5  CONFLICTS

      (a) The Borrowers acknowledge that J.P. Morgan Chase Bank, Bankers Trust Company (or its successor), Citibank N.A. and Barclays Bank PLC and their respective parent undertakings, subsidiary undertakings and fellow subsidiary undertakings (together the "ARRANGER GROUP") may be providing debt finance, equity capital or other services (including financial advisory services) to other persons with which the Borrowers may have conflicting interests in respect of the Facilities or otherwise.

      (b) No member of the Arranger Group shall use confidential information from the Borrowers by virtue of the Facilities or its relationships with the Borrowers in connection with their performance of services for other persons. This shall not, however, affect any obligations that any member of the Arranger Group has as Agent in respect of the Finance Documents. The Borrowers also acknowledge that no member of the Arranger Group has any obligation to use or furnish to the Borrowers information obtained from other persons for their benefit.

      (c) The terms "PARENT UNDERTAKING", "SUBSIDIARY UNDERTAKING" and "FELLOW UNDERTAKING" when used in this clause have the meaning given to them in sections 258 and 259 of the Act.

21.6  COMMUNICATIONS INDEMNITY

      The Borrowers shall indemnify each Finance Party against any cost, claim, loss, expense (including legal fees) or liability together with any VAT thereon which any of the Finance Parties may sustain or incur as a consequence of any telefax communication purporting to originate from a member of the Group to the Agent or the Security Agent being made or delivered fraudulently (unless such cost, claim, loss, expense or liability is caused by the gross negligence or wilful misconduct of such Finance Party). For avoidance of doubt, a Borrower shall only be liable under this indemnity in respect of telefax communications originating or purportedly originating from a member of the Group. Neither the Agent nor the Security Agent shall be liable for any damages arising from the use by unauthorised persons of information or other materials sent through electronic, telecommunications or other information transmission systems that are intercepted by such persons or for any special, indirect, consequential or punitive damages in connection with the Working Capital Facility.

21.7  NOTICE OF THE END OF THE FINANCE PERIOD

      Upon each of the Finance Parties and each of the members of the Group ceasing to have any actual or contingent liabilities or obligations under any of the Finance Documents, the Agent shall promptly notify Newco 2 that the end of the Finance Period has occurred.

21.8  THIRD PARTY RIGHTS

      No term of this Agreement, other than clauses 13.3 and 17.20 is enforceable by a person who is not a party to this Agreement. Each person referred to in clauses 13.3 and 17.20 which is not a party to this Agreement (a "RELEVANT THIRD PARTY") shall have the right to enforce its respective rights against the parties to this Agreement under such clauses provided that the Senior Finance Party to which such Relevant Third Party is or was connected may, by agreement with Newco 2, vary the rights conferred on such Relevant Third Party by such clauses (without the consent of any Relevant Third Party and shall not be liable to any Relevant Third Party for any of its acts or omissions under this clause 21.8).

22    GOVERNING LAW AND JURISDICTION

22.1  LAW

      This Agreement shall be governed by and construed in accordance with English law.

22.2  SUBMISSION TO JURISDICTION

      The parties to this Agreement agree for the benefit of the Finance Parties that:

      (a) if any party has any claim against any other party arising out of or in connection with this Agreement such claim shall (subject to clause 22.2(c)) be referred to the High Court of Justice in England, to the jurisdiction of which each of the parties irrevocably submits;

      (b) the jurisdiction of the High Court of Justice in England over any such claim against any Finance Party shall be an exclusive jurisdiction and no courts outside England shall have jurisdiction to hear or determine any such claim;

      (c) nothing in this clause 22.2 shall limit the right of any Finance Party to refer any such claim against any Borrower to any other court of competent jurisdiction outside England, to the jurisdiction of which each Borrower hereby irrevocably agrees to submit, nor shall the taking of proceedings by any Finance Party before the courts in one or more jurisdictions preclude the taking of proceedings in any other jurisdiction whether concurrently or not; and

      (d) the Borrowers irrevocably waive any objection to proceedings in the court mentioned in this clause and any claim on the grounds of forum non conveniens.

22.3  AGENT FOR SERVICE OF PROCESS

      Each Borrower irrevocably designates, appoints and empowers Newco 2 to receive for it and on its behalf service of process issued out of the High Court of Justice in England in relation to any claim arising out of or in connection with this Agreement. Newco 2 accepts such appointment.

IN WITNESS whereof the parties to this Agreement have caused this Agreement to be duly executed on the date first above written.

                                   SCHEDULE 1
                         THE BANKS AND THEIR COMMITMENTS

                            FACILITY A     FACILITY A TRANCHE       FACILITY B      FACILITY B TRANCHE     WORKING CAPITAL
                             TRANCHE 1              2               TRANCHE 1                2                 FACILITY
BANK                          (pound)            (pound)             (pound)              (pound)               (pound)
-----------------------     ----------     ------------------       ----------      ------------------     ---------------
ABBEY NATIONAL TREASURY      4,332,930                  -           1,996,479                     -           3,571,429
SERVICES
Abbey House
Baker Street
London NW1 6XL

BANCO ESPIRITO SANTO         1,444,310                  -             665,493                     -           1,190,476
S.A.
33 Queen Street
London
EC4R 1ES

BANK OF IRELAND              2,166,465                  -             998,239                     -           1,785,714
INTERNATIONAL
FINANCE LIMITED
Hume House
Ballsbridge
Dublin 4
Ireland

BANK OF SCOTLAND             5,777,240                  -           2,661,972                     -           4,761,905
61 Grassmarket
Edinburgh
EH1 2JF

BARCLAYS BANK PLC            3,466,344         41,000,000           2,630,654          4,025,517.33           8,000,000
Global Services Unit
5 The North Colonnade
Canary Wharf
London
E14 4PU

BAYERISCHE HYPO-UND          2,888,620                  -           1,330,986                     -           2,380,952
VEREINSBANK AG
41 Moorgate
London
EC2R 6PP

BNP PARIBAS                  5,777,240              -               2,661,972                -                4,761,905
10 Harewood Avenue
London
NW1 6AA

CITIBANK N.A.                7,153,007              -                       -                -                8,085,714
Victoria Plaza
1st Floor
111 Buckingham Palace
Road
London
SW1W 0SB

DEUTSCHE BANK AG            14,476,151              -                       -                -               12,004,762
Winchester House
1 Great Winchester
Street
London
EC2N 2DB

DUCHESS I CDO S.A.                   -              -               5,408,664                -                        -
7th Floor
32 Duke Street St
James
London
SW1Y 6DF

DUKE STREET                          -              -               6,988,200                -                        -
CAPITAL DEBT
MANAGEMENT
LIMITED
7th Floor
32 Duke Street
St James
London
SW1Y 6DF

GMAC COMMERCIAL CREDIT      17,704,119              -                       -                -                        -
LIMITED
Sovereign House
Church Street
Brighton
BN1 1SS

HARBOURMASTER LOAN                   -              -               1,077,035                -                        -

CORPORATION B.V.
C/O Euro Capital
Structures Limited
Locatellikade 1
Parnassustoren
1076 AZ
Amsterdam, PO
Box 75215
1070 AE Amsterdam
The Netherlands

INTERCONTINENTAL CDO         3,000,000              -                       -                -                        -
S.A.
C/O Pacific Investment
Management CO.
LLC
840 Newport Centre DR
Newport Beach,
CA 82660

INTESA BCI SpA               7,221,550              -               3,327,464                -                5,952,381
42 Gresham Street
London
EC2V 7LA

JPMORGAN CHASE BANK          2,138,014     82,000,000                       -     8,051,034.67               12,933,333
125 London Wall
London
EC2Y 5AJ

KBC BANK N.V.                2,888,620              -               1,330,986                -                2,380,952
7th Floor
Exchange House
Primrose Street
London
EC2A 2HQ

LEVERAGED FINANCE                    -              -               4,991,571                -                        -
EUROPE CAPITAL I BV
1076 AZ
Amsterdam
The Netherlands

LLOYDS TSB BANK PLC          4,332,930              -               1,996,479                -                9,571,429
Bank House
Wine Street
Bristol
BS1 2AN

METROPOLITAN LIFE                    -              -               3,295,882                -                        -
INSURANCE COMPANY
4100 Boy Scout
Boulevard
Tampa, FL 33607
U.S.A.

MORGAN STANLEY               2,888,620              -               1,330,986                -                2,380,952
25 Cabot Square
Canary Wharf
London
E14 4QA

NATWEST GLOBAL               5,777,240              -               2,661,972                -                4,761,905
FINANCIAL MARKETS
Commercial Loans Dept.
Kings Cross House,
200 Pentonville Road
London
N1 9HL

SAN PAOLO BANK SpA           5,777,240              -               2,661,972                -                4,761,905
Wren House
15 Carter Lane
London
EC4V 5SP

SCOTIABANK EUROPE PLC        4,332,930              -               1,996,479                -                3,571,429
33 Finsbury Square
London
EC2A 1BB

SINGER AND FRIEDLANDER       6,444,310             -                 665,493                -                1,190,476
LIMITED
21 New
Street
London
EC2M 4HR

SUMITOMO TRUST AND           4,112,612             -               1,894,963                -                        -
BANKING CO. LTD
3rd Floor
155 Bishopsgate
London
EC2M 3XU

THE MITSUBISHI TRUST         4,332,930             -               1,996,479                -                3,571,429
AND BANKING CORP.
24 Lombard Street,
London
EC3V 9AJ

THE UNITED BANK OF           2,888,620             -               1,330,986                -                2,380,952
KUWAIT LTD
7 Baker Street
London
W1M 1AB
                           -----------   -----------              ----------       ----------              -----------
  Total                    121,322,042   123,000,000              55,901,406       12,076,552              100,000,000
                           ===========   ===========              ==========       ==========              ===========

                                   SCHEDULE 2
                      FORMS OF DRAWDOWN (AND OTHER) NOTICES

                       PART A - FACILITY A AND FACILITY B

To:      J.P. Morgan Europe Limited
         Trinity Tower,
         9 Thomas More Street                                             [DATE]
         London
         E1 9YT

         Attention: Steve Clark, Agency Loans Department

Dear Sirs,

                            SECURED CREDIT FACILITIES
    AGREEMENT DATED 10 AUGUST 1999 AND AMENDED AND RESTATED ON [_] 2002 (THE
                                  "AGREEMENT")

We refer to the Agreement and hereby give you notice that we wish to draw a Facility [A] [B] Advance under the Facility [_] Tranche 2 in the sum of [(pound)_] on o 2002 with payment to be made in accordance with our irrevocable instructions to you contained in clause [4.1(a)(iii)] [4.1(b)(iii)] of the Agreement to the person(s) named below. [We select a first Interest Period in respect thereof of ______________ months.] [The first Interest Period in respect thereof to expire on _____________________________ 2002]

[We confirm that the entire Facility A Advance will be used for the purposes described in clause 2.1(a)(ii) of the Agreement.]

[We confirm that the entire Facility B Advance will be used for the purposes described in clause 2.1(b)(ii) of the Agreement.]

We confirm that:

(i) no event or circumstance has occurred and is continuing which constitutes a Default; and

(ii) the representations and warranties contained in clause 9.1 of the Agreement which are repeated in accordance with clause 9.3 of the Agreement are true and correct in all material respects at the date hereof as if made with respect to the facts and circumstances existing at such date.

Words and expressions defined in the Agreement shall have the same meanings where used herein.

                              For and on behalf of
                            PREMIER FINANCING LIMITED

                              _____________________
                                    Director

                      PART B - THE WORKING CAPITAL FACILITY

To:      J.P. Morgan Europe Limited
         Trinity Tower,
         9 Thomas More Street                                             [DATE]
         London
         E1 9YT

         Attention: Steve Clark, Agency Loans Department

Dear Sirs,

                            SECURED CREDIT FACILITIES
    AGREEMENT DATED 10 AUGUST 1999 AND AMENDED AND RESTATED ON [_] 2002 (THE
                                  "AGREEMENT")

We refer to the above Agreement and hereby give you notice that [we wish] [name of Working Capital Borrower] wishes] to draw a [Working Capital Advance] [Letter of Credit] of [(pound)]_ [in [currency]] on _ [and select a Maturity Period in respect thereof of _ months. The funds should be credited to [name and number of account] with [details of bank.]]

[Insert letter of credit details, if relevant - see requirements of clause 4.9]

We confirm that:

(i) no event or circumstance has occurred and is continuing which constitutes a Default; and

(ii) the representations and warranties contained in clause 9.1 of the Agreement which are repeated in accordance with clause 9.3 of the Agreement are true and correct in all material respects at the date hereof as if made with respect to the facts and circumstances existing at such date.

Words and expressions defined in the Agreement shall have the same meanings where used herein.

                              For and on behalf of
                       [name of Working Capital Borrower]

                         ______________________________
                                    Director

                                   SCHEDULE 3
   DOCUMENTS AND EVIDENCE REQUIRED AS CONDITIONS PRECEDENT TO THE IRISH SECOND
                                   ACQUISITION

1     CORPORATE

1.1 A certificate from the UK Second Purchaser (as the direct holding company of the Irish Second Purchaser) in the form of annexure A to schedule 4 to the Supplemental Agreement (but with the references to the Supplemental Agreement replaced with references to this Agreement), together with all the documents referred to therein.

1.2 A certificate from the Irish Second Purchaser substantially in the form of annexure A to schedule 4 to the Supplemental Agreement (but with the references to the Supplemental Agreement replaced with references to this Agreement and with appropriate amendments taking into account that it is incorporated in the Republic of Ireland), together with all the documents referred to therein.

2     SECOND TRANSACTION DOCUMENTS

      Evidence that the Second Transaction Documents have become in all respects unconditional in respect of the Irish Second Acquisition.

3     SECURITY DOCUMENTS

3.1 An Irish law debenture duly executed by the Irish Second Purchaser and the UK Second Purchaser (the direct holding company of the Irish Second Purchaser) in respect of its Irish assets, including, without limitation, all of the shares in the Irish Second Purchaser).

3.2 Any other documents or evidence required in order to ensure that the debenture referred to in paragraph 3.1 creates first ranking fixed security over the Irish assets of the Irish Second Purchaser and the UK Second Purchaser.

4     OPINIONS

4.1 An opinion of Norton Rose dated not more than 5 Banking Days prior to the date of the debenture referred to in paragraph 3.1.

4.2 A legal opinion from Irish legal advisers to the Agent, the Banks and the Security Agent.

5     MISCELLANEOUS

5.1 Evidence that all governmental and third party approvals necessary in connection with the Irish Second Acquisition and the continued operating of the Group shall have been obtained, together with a clearance from the Irish Minister for Enterprise, Trade and Employment in respect of the Irish Second Acquisition in form and substance satisfactory to the Agent and the Amendment Underwriters (acting reasonably) and evidence that (i) all other relevant competition authorities have decided not to initiate proceedings in respect of the

      Irish Second Acquisition or (ii) the time limit for them to do so has expired without a decision to initiate such proceedings or (iii) there are no grounds on which such proceedings may be brought .

5.2 A certificate from an authorised officer of Newco 2 confirming that no Default has occurred which is continuing.

5.3 A deed of release or other evidence satisfactory to the Agent that the assets and business to be acquired by the Irish Second Purchaser on the Irish Second Acquisition Completion Date will be so acquired free from any Encumbrances.

5.4 A certificate from an authorised officer of Newco 2 confirming that the arrangements for the Irish Second Acquisition are in compliance with all applicable laws in all material respects and that no provision of any Second Transaction Document has been amended, extended, supplemented, waived or otherwise modified in a manner which might reasonably be expected materially and adversely to affect the interests of the Finance Parties under the Finance Documents.

                                   SCHEDULE 4
                         CALCULATION OF ADDITIONAL COST

1 The Additional Cost is an addition to the interest rate to compensate Banks for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2 On the first day of each Interest Period or, as applicable, Maturity Period commencing on or after the Second Effective Date (or as soon as possible thereafter) the Agent shall calculate, as a percentage rate, a rate (the "ADDITIONAL COST RATE") for each Bank, in accordance with the paragraphs set out below. The Additional Cost will be calculated by the Agent as a weighted average of the Banks' Additional Cost Rates (weighted in proportion to the percentage participation of each Bank in the relevant Advance) and will be expressed as a percentage rate per annum.

3 The Additional Cost Rate for any Bank lending through a lending office in a Participating Member State will be the percentage notified by that Bank to the Agent. This percentage will be certified by that Bank in its notice to the Agent to be its reasonable determination of the cost (expressed as a percentage of that Bank's participation in all Advances made from that lending office) of complying with the minimum reserve requirements of the European Central Bank in respect of Advances made from that lending office.

4 The Additional Cost Rate for any Bank lending from a lending office in the United Kingdom will be calculated by the Agent as follows:

      (a)   in relation to an Advance in Sterling:

           AB + C(B-D) + E X 0.01       per cent. per annum
           -------------------------
                100-(A + C)

      (b)   in relation to an Advance in any currency other than Sterling:

             E X 0.01    per cent. per annum.
           -----------
               300

      Where:

      A is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Bank is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

      B is the percentage rate of interest (excluding the Margin and the Additional Cost and, if the Advance is due and payable but unpaid, the additional rate of interest specified in clause 5.3) payable for the relevant Interest Period or, as applicable, Maturity Period for the Advance.

      C is the percentage (if any) of Eligible Liabilities which that Bank is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

      D is the percentage rate per annum payable by the Bank of England to the Agent on interest bearing Special Deposits.

      E is designed to compensate Banks for amounts payable under the Fees Rules and is calculated by the Agent as being the average of the most recent rates of charge supplied by the LIBOR Reference Banks to the Agent pursuant to paragraph 7 below and expressed in pounds per (pound)1,000,000.

5     For the purposes of this schedule 4:

      (a) "ELIGIBLE LIABILITIES" and "SPECIAL DEPOSITS" have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

      (b) "FEES RULES" means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

      (c) "FEE TARIFFS" means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

      (d) "TARIFF BASE" has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6 In applying the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent. will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7 If requested by the Agent, each LIBOR Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Agent the rate of charge payable by that LIBOR Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that LIBOR Reference Bank as being the average of the Fee Tariffs applicable to that LIBOR Reference Bank for that financial year) and expressed in pounds per (pound)1,000,000 of the Tariff Base of that LIBOR Reference Bank.

8 Each Bank shall supply any information required by the Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Bank shall supply the following information on or prior to the date on which it becomes a Bank:

      (a)   the jurisdiction of its lending office; and

      (b) any other information that the Agent may reasonably require for such purpose.

      Each Bank shall promptly notify the Agent of any change to the information provided by it pursuant to this paragraph.

9 The percentages of each Bank for the purpose of A and C above and the rates of charge of each LIBOR Reference Bank for the purpose of E above shall be determined by the Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Bank notifies the Agent to the contrary, each Bank's obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a lending office in the same jurisdiction as its lending office.

10 The Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Bank and shall be entitled to assume that the information provided by any Bank or LIBOR Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11 The Agent shall distribute the additional amounts received as a result of the Additional Cost to the Banks on the basis of the Additional Cost Rate for each Bank based on the information provided by each Bank and each LIBOR Reference Bank pursuant to paragraphs 3, 7 and 8 above.

12 Any determination by the Agent pursuant to this schedule 4 in relation to a formula, the Additional Cost, an Additional Cost Rate or any amount payable to a Bank shall, in the absence of manifest error, be conclusive and binding on all the parties to this Agreement.

13 The Agent may from time to time, after consultation with Newco 2 and the Banks, determine and notify all the Banks and Newco 2 of any amendments which are required to be made to this schedule 4 in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all the parties to this Agreement.

14 The Borrowers' obligations to pay the amounts in respect of the Additional Cost notified to Newco 2 prior to the Second Effective Date shall continue in full force and effect, notwithstanding the amendments to this schedule 4 on that date.

                                   SCHEDULE 5
                        FORM OF SUBSTITUTION CERTIFICATE
                            PART A (SINGLE TRANSFERS)

NB    1.    Banks are advised not to employ Substitution Certificates or otherwise to assign, novate or transfer interests in the Agreement without first ensuring that the transaction complies with all applicable laws and regulations, including the Financial Services
            Act 1986 and regulations made thereunder.

      2. It is expected that Banks will enter into separate arrangements dealing with the monies to be paid to the Existing Bank by the Substitute in consideration of the novation (e.g. principal, accrued interest, fees and any mismatched funding adjustment). Unless the Transfer Effective Date is a rollover date, mismatches of parties' funding may arise. This Certificate does not deal with these issues, nor does it deal with any interim risk participation the Existing Bank may grant to the Substitute pending the Transfer Effective Date.

To: J.P. Morgan Europe Limited on its own behalf, as agent for the Banks and on behalf of the Arrangers, the Security Agent, the Underwriters, the Documentation Agent, the Ancillary Facilities Banks, each Borrower and each other party to the Agreement mentioned below and the Intercreditor Agreement.

Attention: Steve Clark, Agency Loans Department                         [DATE]

                            SUBSTITUTION CERTIFICATE

This Substitution Certificate relates to a Secured Credit Facilities Agreement (the "Agreement") dated 10 August 1999 and amended and restated on [_] 2002 between, among others, the Borrowers party thereto, J.P. Morgan plc and Barclays Capital as Amendment Arrangers, J.P. Morgan Europe Limited as Agent and Security Agent, the persons whose respective names and addresses are set out in schedule 1 thereto as Banks. Terms defined in the Agreement shall have the same meaning in this Substitution Certificate.

1 [Existing Bank] (the "Existing Bank") (a) confirms the accuracy of the summary of its participation in the Agreement set out in the schedule below; and (b) requests [Substitute Bank] (the "Substitute") to accept by way of novation the portion of such participation specified in the schedule hereto by counter-signing and delivering this Substitution Certificate to the Agent at its address for the service of notices specified in the Agreement.

2 The Substitute hereby requests the Agent (on behalf of itself, the other Finance Parties, all Borrowers and all other parties to the Agreement) to accept this Substitution Certificate as being delivered to the Agent pursuant to and for the purposes of clause 16.3 of the Agreement and clause 20.4 of the Intercreditor Agreement so as to take effect in accordance with the terms thereof on [date of transfer] (the "TRANSFER EFFECTIVE DATE") or on such later date as may be determined in accordance with the terms thereof.

3 The Agent (on behalf of itself, the other Finance Parties, the Borrowers and all other parties to the Agreement) confirms the novation effected by this Substitution Certificate pursuant to and for the purposes of clause
      16.3 of the Agreement and clause 20.4 of the Intercreditor Agreement so as to take effect in accordance with the terms thereof.

4     The Substitute confirms:

      (a) that it has received copies of the Finance Documents and all other documentation and information required by it in connection with the transactions contemplated by this Substitution Certificate;

      (b) that it has not relied upon any statement, opinion, forecast or other representation or warranty made by the Existing Bank, the Arrangers, the Underwriters, the Documentation Agent, the Security Agent or the Agent to induce it to enter into this Substitution Certificate;

      (c) that it has made and will continue to make, without reliance on the Existing Bank or any other Finance Party, and based on such documents as it considers appropriate, its own appraisal of the creditworthiness of each Borrower and the Group and its own independent investigation of the financial condition, prospects and affairs of the Acquisition Parties, each Borrower and the Group in connection with the making and continuation of the Facilities under the Agreement and the other Finance Documents;

      (d) that neither the Existing Bank nor any other Finance Party shall at any time be deemed to have had or have a duty or responsibility, either historically, initially or on a continuing basis, to provide the Substitute with any credit or other information with respect to any Borrower or any other member of the Group or the Acquisition Parties, whether coming into its possession before the making of any Drawing or at any time or times thereafter, other than (in the case of the Agent) as provided in clauses 17.3(a) and 17.5(a) of the Agreement;

      (e) that it has made and will continue to make its own assessment of the legality, validity, enforceability and sufficiency of the Agreement, the Security Documents, each other Finance Document and this Substitution Certificate and has not relied and will not rely on the Existing Bank, the Arranger, the Security Agent or the Agent or any statements made by any of them in that respect;

      (f) that, accordingly, none of the Existing Bank, the Arrangers, the Underwriters, the Security Agent and the Agent shall make any representations or warranties in respect of, or shall have any liability or responsibility to the Substitute in respect of, any of the foregoing matters or any other matter referred to in clause 17.7 of the Agreement;

      (g)   that it is [not] a Qualifying Bank; and

      (h) that it has signed an appropriate confidentiality undertaking issued by the Existing Bank.

5 Execution of this Substitution Certificate by the Substitute constitutes its representation to the Existing Bank and all other parties to the Agreement and the Intercreditor Agreement that it has power to become party to the Agreement and the Intercreditor Agreement as a Bank or, as applicable, a Senior Bank on the terms herein and therein set out and has taken all necessary steps to authorise execution and delivery of this Substitution Certificate.

6 The Substitute hereby undertakes to the Existing Bank, the Finance Parties, the Borrowers and each of the other parties to the Agreement and the Intercreditor Agreement that it will perform in accordance with their respective terms all those obligations which by the terms of the Agreement and the Intercreditor Agreement will be assumed by it after acceptance of this Substitution Certificate by the Agent.

7 Without limiting the above paragraphs, nothing in this Substitution Certificate obliges the Existing Bank to:

      (a) accept any re-transfer from the Substitute of any of the rights, benefits and/or obligations hereby transferred; or

      (b) support any losses incurred by the Substitute by reason of any non-performance by any Borrower or any other party to the Agreement or any of the Security Documents or any document relating thereto of any of its obligations under the same.

8 This Substitution Certificate and the rights and obligations of the parties hereunder shall be governed by and construed in accordance with English law. Clauses 22.2 and 22.3 of the Agreement inclusive are incorporated herein by reference.

9 This Substitution Certificate may be executed in any number of counterparts and by different parties on separate counterparts, each of which when so executed and delivered shall be an original, but all counterparts shall together constitute one and the same instrument.

NOTE: THIS SUBSTITUTION CERTIFICATE IS NOT A SECURITY, BOND, NOTE, DEBENTURE, INVESTMENT OR SIMILAR INSTRUMENT.

AS WITNESS the hands of the authorised signatories of the parties hereto on the date appearing below.

                                  The Schedule

THE FACILITIES

FACILITY A

Facility A Tranche 1

Commitment (pound)                                   Portion Transferred (pound)

Contribution (pound)    Next Interest Payment Date   Portion Transferred (pound)

Facility A Tranche 2

Commitment (pound)                                   Portion Transferred (pound)
Contribution (pound)    Next Interest Payment Date   Portion Transferred (pound)


FACILITY B

Facility B Tranche 1

Commitment (pound)                                   Portion Transferred (pound)

Contribution (pound)    Next Interest Payment Date   Portion Transferred (pound)


Facility B Tranche 2

Commitment (pound)                                   Portion Transferred (pound)

Contribution (pound)    Next Interest Payment Date   Portion Transferred (pound)


THE WORKING CAPITAL FACILITY

Commitment (pound)                                   Portion Transferred (pound)

Contribution (pound)    Next Maturity Date(s)        Portion Transferred (pound)

                      ADMINISTRATIVE DETAILS OF SUBSTITUTE

Lending Office:
Account for payments:
Telephone:
Telefax:
Attention:

Existing Bank]                                        [Substitute]
By:______________________                             By:_______________________
Date:                                                 Date:

The Agent
By:

________________________________
on its own behalf and on behalf of the other Finance Parties, the Borrowers and all other parties to the Agreement and the Intercreditor Agreement.

                              PART B (GLOBAL FORM)

NB    1.    Banks are advised not to employ Substitution Certificates or otherwise to assign, novate or transfer interests in the Agreement without first ensuring that the transaction complies with all applicable laws and regulations, including the Financial Services
            Act 1986 and regulations made thereunder.

      2. It is expected that Banks will enter into separate arrangements dealing with the monies to be paid to the Existing Banks by the Substitutes in consideration of the novation (e.g. principal, accrued interest, fees and any mismatched funding adjustment). Unless the Transfer Effective Date is a rollover date, mismatches of parties' funding may arise. This Certificate does not deal with these issues, nor does it deal with any interim risk participation the Existing Banks may grant to the Substitutes pending the Transfer Effective Date.

To: J.P. Morgan Europe Limited on its own behalf, as agent for the Banks and on behalf of the Arrangers, the Security Agent, the Underwriters, each Borrower and each other party to the Agreement mentioned below and the Intercreditor Agreement.

Attention: _                                                          [DATE]

                            SUBSTITUTION CERTIFICATE

This Substitution Certificate relates to a Secured Credit Facilities Agreement (the "AGREEMENT") dated 10 August 1999 and amended and restated on [_] 2002 between among others, the Borrowers party thereto, J.P. Morgan plc and Barclays Capital as Amendment Arrangers, J.P. Morgan Europe Limited as Agent and Security Agent, the persons whose respective names and addresses are set out in schedule 1 thereto as Banks. Terms defined in the Agreement shall have the same meaning in this Substitution Certificate.

1 Each of the banks set out as Existing Banks in part A of the schedule below (the "Existing Banks") (a) confirms the accuracy of the summary of its participation in the Agreement set out in the schedule and (b) requests each of the persons set out as Substitute Banks in Part C of the schedule (the "Substitutes") to accept by way of novation the portion of such participation specified (or calculated as specified) in the schedule by counter-signing and delivering this Substitution Certificate to the Agent at its address for the service of notices specified in the Agreement.

2 Each of the Substitutes hereby requests the Agent (on behalf of itself, the other Finance Parties, all Borrowers and all other parties to the Agreement) to accept this Substitution Certificate as being delivered to the Agent pursuant to and for the purposes of clause 16.3 of the Agreement and clause 20.4 of the Intercreditor Agreement, so as to take effect in accordance with the terms thereof on [date of transfer] (the "TRANSFER EFFECTIVE DATE") or on such later date as may be determined in accordance with the terms thereof.

3 The Agent (on behalf of itself, the other Finance Parties, the Borrowers and all other parties to the Agreement) confirms each of the novations effected by this Substitution Certificate pursuant to and for the purposes of clause 16.3 of the Agreement and clause 20.4 of the Intercreditor Agreement, so as to take effect in accordance with the respective terms thereof.

4     Each of the Substitutes confirms:

      (a) that it has received copies of the Finance Documents and all other documentation and information required by it in connection with the transactions contemplated by this Substitution Certificate;

      (b) that it has not relied upon any statement, opinion, forecast or other representation (including, without limitation, anything contained in the Information Memorandum) or warranty made by the Existing Banks, the Arrangers, the Underwriters, the Documentation Agent, the Security Agent or the Agent to induce it to enter into this Substitution Certificate;

      (c) that it has made and will continue to make, without reliance on the Existing Banks or any other Finance Party, and based on such documents as it considers appropriate, its own appraisal of the creditworthiness of each Borrower and the Group and its own independent investigation of the financial condition, prospects and affairs of each Borrower and the Group in connection with the making and continuation of the Facilities under the Agreement and the other Finance Documents;

      (d) that neither the Existing Banks nor any other Finance Party shall at any time be deemed to have had or have a duty or responsibility, either historically, initially or on a continuing basis, to provide the Substitute with any credit or other information with respect to any Borrower or any other member of the Group or the Acquisition Parties whether coming into its possession before the making of any Drawing or at any time or times thereafter, other than (in the case of the Agent) as provided in clauses 17.3(a) and 17.5(a) of the Agreement;

      (e) that it has made and will continue to make its own assessment of the legality, validity, enforceability and sufficiency of the Agreement, the Security Documents, each other Finance Document and this Substitution Certificate and has not relied and will not rely on the Existing Banks, the Arrangers, the Security Agent or the Agent or any statements made by any of them in that respect;

      (f) that, accordingly, none of the Existing Banks, the Arrangers, the Security Agent and the Agent shall make any representations or warranties in respect of, or shall have any liability or responsibility to the Substitute in respect of, any of the foregoing matters or any other matter referred to in clause 17.7 of the Agreement;

      (g) that it is [not] a Qualifying Bank; AND [NOTE: SPECIFY FOR EACH SUBSTITUTE INDIVIDUALLY IF APPROPRIATE]

      (h) that it has signed and agrees to be bound by and comply with an appropriate confidentiality undertaking issued by the Existing Banks.

5 Execution of this Substitution Certificate by each of the Substitutes constitutes its representation to each of the Existing Banks and all other parties to the Agreement and the Intercreditor Agreement that it has power to become party to the Agreement and the Intercreditor Agreement as a Bank or, as applicable, a Senior Bank on the terms herein and therein set out and has taken all necessary steps to authorise execution and delivery of this Substitution Certificate.

6 Each of the Substitutes hereby undertakes to the Existing Banks, the Finance Parties, the Borrowers and each of the other parties to the Agreement and the Intercreditor Agreement that it will perform in accordance with its terms all those obligations which by the terms of the Agreement and the Intercreditor Agreement will be assumed by it after acceptance of this Substitution Certificate by the Agent.

7 Without limiting the above paragraphs, nothing in this Substitution Certificate obliges any of the Existing Banks to:

      (a) accept any re-transfer from any Substitute of any of the rights, benefits and/or obligations hereby transferred; or

      (b) support any losses incurred by any Substitute by reason of any non-performance by any Obligor or any other party to the Agreement or any of the Security Documents or any document relating thereto of any of its obligations under the same.

8 Each of the Substitutes that executes this Substitution Certificate agrees to be bound by this Substitution Certificate notwithstanding that any other person (a "NON-SIGNING PARTY") that intended to execute this Substitution Certificate as a Substitute may not do so or may not be effectually bound. In such circumstances, the amount of each Existing Bank's Commitments or Contributions that is transferred pursuant to this Substitution Certificate (as set out in part B of the schedule) shall be reduced pro-rata as between the Existing Banks by the amount which was intended to be transferred to the Non-signing Party.

9 This Substitution Certificate and the rights and obligations of the parties hereunder shall be governed by and construed in accordance with English law. Clauses 22.2 and 22.3 of the Agreement inclusive are incorporated herein by reference.

NOTE: THIS SUBSTITUTION CERTIFICATE IS NOT A SECURITY, BOND, NOTE, DEBENTURE, INVESTMENT OR SIMILAR INSTRUMENT.

AS WITNESS the hands of the authorised signatories of the parties hereto on the date appearing below.

                                  THE SCHEDULE

                                     PART A

EXISTING BANKS' COMMITMENTS, CONTRIBUTIONS (AND RELEVANT PROPORTIONS) BEING EACH OF THEIR PARTICIPATIONS IN THE AGREEMENT AS AT THE DATE OF THIS SUBSTITUTION CERTIFICATE

[Set out each Existing Bank's participation including Facility A, Facility B and Working Capital Facility Commitment and Contribution and Relevant Proportions]

                                     PART B

                               PORTION TRANSFERRED

[Set out the portion of each Existing Bank's Commitments, Contributions and Relevant Proportion transferred]

The portion of an Existing Bank's [Commitments, Contributions and Relevant Proportion in respect of each Facility etc.] to be transferred to a particular Substitute is [as set out below/calculated as follows:]]

[set out details or method of calculation]

                                     PART C

[Set out names of Substitute Banks and the aggregate amounts of the Commitments, Contributions and Relevant Proportion in respect of each Facility being transferred to them]

[Insert execution particulars and each Substitute's administration details]

[Each of the Existing Banks]                          [Each of the Substitutes]
By: _____________________                             By:______________________
Date:                                                 Date:

The Agent
By:

_________________________
on its own behalf
and on behalf of the other Finance Parties, the Borrowers and all other parties to the Agreement and the Intercreditor Agreement.

                                   SCHEDULE 6
                    THE GROUP AS AT THE SECOND EFFECTIVE DATE

Newco 2
Premier Ambient Products (UK) Limited (company number 4427006)
Pastam Limited (company number 323282)

ORIGINAL CHARGING SUBSIDIARIES

ENGLISH

Beeson Group Limited (company number 1721453)
C & TH (Calne) Limited (company number 183952)
Cadismark Household Products Limited (company number 1413161) Chivers Hartley Limited (company number 2081705)
Country Farms Limited (company number 305182)
Curf Farms (Chatteris) Limited (company number 1461987)
Equity Investments Management Limited (company number 2083957) FMC (Meat) Limited (company number 671705)
Formwood Group (UK) Limited (company number 2046126)
Formwood Group Limited (company number 2175715)
H (Barnstaple) Limited (company number 2047347)
H (Elmswell) Limited (company number 1936070)
HL Foods Limited (company number 2560855)
H.I.T. Investments Limited (company number 2105858)
Hillsdown Ambient Foods Group Limited (company number 1220754) Hillsdown Distribution Limited (company number 1875837) Hillsdown Europe Limited (company number 2662027)
Hillsdown Holdings QUEST Limited (company number 3422198) Hillsdown International Limited (company number 1943509) Hillsdown Investments Limited (company number 1871848) Hillsdown Produce Limited (company number 2183442)
Hillsdown UK Limited (company number 1638448)
H. M. Trux Limited (company number 1253499)
Hobson Limited (company number 1778744)
Horberry & Baker Limited (company number 1428538)
Kingsdown Leasing Limited (company number 390451)
Lamberde Properties Limited (company number 2277876)
MBM Mosspak Limited (company number 426939)
MBM Produce Limited (company number 426939)
Northwest Prime Investments Limited (company number 2641825) Premier Financing Limited (company number 3716362)
Premier International Foods UK Limited (company number 314272) R Financial Services Limited (company number 1943735)
Rowe, Manchett & Till Limited (company number 1746676)
Rugby Securities Limited (company number 1869278)

SCOTTISH

Melroses Limited (company number 99843)
Premier Brands Limited (company number 96055)
Ridgways Limited (company number 105097)

Robert Wilson & Sons (Est. 1849) Limited (company number 20563)

DUTCH

Hillsdown Holland B.V.
Hillsdown International B.V .
Jonker Fris B.V.

FRENCH

Hillsdown Holdings France S.A.S.
Materne Boin S.A .
Premier Brands France S.A .

OTHER SUBSIDIARIES

ENGLISH

Anglo European Food Group Limited (company number 1044222)
Chambers Foods Limited (company number 1081647)
Curf Growers Limited (company number IP2250612)
Derek Marney Components Limited (company number 2046127)
FMC Limited (company number 671701)
FMC Products Limited (company number 549467)
FMC Superannuation & Pension Scheme Trustees Limited (company number 2374989) Glengettie Tea Company Limited (company number 311427)
Gomme Holdings Limited (company number 274410)
Guy Morton & Sons Limited (company number 1059522)
Harvest Agriculture Limited (company number 615823)
Harvest Poultry Limited (company number 786395)
Haywards Foods Limited (company number 2627084)
HF Pension Scheme Trustees Limited (company number 2375077)
Hillsdown Holdings Pension Trustees Limited (company number 2735596)
HMTF Poultry Limited (company number 3808291)
Honeysuckle Foods Limited (company number 3096231)
J.B. Eastwood Limited (company number 623022)
Kardomah Limited (company number 4059)
Marsh and Baxter Limited (company number 144678)
Marshall (Country Meats) Limited (company number 1806466)
Meridian Tea Company Limited (company number 0444592)
North Devon Pension Scheme Trustees Limited (company number 2375072)
Premier Beverages Limited (company number 1676914)
Premier Biscuits Limited (company number 587165)
Premier Brands Pensions Trustees Limited (company number 2084542)
Premier Laboratory Services Limited (company number 274999)

Premier Preserves Limited (company number 1128631)
Premier Teas Limited (company number 2092180)
Pyke Holdings Limited (company number 101992)
Stratford-Upon-Avon Foods Limited (company number 4143852)
Sussex Farm Turkeys Limited (company number 1284938)
Sykes International Limited (company number 477546)
The London Fruit & Herb Company Limited (company number 01648788)
The London Herb & Spice Co. Limited (company number 1183027)
The Specialist Soup Company Limited (company number 24168)
Typhoo Tea Limited (company number 371003)
Vic Hallam Limited (company number 387108)
Vic Hallam Holdings Limited (company number 301131)
W. Beeson (London and Dunbar) Limited (company number 523736)
Winsford Bacon Company Limited (company number 855389)

GERMAN

Diamond Food Lebensmittelhandel GmbH
Formwood Deckensysteme GmbH
Hillsdown Backerei Beteiligungsgesellschaft GmbH
Solonia Sonnenschutz GmbH
Solonia Aluminum GmbH

ISLE OF MAN

Citadel Insurance Company Limited (company number 30246)

SCOTTISH

Premier Brands Exports Limited (company number 96054)
Premier Brands Overseas Limited (company number 96053)
Premier Food Limited (company number 105098)
Somniculous No.1 Limited (company number 78060)
Somniculous No.2 Limited (company number 79694)

DUTCH

Formwood Ceilings BV
Formwood Holdings BV
Luxrite BV
Hillsdown International Finance B.V.

SPAIN

MBM Spain S.A.

FRENCH

Hillsdown SA
Hillsdown Paris SA

Favols Industrie SA
SCI du Verger

SWITZERLAND

Confitech AG

UNITED STATES OF AMERICA

Hillsdown Seafoods Inc

GIBRALTAR

Abco Holdings Limited
Pall Mall Limited

                                   SCHEDULE 7
                                STRUCTURE CHART

                               [STRUCTURE CHART]

                      [HILLSDOWN INTERNATIONAL FLOW CHART]

                                   SCHEDULE 8
     FINANCIAL UNDERTAKINGS, MARGIN AND COMMITMENT COMMISSION ADJUSTMENT AND
                                ACCOUNTING TERMS

1     FINANCIAL UNDERTAKINGS:

      Newco 2 undertakes with each of the Finance Parties that, throughout the Finance Period, it will ensure that:

1.1   Total Net Interest Cover:

      The ratio of Consolidated EBITDA to Consolidated Net Interest Charges in respect of each period set out in column A and measured at the last day of the last month in such period shall be not less than the ratio set out in column B:

                       A                                   B
        Period of 12 months ending on:
---------------------------------------------------     -------
30 June 2002                                            1.85:1
30 September 2002                                       1.85:1
31 December 2002                                        1.85:1
31 March 2003                                           1.85:1
30 June 2003                                            1.90:1
30 September 2003                                       1.90:1
31 December 2003                                        2.00:1
31 March 2004                                           2.00:1
30 June 2004                                            2.25:1
30 September 2004                                       2.25:1
31 December 2004                                        2.40:1
31 March 2005                                           2.40:1
30 June 2005                                            2.50:1
30 September 2005                                       2.50:1
31 December 2005                                        2.60:1
31 March 2006                                           2.60:1
30 June 2006                                            2.75:1
30 September 2006                                       2.75:1
31 December 2006                                        3.00:1
31 March 2007                                           3.00:1
30 June 2007                                            3.20:1
30 September 2007                                       3.20:1
31 December 2007                                        3.50:1
31 March 2008                                           3.50:1
30 June 2008                                            3.75:1
30 September 2008                                       3.75:1
and thereafter (on a rolling 12 month basis, at the
 end of each Quarter)                                   3.75:1

1.2   Consolidated Fixed Charge Cover Ratio:

      The Consolidated Fixed Charge Cover Ratio in respect of each period set out in column A and measured at the last day of the last month in such period shall not be less than the ratio set out in column B:

                     A                              B

Period of 12 months ending on:

30 June 2002                                     1.00:1

and thereafter (on a rolling 12 month basis,
on each 30 June and 31 December)                 1.00:1

1.3   Total Net Debt to Consolidated EBITDA:

      The ratio of the Total Net Debt as at the end of, to Consolidated EBITDA in respect of, each period set out in column A and measured at the last day of the last month in such period shall not be greater than the ratio set out in column B:

                     A                            B
--------------------------------------------   ------
Period of 12 months ending on:

30 June 2002                                   5.60:1
30 September 2002                              5.60:1
31 December 2002                               5.60:1
31 March 2003                                  5.60:1
30 June 2003                                   5.20:1
30 September 2003                              5.20:1
31 December 2003                               4.65:1
31 March 2004                                  4.65:1
30 June 2004                                   4.30:1
30 September 2004                              4.30:1
31 December 2004                               3.90:1
31 March 2005                                  3.90:1
30 June 2005                                   3.65:1
30 September 2005                              3.65:1
31 December 2005                               3.30:1
31 March 2006                                  3.30:1
30 June 2006                                   3.00:1
30 September 2006                              3.00:1
and thereafter (on a rolling 12 month basis,
at the end of each Quarter)                    3.00:1

1.4   Maximum Capital Expenditure:

      It will not, and will procure that no other member of the Group will, undertake any, or enter into any financial commitments with respect to, Capital Expenditure in any financial year if the total Capital Expenditure of all members of the Group in such financial year would exceed the Budgeted Capital

      Expenditure for such financial year but so that, during the Finance Period, Newco 2 can incur additional Capital Expenditure which is not otherwise permitted under this paragraph 1.4 not exceeding, in aggregate, (pound)10,000,000 (or its equivalent at the date of expenditure).

2     MARGIN AND COMMITMENT COMMISSION REDUCTION

2.1 At all times during the period of six months from the Second Effective Date, the Margin in respect of Facility A and the Working Capital Facility (the "VARIABLE MARGIN") shall be 2.25 per cent. per annum and the Commitment Commission Rate in respect of the Working Capital Facility (the "VARIABLE COMMITMENT COMMISSION RATE") shall be 0.75 per cent. per annum.

2.2 Thereafter, the Variable Margin shall be 2.25 per cent. per annum and the Variable Commitment Commission Rate shall be 0.75 per cent. per annum unless the reduction criteria set out below are satisfied in the most recent compliance certificate delivered under clause 10.1(b)(iii) or (iv) as referred to in paragraph 2.4, in which case the Variable Margin and the Variable Commitment Commission Rate shall be reduced to the levels indicated below with effect from the date upon which such certificate is delivered to the Agent.

                                                                                                 VARIABLE COMMITMENT
           TOTAL NET DEBT: CONSOLIDATED                      VARIABLE MARGIN TO BE REDUCED      COMMISSION RATE TO BE
                      EBITDA                                        TO (% PER ANNUM)           REDUCED TO (% PER ANNUM)
--------------------------------------------------           -----------------------------     ------------------------
Greater than or equal to 4.5:1                                            2.25                      0.75
Greater than or equal to 4.0:1 but less than 4.5:1                        2.00                      0.625
Greater than or equal to 3.5:1 but less than 4:1                          1.75                      0.50
Greater than or equal to 3.0:1 but less than 3.5:1                        1.50                      0.375
       less than 3.0:1                                                    1.25                      0.25

2.3 The Margin in respect of Facility B shall at all times be 2.75 per cent. per annum.

2.4 For the purpose of this paragraph 2, the ratio of Total Net Debt to Consolidated EBITDA shall be tested by reference to the most recent compliance certificate delivered to the Agent pursuant to clause 10.1(b)(iii) or (iv) as the case may be. However, if on any day, Newco 2 has failed to deliver to the Agent under clause 10.1(b) the relevant consolidated accounts of the Group and the related compliance certificate in respect of any financial year end or, as the case may be, Quarter and such failure is continuing, the Variable Margin and the Variable Commitment Commission Rate for such day shall not be subject to any reduction pursuant to this schedule 8.

2.5 Where in any financial year the Variable Margin and the Variable Commitment Commission Rate have been reduced in respect of any day on the basis of the accounts of the Group for any Quarter and a director's compliance certificate delivered to the Agent pursuant to clause 10.1(b)(ii) and (iii) and the financial statements of the Group for that financial year and auditor's compliance report in respect of such financial year delivered pursuant to clause 10.1(b)(i) and (iv) show that such reductions should not have been made, such reductions shall be cancelled immediately and the Borrowers shall make such payments as may be necessary to put the Banks in the position they would have been had no such reductions been made.

2.6 Notwithstanding the satisfaction of the conditions set out above on any relevant reduction date, no reduction in the Variable Margin and the Variable Commitment Commission Rate then current shall occur if on such date an Event of Default has occurred and is continuing unremedied, unless and until such Event of Default has been remedied or waived by the Majority Banks, in which case the scheduled reductions shall take place. During any period that an Event of Default is continuing which has not been remedied or waived by the Majority Banks the Variable Margin shall be
      2.25 per cent. per annum and the Variable Commitment Commission Rate shall be 0.75 per cent. per annum.

3     ACCOUNTING TERMS:

      In clause 6.11 and paragraphs 1 and 2 of this schedule 8 accounting terms are used and shall be construed in accordance with the Appropriate Accounting Principles but so that:

      "ACQUISITION COSTS" means all fees, costs, expenses and Taxes incurred by any member of the Group in connection with the negotiation, preparation, execution, notarisation and registration of the Transaction Documents, the Finance Documents and the High Yield Bonds Documents and otherwise in connection with the making of the Acquisition or the Second Acquisitions or the Third Acquisitions;

      "CAPITALISED LEASE OBLIGATIONS" means, with respect to any person, any rental obligation (including, without limitation, any hire purchase payment obligation) which, under the Appropriate Accounting Principles, would be required to be treated as a Finance Lease or otherwise capitalised on the books of such person in accordance with such principles;

      "CONSOLIDATED CURRENT ASSETS" means, at any relevant time, the aggregate of the current assets of the Group at such time but excluding cash in hand or at bank and the amount of fixed asset debtors calculated on a consolidated basis which would fall to be included as current assets in a consolidated balance sheet of the Group drawn up at such time in accordance with the Appropriate Accounting Principles;

      "CONSOLIDATED CURRENT LIABILITIES" means, at any relevant time, the aggregate of the current liabilities of the Group at such time but excluding the amount of fixed asset creditors, Consolidated Net Interest Charges, Borrowed Money, Taxes, dividends and debit balances on bank accounts calculated on a consolidated basis which would fall to be included as current liabilities in a consolidated balance sheet of the Group drawn up at such time in accordance with the Appropriate Accounting Principles;

      "CONSOLIDATED EBITDA" means, in respect of any period, the consolidated trading profits, but before:

      (a)   exceptional items and extraordinary items;

      (b)   profits and losses on disposals of capital assets;

      (c)   deduction of Acquisition Costs;

      (d)   amortisation of goodwill and other intangible assets;

      (e)   depreciation;

      (f)   Consolidated Net Interest Charges and Taxes; and

      (g)   any non-cash charges and non-cash income,

      of the Group for such period and before taking into account the applicable share of any profit (except to the extent received in cash) or loss of any joint venture or associate and after deducting (to the extent otherwise included) profits (or adding back losses) attributable to minority interests in Group members, provided that for the purposes of clause 10.2(f) and the determination of compliance with the Financial Covenants in paragraphs 1.1 and 1.3 of this schedule 8 Consolidated EBITDA shall include the trading profits (adjusted as set out above in this definition) of (or attributable to) any business or assets that have been acquired by the Group pursuant to a Permitted Acquisition (including, without limitation, the Second Acquisitions), calculated on the same basis as trading profits for the Group for such period as if such acquisition had occurred on the first day of the relevant period for which Consolidated EBITDA is being calculated. For these purposes, the relevant adjusted trading profits of the business acquired pursuant to the UK Second Acquisition shall be (pound)4,280,000 for the Quarter ending 30 September 2001, (pound)7,529,000 for the Quarter ending 31 December 2001, (pound)2,754,000 for the Quarter ending 31 March 2002 and for the Quarter ending 30 June 2002 shall be the adjusted trading profits for that business for the period from the UK Second Acquisition Completion Date until the end of that Quarter divided by the number of days in that period and multiplied by 91;

      "CONSOLIDATED EXCESS CASH FLOW" means, in respect of any financial year, the amount of the Consolidated EBITDA for such financial year after (without double counting) adding:

      (i) any decrease in Consolidated Net Working Capital (excluding amortisation of upfront fees and expenses in relation to the Facilities or the Senior Subordinated Facility);

      (ii)  any receipts of cash exceptional and extraordinary items;

      (iii) any refund received on account of Taxes paid; and

      (iv) cash dividends and other similar cash payments received in respect of investments;

      and after deducting:

      (a)   Consolidated Net Interest Charges;

      (b) all repayments and prepayments (other than mandatory prepayments made pursuant to clauses 6.6, 6.10, 10.6(b) or 10.6(f)(xii) or the equivalent provisions of the Senior Subordinated Facility Agreement) of the Term Advances or the Senior Subordinated Facility Advances (and under the Working Capital Facility to the extent cancelled) made during such financial year (on the basis that for this purpose crediting moneys to a Cash Collateral Account (or a cash collateral account maintained or the purposes of the Senior Subordinated Facility Agreement) pending prepayment will be deemed to be an actual prepayment);

      (c) the principal amount of scheduled rental payments of Capitalised Lease Obligations during such financial year (whether or not actually paid);

      (d) Net Proceeds which are not yet unapplied Net Proceeds (as defined in clause 6.10(ii));

      (e) payments in respect of Capital Expenditure excluding the principal amount of Indebtedness incurred in connection with such expenditure;

      (f) any increase in Consolidated Net Working Capital (excluding amortisation of upfront fees and expenses in relation to the Facilities or the Senior Subordinated Facility);

      (g)   any payments of cash exceptional and extraordinary items;

      (h)   Taxes paid;

      (i) the amount of carry over of Budgeted Capital Expenditure into the next financial year;

      (j) the aggregate net increase (or adding back the aggregate net decrease) in all loans or credit made in cash pursuant to clause 10.6(i)(iv) or (ix);

      (k) the aggregate amount of Permitted Acquisitions made which were funded as referred to in clause 10.6(s)(B)(4);

      (l) the aggregate amount of Equity Permitted Payments and Intercompany Loan Permitted Payments made; and

      (m) the aggregate net increase (or adding back the aggregate net decrease) in all deposits required to be made in connection with Derivatives Transactions permitted under clause 10.5(a).

      The amount so produced shall be calculated (showing the calculations on which it is based) in respect of each relevant financial year by Newco 2 who shall instruct the Auditors to deliver to the Agent a statement as to the amount of the Consolidated Excess Cash Flow confirming that in all material respects the calculation has been made in accordance with the audited consolidated financial statements of the Group for such year and the provisions of this paragraph 3 of schedule 8, such Auditors' statement to be delivered to the Agent together with such audited consolidated financial statements in accordance with clause 10.1(b)(i);

      "CONSOLIDATED FIXED CHARGES" means, in respect of any period, the aggregate of:

      (a)   Consolidated Net Interest Charges in respect of such period; and

      (b)   the total amount of scheduled repayments of the Term Advances;

      "CONSOLIDATED FIXED CHARGE COVER RATIO" means, in respect of any period, the ratio of:

      (a) Consolidated EBITDA plus cash exceptional and extraordinary items received in such period less (i) the amount (if any) by which Capital Expenditure during such period exceeds the amount of any carry over of Budgeted Capital Expenditure from the previous financial year (and so that if the amount of any such carry over is greater than the amount of Capital Expenditure this sub-paragraph
            (i) shall be zero) and (ii) any amount payable (or reasonably likely to be payable) in respect of Taxes during such period (or in respect of any prior period (to the extent not previously taken into account in determining the Consolidated Fixed Charge Cover Ratio)) and (iii) cash exceptional and extraordinary items paid during such period; to

      (b)   Consolidated Fixed Charges for such period;

      "CONSOLIDATED NET INTEREST CHARGES" means, in respect of a period, the aggregate (calculated on a consolidated basis) of all continuing regular or periodic costs, charges and expenses incurred in effecting, servicing or maintaining any Borrowed Money of the Group (other than the Subordinated Shareholder Loans) in respect of such period (but not agency or arrangement fees) including:

      (a) cash interest, guarantee, fronting and ancillary facility fees and commitment fees on any form of such Borrowed Money accrued or paid as an obligation of any member of the Group during the period, including the interest element of Finance Leases;

      (b) the consideration given by the Group during the period by way of discount in connection with such Borrowed Money by way of acceptance credit, bill discounting or other like arrangement accrued or, as the case may be, paid in respect of such Borrowed Money; and

      (c) net payments in relation to interest rate hedging arrangements after deduction of net income in relation to interest rate hedging arrangements;

      less the amount of interest accrued or, as the case may be, paid on cash balances and Cash Equivalents of the Group during such period, provided that for the purposes of clause 10.2(f) and the determination of compliance with the Financial Covenants in paragraphs 1.1 and 1.3 of this schedule 8 Consolidated Net Interest Charges shall include all the costs, charges and expenses referred to above (less the deductions referred to above) incurred in effecting, servicing or maintaining any Borrowed Money of, or any Borrowed Money incurred by the Group for the purposes of the acquisition (including the refinancing of any Borrowed Money) of, any business or assets that have been acquired by the Group pursuant to a Permitted Acquisition (including, without limitation, the Second Acquisitions), calculated on the same basis as such costs, charges and expenses (and deductions) are calculated by the Group for such period as if such acquisition had occurred on the first day of the relevant period for which Consolidated Net Interest Charges are being calculated;

      "CONSOLIDATED NET WORKING CAPITAL" means, at any time, Consolidated Current Assets at such time less Consolidated Current Liabilities at such time; and

      "TOTAL NET DEBT" means the principal element of Indebtedness incurred by the Group in respect of all Borrowed Money (including, without limitation, pursuant to this Agreement, the Senior Subordinated Facility Agreement or the Intercompany Loan Agreement but excluding the Subordinated Shareholder Loans and interest accruing on the Target/Newco 2 Loan Agreement) net of cash and Cash Equivalents;

      Provided that no amount shall be added or deducted more than once in any definition.

                                   SCHEDULE 9
                          FORM OF ACCESSION CERTIFICATE

To: J.P. Morgan Europe Limited on its own behalf, as agent for the Banks party to the Facilities Agreement mentioned below and on behalf of the Borrowers, the Finance Parties party to, and any other parties to, the Agreement

      Attention: Steve Clark, Agency Loans Department [Date]

ACCESSION CERTIFICATE

This Accession Certificate relates to a Senior Secured Facilities Agreement (the "AGREEMENT") dated 10 August 1999 and amended and restated on [o] 2002 between, among others, the Borrowers party thereto, J.P. Morgan plc and Barclays Capital as Amendment Arrangers, J.P. Morgan Europe Limited as Agent and Security Agent, the persons whose respective names and addresses are set out in schedule 1 thereto as Banks. Terms defined in the Agreement shall have the same meaning in this Accession Certificate.

1 [_] (the "ACCEDING BORROWER") hereby requests the Agent (on behalf of itself, the Borrowers, the Finance Parties and any other parties to the Agreement) to accept this Accession Certificate as being delivered to the Agent pursuant to and for the purposes of clause 20.1 of the Agreement so as to take effect in accordance with the respective terms thereof on the date hereof.

2 The Acceding Borrower is, pursuant to this Accession Certificate, acceding to the Agreement as a Borrower in respect of [the Working Capital Facility][Ancillary Facilities] only and accordingly shall, subject to the terms of this Accession Certificate and the Agreement, become a Borrower under the Agreement.

3 The Agent (on behalf of itself, the Borrowers, the Finance Parties and any other parties to the Agreement) confirms the accession to the Agreement effected by this Accession Certificate pursuant to and for the purposes of clause 20.1 of the Agreement so as to take effect in accordance with the terms thereof.

4     The Acceding Borrower hereby:

      (a) represents and warrants to the Finance Parties in accordance with clause 9.3 of the Agreement; and

      (b) undertakes to the Agent (on behalf of itself, the Borrowers, the Finance Parties and any other parties to the Agreement) that it will perform in accordance with their terms all those obligations which by the terms of the Agreement will be assumed by it as a [Working Capital Borrower] [Ancillary Facilities Borrower] after acceptance of this Accession Certificate by the Agent.

5 This Accession Certificate is intended to take effect as a Deed notwithstanding that the Agent may execute it under hand only.

6 This Accession Certificate and the rights and obligations of the parties hereunder shall be governed by and construed in accordance with English law and clauses 22.2 and 22.3 of the Agreement are incorporated herein by reference.

IN WITNESS whereof this Accession Certificate has been entered into as a Deed on the date above.

The Acceding Borrower

[EXECUTION PARTICULARS -
SUBSIDIARY TO EXECUTE AS A DEED]

The Agent

By:
___________________________

on its own behalf and on behalf of the Borrowers, the Finance Parties and all other parties to the Agreement. Schedule 1

                                   SCHEDULE 10
                         FORM OF DIRECTOR'S CERTIFICATE
                                 [Not restated]

                                  SCHEDULE 11
                         FORM OF ANNUAL AUDITOR'S REPORT

To:   J.P. Morgan Europe Limited
      Trinity Tower
      9 Thomas More Street
      London E1 9YT

Attention: Steve Clark, Agency Loans Department                           [Date]

Dear Sirs

      SECURED CREDIT FACILITIES AGREEMENT DATED 10 AUGUST 1999 AND AMENDED AND RESTATED ON [_] 2002 (AS FROM TIME TO TIME FURTHER AMENDED, VARIED, EXTENDED, RESTATED OR REPLACED (THE "FACILITIES AGREEMENT")

We refer to the Facilities Agreement and deliver this Certificate in respect of the financial year ended [ ] pursuant to clause 10.1(b)(iv) thereof. Terms defined in the Facilities Agreement shall have the same meaning when used in this Certificate.

1 We confirm that on or as of the last day of the financial year ending [ ], as determined by reference to the audited accounts of the Group in respect of such financial year:

      (a) The ratio of Consolidated EBITDA to Consolidated Net Interest Charges for such financial year was [ ];

      (b) The Consolidated Fixed Charge Cover Ratio for such financial year was [ ];

      (c) The ratio of Total Net Debt to Consolidated EBITDA for such financial year was [ ]; and

      (d)   Capital Expenditure during such financial year was [ ].

Based on the above, we confirm that Newco 2 was in compliance with the Financial Covenants [or, if not, indicate the extent of any non-compliance] as at the end of such financial year.

2 We confirm that, as determined by reference to the audited accounts of the Group in respect of such financial year, on or as of the last day of the financial year ending [ ]:

      (a) the pro forma Consolidated EBITDA of the Charging Group (measured as if references in the definition of Consolidated EBITDA to the "Group" were references to the "Charging Group") constitutes [95 per cent. or more] of the Consolidated EBITDA of the Group;

      (b) the pro forma consolidated turnover of the member of the Charging Group constitutes [95 per cent. or more] of the consolidated turnover of the Group; and

      (c) the pro forma consolidated total assets of the members of the Charging Group constitute [95 per cent. or more] of the consolidated total assets of the Group,

      in each case tested on a rolling 12 months basis and therefore that Newco 2 was in compliance with the undertaking set out in clause 10.1(f)(ii) as at [ ].

3 We confirm that, as determined by reference to the audited accounts of the Group in respect of the financial year ending [ ], on or as of the last day of such financial year, the members of the Group which were Material Entities within the meanings of sub-paragraph (c)(i), (ii), (iii) or (iv) of the definition of "Material Entity" were: [ ]

                              For and on behalf of
                               [Name of Auditors]

                         ______________________________

                                  SCHEDULE 12
               TERMS OF INDEMNITY IN RELATION TO LETTERS OF CREDIT

1     (a)   Each relevant Working Capital Borrower hereby unconditionally and irrevocably agrees and undertakes to the Fronting Bank, subject to negligence or wilful default by the Fronting Bank in its capacity of Fronting Bank, that it will at all times indemnify the Fronting Bank on demand of the Agent and keep the Fronting Bank indemnified on demand of the Agent from and against all actions, suits, proceedings, claims, demands, liabilities, damages, costs or reasonable expenses, losses and reasonable charges whatsoever in relation to or arising out of any utilisation of the Working Capital
            Facility by the issue of Letters of Credit and the relevant Working
            Capital Borrower will pay to the Agent for account of the Fronting
            Bank the amount of all payments made (whether directly or by way of set-off, counterclaim or otherwise howsoever) (other than any such cost or loss caused by or arising from the gross negligence or wilful default of such Fronting Bank) and all losses, costs or expenses suffered or incurred from time to time by the Fronting
            Bank, by reason or in consequence of its incurring a liability under any utilisation of the Working Capital Facility by the issue of Letters of Credit and any of the aforesaid indemnities relating thereto (other than any such cost, loss or expense caused by or arising from the gross negligence or wilful default of such Fronting
            Bank).

      (b) The liability of the relevant Working Capital Facility Borrower under this indemnity shall not be discharged, lessened or impaired by any time being given or by anything being done by the Fronting Bank.

2 Each relevant Working Capital Borrower specifically releases and indemnifies the Fronting Bank from and against the consequences of the Fronting Bank's failure and/or the failure of any other person to receive any telex, facsimile or telephone message in a form in which it was despatched and from and against the consequences of any delay that may occur during the course of the transmission of any such message.

3 The obligations of each relevant Working Capital Borrower hereunder and under each document executed pursuant to or in relation to this Agreement shall not be in any way discharged or impaired by reason of any time or other indulgence which may be granted (a) to the Fronting Bank by any beneficiary of any utilisation of the Working Capital Facility by the issue of Letters of Credit or (b) by the Fronting Bank to any person from whom it may seek reimbursement in respect of sums paid out by it under any utilisation of the Working Capital Facility or any other obligation pursuant thereto or pursuant to this Agreement, as the case may be; by any variation of any underlying agreement, this Agreement or any such document; nor by any circumstance which would or might (but for this provision) constitute a legal or equitable discharge or defence of the relevant Working Capital Borrower.

4 The Fronting Bank may, at any time, without thereby discharging, impairing or otherwise affecting any security created by, pursuant to or in relation to this Agreement or the rights, powers and remedies conferred upon it by this

      Agreement, any such security or by law, (a) offer or agree to or enter into agreement for the extension or variation of any utilisation of the Working Capital Facility by the issue of Letters of Credit or (b) offer to give or agree to give any time or other indulgence in relation to any sums paid out by it under any utilisation of the Working Capital Facility by the issue of Letters of Credit, any obligation pursuant thereto or any other obligation pursuant to this Agreement.

5 Any rights conferred on the Fronting Bank by this Agreement and by each document executed pursuant to or in relation to this Agreement shall be in addition to and not in substitution for or derogation of any other rights which the Fronting Bank may at any time have to seek from any relevant Working Capital Borrower or any other person, reimbursement of or indemnification against payments made or liabilities incurred under any utilisation of the Working Capital Facility by the issue of Letters of Credit, any obligation pursuant thereto or any other obligation pursuant to this Agreement.

6 Any satisfaction of obligations by any relevant Working Capital Facility Borrower or any other person to the Fronting Bank or any discharge given by the Fronting Bank to any relevant Working Capital Borrower or any other person in respect of obligations hereunder or related hereto or any other agreement reached between the Fronting Bank and any relevant Working Capital Borrower or any other person in relation thereto shall be, and be deemed always to have been, void if any act satisfying any of the said obligations or on the faith of which any such discharge was given or any such arrangement was entered into is subsequently avoided by or in pursuance of any provision of law (otherwise than as a result of any act or default by the Fronting Bank).

7 For the purposes of this Agreement, a utilisation of the Working Capital Facility by the issue of Letters of Credit shall be considered to be outstanding until the earliest of (a) the date of return of the document evidencing the Fronting Bank's liability to the relevant beneficiary under such utilisation of the Working Capital Facility to the Fronting Bank, (b) the expiry date referred to in that document (being the latest date by which the beneficiary thereof shall be entitled to make a demand of the Fronting Bank thereunder) and (c) the date on which all liabilities referred to in that utilisation of the Working Capital Facility have been discharged or cash collateralised in full.

8     Each relevant Working Capital Borrower hereby confirms and agrees that:

      (a) the Fronting Bank shall be entitled and bound to make any payment requested or demanded in writing by any beneficiary under any utilisation of the Working Capital Facility by the issue of Letters of Credit which are valid on their face and appears to comply with the terms thereof regardless of whether or not the relevant Group debtor shall be in any way in breach of any of its obligations under or by virtue of the transaction to which that utilisation of the Working Capital Facility by the issue of Letters of Credit refers and without making any investigation as to the bona fide nature, validity or genuineness of any such request or demand (unless, under applicable law, the Fronting Bank is under no obligation to make such payment); and

      (b) the liability of any relevant Working Capital Borrower hereunder and the right and obligation of the Fronting Bank to make such payment shall be in no way diminished or prejudiced if it should appear that, as between the relevant Group debtor and that beneficiary, that beneficiary was not entitled for whatever reason to demand payment under such utilisation of the Working Capital Facility by the issue of Letters of Credit or that such demand was not valid or genuine (subject as mentioned in paragraph 8(a) above).

                                  SCHEDULE 13
                                     PART A
                                 [NOT RESTATED]

                                     PART B
                                 [NOT RESTATED]

                                  SCHEDULE 14
                                HICKS MUSE'S FEES

1 Fees due and payable pursuant a monitoring and oversight agreement dated 10 August 1999 by and between Newco 2 and Hicks, Muse & Co. Partners, L.P., a Texas limited partnership ("HMCo") (in such form, the "MONITORING AGREEMENT"), in the amount of an annual monitoring fee of (pound)1,170,000 which monitoring fee shall be adjusted on January 1 of each calendar year to an annual amount equal to (A) the budgeted consolidated annual net sales of Newco 2 and its Subsidiaries for the then current fiscal year, multiplied by (B) 0.1%; provided however, that the monitoring fee shall never be less than (pound)1,170,000.

2 Pro rata share of Allocable Expenditures reimbursed by Newco 2 pursuant to that certain Monitoring Agreement. Allocable Expenditures being defined as all variable, fixed and other costs, expenses, expenditures, charges or obligations (including without limitation letters of credit, deposits, etc.) that are related to assets utilized, services provided, or programs administered by HMCo or its affiliates in connection with the performance by HMCo of financial oversight and monitoring services on behalf of Newco 2 and other participating acquired companies, including without limitation corporate airplanes, charitable contributions, retainers for lobbyists and other professionals, and premiums and finance charges for director and officer insurance maintained for representatives of HMCo or its affiliates.

3 Fees due and payable pursuant a financial advisory agreement dated 10 August 1999 between Newco 2 and HMCo (in such form, the "ADVISORY AGREEMENT") constituting a financial advisor fee for HMCo in the amount of (pound)9,633,000.

4 Fees due and payable pursuant to the Advisory Agreement constituting compensation for HMCo's financial advisory, investment banking and other similar services rendered in connection with any "Subsequent Transaction" in the amount of a cash fee equal to 1.5% of the total value of the Subsequent Transaction, including, without limitation, the aggregate amount of the funds required to complete the SubsequentTransactions (excluding any fees payable pursuant to the Advisory Agreement with respect to Subsequent Transactions) including the amount of the indebtedness, preferred stock or similar items assumed (or remaining outstanding). "SUBSEQUENT TRANSACTION" means, collectively, any future proposals for a tender offer, acquisition, sale, merger, exchange, offer, recapitalization, restructuring or other similar transaction directly or indirectly involving Newco 2, or any of its Subsidiaries, and any other person or entity.

Reimbursement of reasonable disbursements and out-of-pocket expenses (including fees and disbursements of counsel) incurred by HMCo pursuant to the Financial Advisory Agreement.

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                                  SCHEDULE 15
                              OTHER FINANCE PARTIES

J.P. Morgan plc as Original Arranger

JPMorgan Chase Bank as Original Underwriter

Deutsche Banc. Alec Brown Incorporated (or its successor) as Original Arranger

Salomon Brothers International Limited as Original Arranger

Bankers Trust Company (or its successor) as Original Underwriter and Documentation Agent

Citibank N.A. as Original Underwriter

      [EXECUTION PARTICULARS NOT RESTATED]